Execution Version

Exhibit 10.1

CREDIT AGREEMENT

dated as of June 18, 2014

among

Memorial Resource Development Corp.,

as Borrower,

Bank of America, N.A.,

as Administrative Agent,

Citibank, N.A.,

as Syndication Agent,

JPMorgan Chase Bank, N.A., BMO Harris Bank, N.A., Comerica Bank,

Credit Agricole Corporate and Investment Bank, Natixis, Union Bank, N.A.,

and Wells Fargo Bank, National Association,

as Co-Documentation Agents

and

the Lenders party hereto

Merrill Lynch, Pierce, Fenner & Smith Incorporated,

Sole Lead Arranger and Sole Bookrunner

i

ANNEXES, EXHIBITS AND SCHEDULES

Annex I	—	List of Maximum Credit Amounts and Elected Commitments
Exhibit A	—	Form of Note
Exhibit B	—	Form of Borrowing Request Notice
Exhibit C	—	Form of Interest Election Request Notice
Exhibit D	—	Form of Compliance Certificate
Exhibit E-1	—	Security Instruments as of the Effective Date
Exhibit E-2	—	Form of Guaranty Agreement
Exhibit E-3	—	Form of Initial Security Agreement
Exhibit E-4	—	Form of Amended and Restated Security Agreement
Exhibit F	—	Form of Assignment and Assumption
Exhibit G-1	—	Form of U.S. Tax Compliance Certificate (Foreign Lenders; not partnerships)
Exhibit G-2	—	Form of U.S. Tax Compliance Certificate (Foreign Participants; not partnerships)
Exhibit G-3	—	Form of U.S. Tax Compliance Certificate (Foreign Participants; partnerships)
Exhibit G-4	—	Form of U.S. Tax Compliance Certificate (Foreign Lenders; partnerships)
Exhibit H	—	Form of Elected Commitment Increase Certificate
Exhibit I	—	Form of Additional Lender Certificate

Schedule 6.01	—	Summary of Effective Date Transactions
Schedule 7.05	—	Litigation
Schedule 7.06	—	Environmental Matters
Schedule 7.14	—	Loan Parties and Subsidiaries
Schedule 7.18	—	Gas Imbalances
Schedule 7.19	—	Marketing Contracts
Schedule 7.20	—	Swap Agreements
Schedule 9.05	—	Existing Investments
Schedule 9.14	—	Affiliate Transactions

v

THIS CREDIT AGREEMENT dated as of June 18, 2014, is among: Memorial Resource Development Corp., a corporation duly formed and existing under the laws of the State of Delaware (the “Borrower”); each of the Lenders from time to time party hereto; Bank of America, N.A. (in its individual capacity, “BAML”), as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”); Citibank, N.A., as syndication agent for the Lenders (in such capacity, together with its successors in such capacity, the “Syndication Agent”); and JPMorgan Chase Bank, N.A., BMO Harris Bank, N.A., Comerica Bank, Credit Agricole Corporate and Investment Bank, Natixis, Union Bank, N.A., and Wells Fargo Bank, National Association, as co-documentation agents for the Lenders (collectively, in such capacity, together with their respective successors in such capacity, the “Documentation Agents”).

R E C I T A L S

A. The Borrower has requested that the Lenders provide certain loans to and extensions of credit on behalf of the Borrower.

B. The Lenders have agreed to make such loans and extensions of credit subject to the terms and conditions of this Agreement.

C. In consideration of the mutual covenants and agreements herein contained and of the loans, extensions of credit and commitments hereinafter referred to, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING MATTERS

Section 1.01 Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.

Section 1.02 Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, means that such Loan is, or the Loans comprising such Borrowing are, bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means one or more acquisitions by Loan Parties of certain oil, gas and mineral Properties.

“Act” has the meaning assigned such term in Section 12.15.

“Additional Lender” has the meaning assigned to such term in Section 2.06(c)(i).

“Additional Lender Certificate” has the meaning assigned to such term in Section 2.06(c)(ii)(G).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the LIBO Rate for such Interest Period multiplied by the Statutory Reserve Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Loans” has the meaning assigned such term in Section 5.05.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Affiliated” shall have the correlative meaning thereto.

“Affiliated Acquisition” means any Acquisition pursuant to which a Loan Party will directly or indirectly acquire Oil and Gas Properties from an Affiliate of the Borrower (other than a Loan Party).

“Agency Fee Letter” means, collectively, that certain fee letter agreement dated as of April 15, 2014 among BAML, Arranger and the Borrower, as the same may from time to time be amended, modified, supplemented or restated, and any another letter agreement regarding fees entered into from time to time between or among the Borrower, the Arranger, any Agent and/or any Lenders.

“Agents” means, collectively, the Administrative Agent, the Syndication Agent and the Documentation Agents; and “Agent” shall mean either the Administrative Agent, the Syndication Agent or any Documentation Agent, as the context requires.

“Aggregate Elected Commitment Amount” at any time shall equal the sum of the Elected Commitments, as the same may be increased, reduced or terminated pursuant to Section 2.06(b) or Section 2.06(c). As of the Effective Date, the Aggregate Elected Commitment Amount is $725,000,000.

“Aggregate Maximum Credit Amount” at any time shall equal the sum of the Maximum Credit Amounts, as the same may be reduced or terminated pursuant to Section 2.06. As of the Effective Date, the Aggregate Maximum Credit Amount is $2,000,000,000.

“Agreement” means this Credit Agreement, as the same may from time to time be amended, modified, supplemented or restated.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, solely for purposes of determining the Alternate Base Rate, the Adjusted LIBO Rate for any day shall be based on the rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which dollar deposits of $5,000,000 with a one month maturity are offered by the principal London office of the Administrative Agent in immediately available funds to major banks in the London interbank market at approximately 11:00 a.m., London time, on such day (or the immediately preceding Business Day if such day is not a day on which banks are open for dealings in dollar deposits in the London interbank market). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Amended and Restated Security Agreement” means an Amended and Restated Pledge and Security Agreement among the Borrower, the Guarantors and the Administrative Agent in substantially the form of Exhibit E-4 (or otherwise in form and substance reasonably acceptable to the Administrative Agent) granting Liens and a security interest on the Borrower’s and Guarantors’ personal property constituting Collateral (as defined therein and including, without limitation, Equity Interests in Restricted Subsidiaries) in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Indebtedness, as the same may be further amended, modified, supplemented or restated from time to time.

“Applicable Margin” means, for any day, with respect to any ABR Loan, LIBOR Market Index Loan or Eurodollar Loan, or with respect to the Commitment Fee Rate, as the case may be, the rate per annum set forth in the Total Commitments Utilization Grid below based upon the Total Commitments Utilization Percentage then in effect:

Total Commitments Utilization Grid
Total Commitments Utilization Percentage	<25%	≥25% <50%	≥50% <75%	≥75% <90%	≥90%
Eurodollar Loans	1.500%	1.750%	2.000%	2.250%	2.500%
LIBOR Market Index Loans	1.500%	1.750%	2.000%	2.250%	2.500%
ABR Loans	0.500%	0.750%	1.000%	1.250%	1.500%
Commitment Fee Rate	0.375%	0.375%	0.375%	0.500%	0.500%

Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change; provided that if at any time the Borrower fails to deliver a Reserve Report pursuant to Section 8.12 and such failure continues for more than 10 Business Days from the date when such Reserve Report is due, then the “Applicable Margin” means the rate per annum set forth on the grid when the Total Commitments Utilization Percentage is at its highest level until such Reserve Report is delivered.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Elected Commitment Amount represented by such Lender’s Elected Commitment as such percentage is set forth on Annex I; provided that in the case of Section 2.09 when a Defaulting Lender shall exist, “Applicable Percentage” as used in such Section 2.09 shall mean the percentage of the Aggregate Elected Commitment Amount (disregarding any Defaulting Lender’s Elected Commitment) represented by such Lender’s Elected Commitment.

“Appointed Directors” means members of the board of directors of the Borrower (a) that were appointed or nominated by any NGP Party, (b) whose election or nomination to such board was approved by individuals referred to in clause (a) above constituting at the time of such election or nomination at least a majority of such board, or (c) whose election or nomination to such board was approved by individuals referred to in clauses (a) and (b) above constituting at the time of such election or nomination at least a majority of that board.

“Approved Counterparty” means (i) any Lender or any Affiliate of a Lender or (ii) any other Person whose long term senior unsecured debt rating is BBB+/Baa1 by S&P or Moody’s (or their equivalent) or higher.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Petroleum Engineers” means (a) Netherland, Sewell & Associates, Inc., (b) Ryder Scott Company Petroleum Consultants, L.P., (c) W.D. Von Gonten & Co. Petroleum Engineering, (d) Cawley, Gillespie & Associates, Inc., (e) Miller and Lents, Ltd., and (f) any other independent petroleum engineers reasonably acceptable to the Administrative Agent.

“Arranger” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as the sole lead arranger and sole bookrunner hereunder.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.04(b)), and accepted by the Administrative Agent, in the form of Exhibit F or any other form (including electronic documentation generated by use of an electronic platform or electronic transmission system) approved by the Administrative Agent.

“Availability” means, at any time, (a) the then effective total Commitments minus (b) the total Revolving Credit Exposures.

“Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.

“Bank Products” means any of the following bank or cash management services: (a) commercial credit or debit cards, (b) stored value cards, and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, electronic funds transfer, return items, overdrafts and interstate depository network services) and other cash management arrangements.

“Bank Products Provider” means any Lender or Affiliate of a Lender that provides Bank Products to the Borrower or any Guarantor; in its capacity as a provider of such Bank Products.

“Benefitting Guarantor” means a Guarantor for which funds or other support are required for such Guarantor to constitute an Eligible Contract Participant.

“Black Diamond” means Black Diamond Minerals, LLC, a Delaware limited liability company.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Borrower IPO” means the initial public offering of Equity Interests of the Borrower on NASDAQ.

“Borrower Materials” has the meaning assigned such term in Section 12.01(d).

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means at any time an amount equal to the amount determined in accordance with Section 2.07, as the same may be adjusted from time to time pursuant to Section 8.13(c).

“Borrowing Base Deficiency” occurs if at any time the total Revolving Credit Exposures exceeds the Borrowing Base then in effect. For the sole purpose of determining whether a Borrowing Base Deficiency exists at a particular time, the amount of Revolving Credit Exposures at such time shall be reduced on a dollar for dollar basis by the amount of cash collateral held at such time by the Administrative Agent on behalf of the Lenders as provided in Section 2.08(j), solely to the extent such cash collateral was deposited pursuant to Section 3.04(c).

“Borrowing Base Value” means, with respect to any Oil and Gas Property of the Borrower or a Guarantor, or any Swap Agreement in respect of commodities, the value the Administrative Agent attributed to such asset in connection with the most recent determination of the Borrowing Base (which Borrowing Base was approved by the requisite Lenders in accordance with Section 2.07).

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Borrowing Request Notice” means a notice of Borrowing Request, which shall be substantially in the form of Exhibit B (or such other form as may be approved by the Administrative Agent including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Houston, Texas are authorized or required by law to remain closed; and if such day relates to a Borrowing or continuation of, a payment or prepayment of principal of or interest on, or a conversion of or into, or the Interest Period for, a

Eurodollar Loan or a notice by the Borrower with respect to any such Borrowing or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which banks are open for dealings in dollar deposits in the London interbank market.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable for the payment of rent thereunder.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Borrower or any of any other Loan Party having a fair market value in excess of $25,000,000.

“Change in Control” means the occurrence of any of the following:

(a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), other than any NGP Party, of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower;

(b) the members of the board of directors of the Borrower that are not Appointed Directors shall constitute a majority of the board of directors of the Borrower; or

(c) the Borrower or a Guarantor ceases to own 100% of the Equity Interests of each Restricted Subsidiary.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 5.01(b)), by any Lending Office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) modified from time to time pursuant to Section 2.06 and (b) modified from time to time pursuant to assignments by or to such Lender pursuant to Section 12.04(b). The amount representing each Lender’s Commitment shall at any time be the least of (i) such Lender’s Maximum Credit Amount, (ii) such Lender’s Applicable Percentage of the then effective Borrowing Base and (iii) such Lender’s Elected Commitment.

“Commitment Fee Rate” has the meaning set forth in the definition of “Applicable Margin”.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, and any regulations promulgated thereunder.

“Consolidated EBITDAX” means, with respect to the Borrower and the Consolidated Restricted Subsidiaries, for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) interest expense (including realized and unrealized losses on interest rate derivative contracts); (b) income tax expense; (c) depreciation, depletion and amortization expense; (d) impairment of goodwill and long-lived assets (including Oil and Gas Properties); (e) accretion of asset retirement obligations; (f) unrealized losses on commodity derivative contracts; (g) realized losses upon the early termination or other monetization of commodity derivative contracts; (h) losses on sale of assets; (i) noncash unit-based compensation expenses; (j) exploration costs; and (k) fees and expenses expensed and paid in cash in connection with any registered offering of Equity Interests in the Borrower, including the Borrower IPO; minus, without duplication and to the extent included in the statement of such Consolidated Net Income for such period, the sum of interest income (including realized and unrealized gains on interest rate derivative contracts); income tax benefit; unrealized gains on commodity derivative contracts; realized gains upon the early termination or other monetization of commodity derivative contracts; and gains on sales of assets. For the purposes of calculating Consolidated EBITDAX for any Rolling Period in connection with any determination of the financial ratio contained in Section 9.01(a), if during such Rolling Period, the Borrower or any Consolidated Restricted Subsidiary shall have made a Material Disposition or Material Acquisition, the Consolidated EBITDAX for such Rolling Period shall be calculated after giving pro forma effect thereto as if such Material Disposition or Material Acquisition, as applicable, occurred on the first day of such Rolling Period.

“Consolidated Net Income” means, with respect to the Borrower and the Consolidated Restricted Subsidiaries, for any period, the aggregate of the net income (or loss) of the Borrower and the Consolidated Restricted Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which the Borrower or any Consolidated Restricted Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Borrower and the Consolidated Restricted Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Borrower or to a Consolidated Restricted Subsidiary, as the case may be; (b) the net income (but not loss) during such period of any

Consolidated Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Restricted Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Restricted Subsidiary or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (c) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (d) any extraordinary gains or losses during such period; and (e) any gains or losses attributable to writeups or writedowns of assets, including ceiling test writedowns.

“Consolidated Net Interest Expense” means, with respect to the Borrower and the Consolidated Restricted Subsidiaries, for any period, the difference between (a) the sum of (i) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and the Consolidated Restricted Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (ii) the portion of rent expense of the Borrower and the Consolidated Restricted Subsidiaries with respect to such period under Capital Leases that is treated as interest in accordance with GAAP and (b) the sum of (i) interest income actually received in cash by the Borrower and the Consolidated Restricted Subsidiaries and (ii) net amounts of realized cash on interest rate Swap Agreements, in the case of (a) and (b), for such period.

“Consolidated Restricted Subsidiaries” means Restricted Subsidiaries (other than MEMP GP) that are Consolidated Subsidiaries.

“Consolidated Subsidiaries” means each Subsidiary of the Borrower (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Borrower in accordance with GAAP.

“Consolidated Unrestricted Subsidiaries” means (a) MEMP GP or (b) MEMP and any other Unrestricted Subsidiaries that are Consolidated Subsidiaries.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person (other than as a limited partner of such other Person) will be deemed to “control” such other Person. “Controlling” and “Controlled” have meanings correlative thereto.

“Debt” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services; (d) all obligations under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others and, to the extent entered into as a means of providing credit support for the obligations of others and not primarily to enable such Person to acquire any such Property, all obligations or undertakings of such Person to purchase the Debt or Property of others; (i) obligations to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements in the ordinary course of business; (j) obligations to pay for goods or services even if such goods or services are not actually received or utilized by such Person; (k) any Debt (as defined in the other clauses of this definition) of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (l) Disqualified Capital Stock; and (m) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP. Notwithstanding anything to the contrary, neither direct nor indirect obligations of a Person in respect of Swap Agreements shall constitute Debt.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Loan Party any other amount required to be paid by it hereunder; (b) has notified the Borrower or any Loan Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit; (c) has failed, within three Business Days after request by the Administrative Agent or a Loan Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Loan Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent; or (d) has (or whose bank holding company has) been placed into receivership, conservatorship or bankruptcy; provided that a Lender shall not become a Defaulting Lender solely as a result of the acquisition or maintenance of an ownership interest in such Lender or Person controlling such Lender or the exercise of control over a Lender or Person controlling such Lender by a Governmental Authority or an instrumentality thereof (including the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator with respect to a Lender (or a bank holding company of a lender) under the Dutch Financial Supervision Act 2007 (as amended from time to time and including any successor legislation)), so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Designated Jurisdiction” means any country or territory that is, or whose Governmental Authorities are, the subject of any Sanction.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the Maturity Date and (b) the date on which there are no Loans, LC Exposure or other obligations hereunder outstanding and all of the Commitments are terminated.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any State thereof or the District of Columbia.

“Effective Date” means the date on which the conditions specified in Section 6.01 are satisfied (or waived in accordance with Section 12.02).

“Elected Commitment” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Elected Commitment”, as the same may be increased, reduced or terminated from time to time in connection with an increase, reduction or termination of the Aggregate Elected Commitment Amount pursuant to Section 2.06(b) or Section 2.06(c).

“Elected Commitment Increase Certificate” has the meaning assigned to such term in Section 2.06(c)(ii)(F).

“Eligible Contract Participant” means an “eligible contract participant” as defined in the Commodity Exchange Act.

“Emissions Credits” means any emissions reductions credits or offsets issued, sanctioned or required by a Governmental Authority with respect to various pollutants, emissions or any other environmental attributes of any nature, including, without limitation, nitrogen oxides, carbon dioxide, sulfur oxides, volatile organic compounds, carbon monoxide, particulate matter and reactive organic gases.

“Engineering Reports” has the meaning assigned such term in Section 2.07(c)(i).

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety, the environment or the preservation or reclamation of natural resources or the management, Release or threatened Release of any Hazardous Materials, in effect in any and all jurisdictions in which the Borrower or any of the other Loan Parties is conducting or at any time has conducted business, or where any Property of the Borrower or any of the other Loan Parties is located, including, without limitation, the Oil Pollution Act of 1990, as amended (“OPA”), the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended (“RCRA”), the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements.

“Environmental Permit” means any permit, registration, license, notice, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which together with the Borrower or any other Loan Party would be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code.

“ERISA Event” means (a) a “Reportable Event” described in section 4043 of ERISA and the regulations issued thereunder, (b) the withdrawal of the Borrower, any other Loan Party or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to Section 4202 of ERISA or (f) any other event or condition which constitutes grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Eurodollar”, when used in reference to any Loan or Borrowing, means that such Loan is, or the Loans comprising such Borrowing are, bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned such term in Section 10.01.

“Excepted Liens” means: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any of the other Loan Parties or materially impair the value of such Property subject thereto; (e) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution; provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by the Borrower or any of the other Loan Parties to provide collateral to the depository institution; (f) Immaterial Title Deficiencies and easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Borrower or any of the other Loan Parties for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines and other means of ingress and egress for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair the use of such Property for the purposes of which such Property is held by the Borrower or any of the other Loan Parties or materially impair the value of such Property subject thereto; (g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business, (h) Liens in favor of the depository bank arising under documentation governing deposit accounts or in any Control Agreement (as defined in the Initial Security Agreement or Amended and Restated Security Agreement, as applicable) which Liens secure the payment of returned items, settlement item amounts, bank fees, or similar items or fees, and (i) judgment and attachment Liens not giving rise to an Event of Default; provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; provided further that (i) Liens described in clauses (a) through (e) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced and no intention to subordinate the first priority Lien granted in favor of the Administrative Agent and the Lenders is to be hereby implied or expressed by the permitted existence of such Excepted Liens and (ii) the term “Excepted Liens” shall not include any Lien securing Debt for borrowed money other than the Indebtedness.

“Excluded Swap Obligation” means, with respect to any Loan Party individually determined on a Loan Party by Loan Party basis, any Indebtedness or other obligation in respect of any Swap Agreement if, and solely to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Indebtedness or other obligation in respect of such Swap Agreement (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an Eligible Contract Participant at the time such guarantee or grant of a security interest is entered into or otherwise becomes effective with respect to, or any other time such Loan Party is by virtue of such guarantee or grant of security interest otherwise deemed to enter into, such Indebtedness or other obligation in respect of such Swap Agreement (or guarantee thereof). If such an obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such obligation that is attributable to swaps the guarantee or grant of security interest for which (or for any guarantee of which) so is or becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Guarantor hereunder or under any other Loan Document, (a) taxes imposed on (or measured by) its net income and franchise taxes (including the Texas Margin Tax) imposed on it (in lieu of income taxes), in each case, by the United States of America or such other jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower or any Guarantor is located, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 5.04(b)), any withholding tax that is imposed on amounts payable to such Foreign

Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure to comply with Section 5.03(f), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 5.03(a) or Section 5.03(c) and (d) any United States federal withholding taxes imposed by FATCA.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.

“Financial Statements” means the financial statement or statements referred to in Section 7.04(a).

“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, and (d) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funds” means, collectively, Natural Gas Partners VIII, L.P., a Delaware limited partnership, Natural Gas Partners IX, L.P., a Delaware limited partnership, NGP IX Offshore Holdings, L.P., a Delaware limited partnership, and any other fund, now or in the future, under common control with, or managed by the same management company (or its successor) as, any of the foregoing.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.05.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, rules of common law, authorization or other directive or requirement, whether now or hereinafter in effect, of any Governmental Authority.

“Guarantors” means all Material Subsidiaries other than MEMP GP and each other Person that guarantees the Indebtedness pursuant to Section 8.14(b). As of the Effective Date, the Guarantors are MRD Operating, Beta Operating Company, LLC, a Delaware limited liability company, Classic Hydrocarbons GP Co., L.L.C., a Texas limited liability company, Classic Hydrocarbons Holdings, L.P., a Texas limited partnership, Classic Operating Co. LLC, a Delaware limited liability company, Classic Hydrocarbons Operating, LLC, a Delaware limited liability company, Classic Hydrocarbons, Inc., a Delaware corporation, Craton Energy GP III, LLC, a Texas limited liability company, Craton Energy Holdings III, LP, a Texas limited partnership, WildHorse and Memorial Resource Finance Corp., a Delaware corporation.

“Guaranty Agreement” means the Guaranty Agreement executed by the Guarantors in substantially the form of Exhibit E-2 unconditionally guarantying, on a joint and several basis, payment of the Indebtedness, as the same may be amended, modified or supplemented from time to time.

“Hazardous Material” means any substance regulated or as to which liability might arise under any applicable Environmental Law including: (a) any chemical, compound, material, product, byproduct, substance or waste defined as or included in the definition or meaning of “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning or import found in any applicable Environmental Law; (b) Hydrocarbons, petroleum products, petroleum substances, natural gas, oil, oil and gas waste, crude oil, and any components, fractions, or derivatives thereof; and (c) radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, infectious or medical wastes.

“Highest Lawful Rate” means, with respect to each Lender, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Notes or on other Indebtedness under laws applicable to such Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature. Unless otherwise indicated herein, each reference to the term “Hydrocarbon Interests” shall mean Hydrocarbon Interests of the Loan Parties.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom. Unless otherwise indicated herein, each reference to the term “Hydrocarbons” shall mean Hydrocarbons of the Loan Parties.

“Immaterial Title Deficiencies” means minor defects or deficiencies in title which do not diminish more than 2% of the aggregate value of the Oil and Gas Properties evaluated in the Reserve Report used in the most recent determination of the Borrowing Base.

“Increasing Lender” has the meaning assigned such term in Section 2.06(c).

“Indebtedness” means any and all amounts owing or to be owing by the Borrower or any other Loan Party (whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising): (a) to any Agent, the Issuing Bank or any Lender under any Loan Document including, without limitation, all interest on any of the Loans (including any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any Loan Party (or could accrue but for the operation of applicable Debtor Relief Laws), whether or not such interest is allowed or allowable as a claim in any such case, proceeding or other action); (b) to any Secured Swap Provider under any Swap Agreement including any Swap Agreement in existence prior to the date hereof, but excluding any additional transactions or confirmations entered into (i) in the case of a Secured Swap Provider of the type described in clauses (a) or (b) of the definition thereof, after such Secured Swap Provider ceases to be a Lender or an Affiliate of a Lender (unless such Person becomes a Secured Swap Provider of the type described in clause (c) of the definition thereof at the time it ceased to be a Secured Swap Provider of the type described in clauses (a) or (b) of the definition thereof), or (ii) after assignment by a Secured Swap Provider to a Person who is not, at the time of such assignment, a Secured Swap Provider; (c) to any Bank Products Provider in respect of Bank Products; and (d) all renewals, extensions and/or rearrangements of any of the above; provided that solely with respect to any Guarantor that is not an Eligible Contract Participant, Excluded Swap Obligations of such Guarantor shall in any event be excluded from “Indebtedness” owing by such Guarantor.

“Indemnified Parties” means the Administrative Agent, each other Secured Party and their respective officers, directors, employees, representatives, agents, attorneys, accountants and experts.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Information” has the meaning assigned such term in Section 12.11.

“Information Memorandum” means the Confidential Information Memorandum dated April 2014 relating to the Loan Parties and the Transactions.

“Initial Reserve Report” means the Reserve Report with respect to the Borrower’s and Guarantors’ Oil & Gas Properties prepared by Netherland, Sewell & Associates, Inc. as of December 31, 2013, upon which the Lenders have relied upon in the determination of the initial Borrowing Base hereunder.

“Initial Security Agreement” means a Security Agreement among the Borrower, the Guarantors and the Administrative Agent in substantially the form of Exhibit E-3 (or otherwise in form and substance reasonably acceptable to the Administrative Agent) granting Liens and a security interest on the Borrower’s and Guarantors’ personal property constituting Collateral (as defined therein, but excluding Equity Interests in Restricted Subsidiaries) in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Indebtedness.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.04.

“Interest Election Request Notice” means a notice of Interest Election Request, which shall be substantially in the form of Exhibit C (or such other form as may be approved by the Administrative Agent including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Interest Payment Date” means (a) with respect to any ABR Loan and any LIBOR Market Index Loan, the last day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interim Redetermination” has the meaning assigned such term in Section 2.07(b).

“Interim Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.07(d).

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including, without limitation, any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Debt of, purchase or other acquisition of any other Debt or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding 90 days representing the purchase price of inventory or supplies sold by such Person in the ordinary course of business); (c) the purchase or acquisition (in one or a series of transactions) of Property of another Person that constitutes a business unit; or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Debt or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means BAML, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.08(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Commitment” at any time means $30,000,000.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lenders” means the Persons listed on Annex I, any Person that shall have become a party hereto pursuant to an Assignment and Assumption, and any Person that shall have become a party hereto as an Additional Lender pursuant to Section 2.06(c), other than, in each case, any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means, collectively, any standby letter of credit issued pursuant to this Agreement.

“Letter of Credit Agreements” means all letter of credit applications and other agreements (including any amendments, modifications or supplements thereto) submitted by the Borrower, or entered into by the Borrower, with the Issuing Bank relating to any Letter of Credit.

“LIBOR Market Index”, when used in reference to any Loan or Borrowing, means that such Loan is, or the Loans comprising such Borrowing are, bearing interest at a rate determined by reference to the LIBOR Market Index Rate.

“LIBOR Market Index Rate” means, for any day with respect to any LIBOR Market Index Loan, a rate per annum equal to the greater of: (a) 0% and (b) the rate appearing on the applicable Bloomberg screen page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time on such day (or if such day is not a Business Day, then the immediately preceding Business Day), as the rate for dollar deposits with a one-month maturity. In the event that such rate is not available at such time for any reason, then the “LIBOR Market Index Rate” with respect to such LIBOR Market Index Loan shall be the rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which dollar deposits of an amount comparable to such Loan and for a one-month maturity are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m. on such day (or if such day is not a Business Day, then the immediately preceding Business Day).

“LIBO Rate” means the greater of: (a) 0% and (b) with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on the applicable Bloomberg screen page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate (rounded upwards, if necessary, to the next 1/100 of 1%) at which dollar deposits of an amount comparable to such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds to major banks in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a deed of trust, mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations, in each case, where the effect is to secure an obligation owed to, or a claim by, a Person other than the owner of the Property. For the purposes of this Agreement, the Borrower or any other Loan Party shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.

“Liquidate,” “Liquidated” and “Liquidation” when used in reference to any Swap Agreement or any portion thereof have the correlative meanings to the term “Swap Liquidation”.

“Loan Documents” means this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit, the Agency Fee Letter, and the Security Instruments.

“Loan Parties” means the Borrower and each Restricted Subsidiary.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Majority Lenders” means, (a) at any time while no Loans or LC Exposure is outstanding, two or more Lenders having greater than fifty percent (50%) of the Aggregate Elected Commitment Amount; and (b) at any time while any Loans or LC Exposure is outstanding, two or more Lenders holding greater than fifty percent (50%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that the Elected Commitment and the principal amount of the Loans and participation interests in Letters of Credit of the Defaulting Lenders (if any) shall be excluded from the determination of Majority Lenders.

“Material Acquisition” means any acquisition of Property or series of related acquisitions of Property that involves the payment of consideration by the Borrower and the Consolidated Restricted Subsidiaries in excess of (a) $10,000,000 in the aggregate during a fiscal quarter or (b) $6,000,000 for any single acquisition or series of related acquisitions of Property.

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, Property, or condition (financial or otherwise) of the Borrower and the other Loan Parties taken as a whole, (b) the ability of the Borrower individually, or the other Loan Parties, taken as a whole, to perform any of its or their obligations under any Loan Document, (c) the validity or enforceability of any Loan Document or (d) the rights and remedies of or benefits available to the Administrative Agent, any other Agent, the Issuing Bank or any Lender under any Loan Document.

“Material Disposition” means any disposition of Property or series of related dispositions of Property that yields gross proceeds to the Borrower or any of the Consolidated Restricted Subsidiaries in excess of (a) $10,000,000 in the aggregate during a fiscal quarter or (b) $6,000,000 for any single disposition or series of related dispositions of Property.

“Material Indebtedness” means Debt (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and the other Loan Parties in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any other Loan Party in respect of any Swap Agreement at any time shall be the Swap Termination Value.

“Material Subsidiary” means, as of any date, any Domestic Subsidiary that (a) is a Restricted Subsidiary, (b) is a Wholly-Owned Subsidiary and (c) either (i) together with its Subsidiaries, owns Property having a fair market value of $10,000,000 or more, or (ii) otherwise becomes or is required to become a Guarantor pursuant to Section 8.14.

“Maturity Date” means June 18, 2019.

“Maximum Credit Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Annex I under the caption “Maximum Credit Amounts”, as the same may be (a) reduced or terminated from time to time in connection with a reduction or termination of the Aggregate Maximum Credit Amount pursuant to Section 2.06(b), (b) modified from time to time pursuant to Section 2.06(c), or (c) modified from time to time pursuant to any assignment permitted by Section 12.04(b).

“MEMP” means Memorial Production Partners LP, a Delaware limited partnership.

“MEMP GP” means Memorial Production Partners GP LLC, a Delaware limited liability company.

“MEMP GP Debt” means, with respect to MEMP GP, any Debt of MEMP constituting Debt of MEMP GP solely pursuant to clause (k) of the definition of “Debt”.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgaged Property” means any Property owned by the Borrower or any Guarantor which is subject to the Liens existing and to exist under the terms of the Security Instruments.

“MRD LLC” means Memorial Resource Development LLC, a Delaware limited liability company.

“MRD LLC Contribution” means the contribution by MRD LLC to the Borrower of all of the Equity Interests owned by MRD LLC in MEMP GP, WildHorse, MRF Corp., MRD Operating, Black Diamond, Classic Hydrocarbons Holdings, L.P., a Texas limited partnership, Classic Hydrocarbons GP Co., L.L.C., a Texas limited liability company, and Beta Operating Company, LLC, a Delaware corporation, in exchange for Equity Interests in the Borrower pursuant to the MRD LLC Contribution Agreement.

“MRD LLC Contribution Agreement” means that certain Contribution Agreement among MRD LLC, MRD Holdco LLC and the Borrower in the form attached as Exhibit 10.13 to Amendment No. 2 to Form S-1 Registration Statement filed with the SEC on May 27, 2014, as such Contribution Agreement may be amended, restated or otherwise modified from time to time to the extent permitted under this Agreement.

“MRD Operating” means MRD Operating LLC, a Delaware limited liability company.

“MRF Corp.” means Memorial Resource Finance Corp., a Delaware corporation.

“Multiemployer Plan” means a Plan which is a multiemployer plan as defined in section 3(37) or 4001 (a)(3) of ERISA.

“New Borrowing Base Notice” has the meaning assigned such term in Section 2.07(d).

“NGP Group” means the Funds, MRD Holdco LLC so long as it is Controlled by the Funds, Affiliates of any of the Funds or MRD Holdco LLC (other than the Borrower) and all NGP Portfolio Companies.

“NGP Party” means any member of the NGP Group.

“NGP Portfolio Companies” means, collectively, entities (existing and future) that participate in the energy industry and are Controlled by an NGP Party (other than the Borrower).

“Notes” means the promissory notes of the Borrower described in Section 2.02(d) and being substantially in the form of Exhibit A, together with all amendments, modifications, replacements, extensions and rearrangements thereof.

“OFAC” means the Office of Foreign Assets Control of the United States Department of Treasury.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, communitization, pooling agreements and declarations of pooled units and the units created thereby (including, without limitation, all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non US jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or Property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement and any other Loan Document.

“Participant” has the meaning set forth in Section 12.04(c)(i).

“Participant Register” has the meaning set forth in Section 12.04(c)(i).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Senior Unsecured Notes” means those notes that may be issued by the Borrower (or by any Loan Party as co-issuer); provided that (a) the Borrower shall be in pro forma compliance with all financial covenants set forth in Section 9.01 after giving effect to such issuance, (b) no Default or Event of Default shall exist or result therefrom, (c) no Borrowing Base Deficiency results from such issuance after giving effect to (i) any automatic reduction in the Borrowing Base pursuant to Section 2.07(e) and (ii) any mandatory prepayments made pursuant to Section 3.04(c), and (d) such notes shall: (i) be unsecured; (ii) not provide for any scheduled payment of principal, scheduled mandatory Redemption or scheduled sinking fund payment on or before the date that is at least 180 days following the Maturity Date in effect at the time of issuance; and (iii) contain covenants and events of default that are, taken as a whole, no more restrictive with respect to the Loan Parties than the covenants and Events of Default herein (as determined in good faith by senior management of the Borrower).

“Permitted Senior Unsecured Notes Documents” means the Permitted Senior Unsecured Notes, all guarantees thereof and all other agreements, documents or instruments executed and delivered by any Loan Party in connection with, or pursuant to, the issuance of Permitted Senior Unsecured Notes.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Toggle Notes” means the 10.00%/10.75% Senior PIK Toggle Notes due 2018 issued by MRD LLC and MRF Corp. in an aggregate principal amount of $350,000,000.

“PIK Toggle Notes Documents” means the PIK Toggle Notes, all guarantees thereof, that certain Indenture dated as of December 18, 2013 among the Borrower (as successor to MRD LLC), MRF Corp., the guarantors party thereto and U.S. Bank National Association, as trustee, as amended, supplemented or modified from time to time to the extent permitted herein, and all other agreements, documents or instruments executed and delivered by MRD LLC, MRF Corp. or any Loan Party in connection with, or pursuant to, the issuance of the PIK Toggle Notes.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, which (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, any other Loan Party or an ERISA Affiliate or (b) was at any time during the six calendar years preceding the date hereof, sponsored, maintained or contributed to by the Borrower or any other Loan Party or an ERISA Affiliate.

“Platform” has the meaning assigned such term in Section 12.01(d).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by BAML as its prime rate in effect at its principal office in Charlotte; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. Such rate is set by the Administrative Agent as a general reference rate of interest, taking into account such factors as the Administrative Agent may deem appropriate; it being understood that many of the Administrative Agent’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Administrative Agent may make various commercial or other loans at rates of interest having no relationship to such rate.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Proposed Borrowing Base” has the meaning assigned to such term in Section 2.07(c)(i).

“Proposed Borrowing Base Notice” has the meaning assigned to such term in Section 2.07(c)(ii).

“Proved Developed Non-Producing Reserves” has the meaning assigned such term in the SPE Definitions.

“Proved Reserves” has the meaning assigned such term in the SPE Definitions.

“Proved Undeveloped Reserves” has the meaning assigned such term in the SPE Definitions.

“Public Lender” has the meaning assigned such term in Section 12.01(d).

“Qualified ECP Guarantor” means, with respect to any Benefitting Guarantor, in respect of any Swap Agreement, each Loan Party that, at the time the guaranty by such Benefitting Guarantor of, or the grant by such Benefitting Guarantor of a security interest or lien securing, obligations under such Swap Agreement is entered into or becomes effective with respect to, or at any other time such Benefitting Guarantor is by virtue of such guaranty or grant of a security interest or lien otherwise deemed to enter into, such Swap Agreement, constitutes an Eligible Contract Participant and can cause such Benefitting Guarantor to qualify as an Eligible Contract Participant at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Redemption” means with respect to any Debt, the repurchase, redemption, prepayment, repayment, satisfaction and discharge or defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of any such Debt. “Redeem” has the correlative meaning thereto.

“Redetermination Date” means, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.07(d).

“Register” has the meaning assigned such term in Section 12.04(b)(iv).

“Regulation D” means Regulation D of the Board, as the same may be amended, supplemented or replaced from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective partners, directors, officers, employees, agents, trustees and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.

“Remedial Work” has the meaning assigned such term in Section 8.10(a).

“Required Lenders” means, (a) at any time while no Loan or LC Exposure is outstanding, two or more Lenders having at least sixty-six and two-thirds percent (66 2⁄3%) of the Aggregate Elected Commitment Amount; and (b) at any time while any Loan or LC Exposure is outstanding, two or more Lenders holding at least sixty-six and two-thirds percent (66 2⁄3%) of the outstanding aggregate principal amount of the Loans and participation interests in Letters of Credit (without regard to any sale by a Lender of a participation in any Loan under Section 12.04(c)); provided that the Elected Commitment and the principal amount of the Loans and participation interests in Letters of Credit of the Defaulting Lenders (if any) shall be excluded from the determination of Required Lenders.

“Reserve Report” means a report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each December 31st or June 30th (or such other date in the event of an Interim Redetermination) the oil and gas reserves attributable to the Oil and Gas Properties of the Borrower and the Guarantors, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, based upon pricing assumptions consistent with SEC reporting requirements at the time of such report and reflecting Swap Agreements in place with respect to such production.

“Resignation Effective Date” has the meaning assigned such term in Section 11.06(a).

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person and, solely for purposes of requests and notices given pursuant to Article II, any other officer of such Person so designated by any of the foregoing officers of such Person in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Borrower. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Borrower or any of the other Loan Parties, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any of the other Loan Parties or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any of the other Loan Parties.

“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Loans and LC Exposure at such time.

“Rolling Period” means (a) for the fiscal quarters ending on September 30, 2014, December 31, 2014 and March 31, 2015, the period commencing on July 1, 2014 and ending on the last day of such applicable fiscal quarter and (b) for the fiscal quarter ending on June 30, 2015, and for each fiscal quarter thereafter, the period of four (4) consecutive fiscal quarters ending on the last day of such applicable fiscal quarter.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC).

“Scheduled Redetermination” has the meaning assigned such term in Section 2.07(b).

“Scheduled Redetermination Date” means the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.07(d).

“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.

“Secured Parties” means each Lender, each Issuing Bank, each Secured Swap Provider, each Bank Products Provider, each Indemnified Party and any legal owner, holder, assignee or pledgee of any of the Indebtedness.

“Secured Swap Provider” means any (a) Person that is a party to a Swap Agreement with the Borrower or any Guarantor that entered into such Swap Agreement before or while such Person was a Lender or an Affiliate of a Lender, whether or not such Person at any time ceases to be a Lender or an Affiliate of a Lender, as the case may be, (b) assignee of any Person described in clause (a) above so long as such assignee is a Lender or an Affiliate of a Lender, or (c) any other Approved Counterparty that (i) entered into such Swap Agreement at any time after the Effective Date when there were less than three Lenders party to this Agreement (or Affiliates of such Lenders) that are recognized providers of Swap Agreements and (ii) entered into an intercreditor agreement with the Administrative Agent in form and substance reasonably acceptable to the Administrative Agent and providing for any proceeds realized from the liquidation or other disposition of collateral under the Security Instruments to be applied in accordance with Section 10.02(c).

“Security Instruments” means the Guaranty Agreement, the Initial Security Agreement, the Amended and Restated Security Agreement, mortgages, deeds of trust and other agreements, instruments or certificates described or referred to in Exhibit E-1, and any and all other agreements, instruments, consents or certificates now or hereafter executed and delivered by the Borrower or any Guarantor (other than Swap Agreements or participation or similar agreements between any Lender and any other lender or creditor with respect to any Indebtedness pursuant to this Agreement) in connection with, or as security for the payment or performance of the Indebtedness, the Notes, this Agreement, or reimbursement obligations under the Letters of Credit, as such agreements may be amended, modified, supplemented or restated from time to time.

“Specified Acquisition” means

(a) any Affiliated Acquisition so long as, (i) at the time any Loan Party enters into any Swap Agreements with respect to the reasonably anticipated projected production from proved Oil and Gas Properties to be acquired in such Affiliated Acquisition, the ratio of Availability to the then effective total Commitments is at least 0.10 to 1.0, (ii) the aggregate volumes hedged with respect to the reasonably anticipated projected production from proved Oil and Gas Properties to be acquired in all pending Specified Acquisitions that have not yet been consummated shall not exceed 15.0% of the Loan Parties’ reasonably anticipated projected production from proved Oil and Gas Properties (without giving effect to all such pending Specified Acquisitions), (iii) the Borrower has delivered written notice to the Administrative Agent of the Loan Parties’ intent to enter into such Swap Agreements not less than five Business Days prior to entering into any Swap Agreements with respect to the reasonably anticipated projected production from proved Oil and Gas Properties to be acquired in such Affiliated Acquisition (which written notice shall include reserve engineering data and such other information regarding such to-be-acquired Oil and Gas Properties and such Affiliated Acquisition as the Administrative Agent may reasonably request), and (iv) at the time any Loan Party enters into any Swap Agreements with respect to the reasonably anticipated projected production from proved Oil and Gas Properties to be acquired in such Affiliated Acquisition, no Swap Agreements have been required to be Liquidated pursuant to Section 9.18(a)(ii) in the immediately preceding 365-day period, and

(b) any Acquisition (other than an Affiliated Acquisition) for which: (i) a binding and enforceable purchase and sale agreement has been signed by a Loan Party; (ii) at the time of the signing of the applicable purchase and sale agreement, the ratio of Availability to the then effective total Commitments is at least 0.10 to 1.0, and (iii) the aggregate volumes hedged with respect to the reasonably anticipated projected production from proved Oil and Gas Properties to be acquired in all pending Specified Acquisitions that have not yet been consummated shall not exceed 15.0% of the Loan Parties’ reasonably anticipated projected production from proved Oil and Gas Properties (without giving effect to all such pending Specified Acquisitions).

“SPE Definitions” means with respect to any term, the definition thereof adopted by the Board of Directors, Society for Petroleum Engineers (SPE) Inc., March 1997.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) or, in the case of a partnership, any general partnership interests are, as of such date, owned, controlled or held.

“Subsidiary” means any subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction (including floors, caps and collars) or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities (including Emissions Credits), equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (including any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) or Section 2(e) of the Commodity Exchange Act); provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the other Loan Parties shall be a Swap Agreement. For the sole purposes of Section 9.18, the term “Swap Agreement” shall be deemed to exclude purchased put options or floors for Hydrocarbons that are not related to corresponding calls, collars or swaps and with respect to which neither the Borrower nor any Restricted Subsidiary has any payment obligation other than premiums and charges the total amount of which are fixed and known at the time such transaction is entered into.

“Swap Liquidation” means the sale, assignment, novation, liquidation, unwind or termination of all or any part of any Swap Agreement (other than, in each case, at its scheduled maturity).

“Swap Termination Value” means, in respect of any Swap Agreement, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreement, (a) for any date on or after the date such Swap Agreement has been closed out and the termination value determined in accordance therewith, such termination value and (b) for any date prior to the date referenced in clause (a), the amount determined as the mark-to-market value for such Swap Agreement, as determined by the Borrower in good faith, so long as no Event of Default has occurred and is continuing.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Termination Date” means the earlier of the Maturity Date and the date of termination of the Commitments pursuant to this Agreement, whether pursuant to Section 2.06(b), Section 10.02 or otherwise.

“Total Commitments Utilization Percentage” means, as of any day, the fraction expressed as a percentage, the numerator of which is the sum of the Revolving Credit Exposures of the Lenders on such day, and the denominator of which is the total Commitments of the Lenders in effect on such day.

“Transactions” means, with respect to (a) the Borrower, (i) the execution, delivery and performance by the Borrower of this Agreement, each other Loan Document, the MRD LLC Contribution Agreement and the WildHorse Management Equity Contribution Agreement, (ii) the MRD LLC Contribution, (iii) the WildHorse Management Equity Acquisition, (iv) the Borrower IPO, (v) the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, and (vi) the grant of Liens by the Borrower on Mortgaged Properties and other Properties pursuant to the Security Instruments, and (b) each Guarantor, (i) the execution, delivery and performance by such Guarantor of each Loan Document to which it is a party, (ii) the guaranteeing of the Indebtedness and the other obligations under the Guaranty Agreement by such Guarantor and (iii) the grant of Liens by such Guarantor on Mortgaged Properties and other Properties pursuant to the Security Instruments.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Alternate Base Rate, the LIBOR Market Index Rate or the Adjusted LIBO Rate.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower designated as such on Schedule 7.14 or which the Borrower has designated in writing to the Administrative Agent to be an Unrestricted Subsidiary pursuant to Section 9.24; provided that in no event shall MEMP GP be an Unrestricted Subsidiary.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 5.03(f).

“Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Borrower or one or more of the Wholly-Owned Subsidiaries or are owned by the Borrower and one or more of the Wholly-Owned Subsidiaries.

“WHR Management Company” means WildHorse Resources Management Company, LLC, a Delaware limited liability company.

“WHR Services Agreement” means that certain Services Agreement dated as of the date hereof among the Borrower, WildHorse and WHR Management Company, as the same may be amended, restated or otherwise modified from time to time to the extent permitted under this Agreement.

“WildHorse” means WildHorse Resources, LLC, a Delaware limited liability company.

“WildHorse Management Equity Acquisition” means the acquisition by the Borrower of certain Equity Interests in WildHorse from certain existing and/or former members of WildHorse management in exchange for cash and Equity Interests in the Borrower pursuant to the WildHorse Management Equity Contribution Agreement.

“WildHorse Management Equity Contribution Agreement” means that certain Contribution Agreement among the Borrower and the other parties thereto in the form attached as Exhibit 10.14 to Amendment No. 2 to Form S-1 Registration Statement filed with the SEC on May 27, 2014, as such Contribution Agreement may be amended, restated or otherwise modified from time to time to the extent permitted under this Agreement.

“Withholding Agent” means any Loan Party or the Administrative Agent.

Section 1.03 Types of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings, respectively, may be classified and referred to by Type (e.g., a “Eurodollar Loan” or a “Eurodollar Borrowing”).

Section 1.04 Terms Generally; Rules of Construction. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” as used in this Credit Agreement shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in the Loan Documents), (b) any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained in the Loan Documents), (d) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) with respect to the determination of any time period, the word “from” means “from and including” and the word “to” means “to and including” and (f) any reference herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any Person solely because such Person or its legal representative drafted such provision.

Section 1.05 Accounting Terms and Determinations; GAAP. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Administrative Agent or the Lenders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the Financial Statements except for changes in which Borrower’s independent certified public accountants concur and which are disclosed to Administrative Agent on the next date on which financial statements are required to be delivered to the Lenders pursuant to Section 8.01(a); provided that, unless the Borrower and the Majority Lenders shall otherwise agree in writing, no such change shall modify or affect the manner in which compliance with the covenants contained herein is computed such that all such computations shall be conducted utilizing financial information presented consistently with prior periods. Notwithstanding anything herein to the contrary, for the purposes of calculating any of the ratios tested under Section 9.01, and the components of each of such ratios, all Subsidiaries that are not Guarantors, and their subsidiaries (including their assets, liabilities, income, losses, cash flows, and the elements thereof) shall be excluded, except for any cash dividends or distributions actually paid by any such Person or any of its subsidiaries to the Borrower or any Guarantor, which shall be deemed to be income to the Borrower or such Guarantor when actually received by it.

ARTICLE II

THE CREDITS

Section 2.01 Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Loans.

Section 2.02 Loans and Borrowings.

(a) Borrowings; Several Obligations. Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Types of Loans. Subject to Section 3.03 and Section 5.06, each Borrowing shall be comprised entirely of ABR Loans, LIBOR Market Index Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) Minimum Amounts; Limitation on Number of Borrowings. At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000. At the time that each ABR Borrowing or LIBOR Market Index Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.08(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Borrowings outstanding. Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

(d) Notes. Upon request of any Lender, the Loans made by each such Lender shall be evidenced by a single promissory note of the Borrower in substantially the form of Exhibit A, dated, in the case of (i) any Lender party hereto as of the date of this Agreement, as of the date of this Agreement, (ii) any Lender that becomes a party hereto pursuant to an Assignment and Assumption, as of the effective date of the Assignment and Assumption or (iii) any Lender that increases or decreases its Elected Commitment or Maximum Credit Amount for any reason (whether pursuant to Section 2.06, Section 12.04(b) or otherwise) or becomes a party hereto in connection with an increase in the Aggregate Elected Commitment Amount pursuant to Section 2.06(c), as of the effective date of such increase or decrease, as applicable, payable to such Lender in a principal amount equal to its Maximum Credit Amount as in effect on such date after giving effect to such increase or decrease, as applicable, and otherwise duly completed. The date, amount, Type, interest rate and, if applicable, Interest Period of each Loan made by each Lender, and all payments made on account of the principal thereof, shall be recorded by such Lender on its books for its Note, and, prior to any transfer, may be endorsed by such Lender on a schedule attached to such Note or any continuation thereof or on any separate record maintained by such Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of its Note.

Section 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by (A) telephone; provided that any telephone notice must be confirmed promptly by delivery to the Administrative Agent of a Borrowing Request Notice or (B) delivering a Borrowing Request Notice, in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or in the case of an ABR Borrowing or a LIBOR Market Index Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing; provided that no such notification shall be required for any deemed request of an ABR Borrowing to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e). Each such telephonic Borrowing Request and Borrowing Request Notice shall be irrevocable. Each such telephonic Borrowing Request and Borrowing Request Notice shall specify the following information in compliance with Section 2.02:

(a) the aggregate amount of the requested Borrowing;

(b) the date of such Borrowing, which shall be a Business Day;

(c) whether such Borrowing is to be an ABR Borrowing, a LIBOR Market Index Borrowing or a Eurodollar Borrowing;

(d) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(e) the amount of the then effective Borrowing Base, the amount of the then effective Aggregate Elected Commitment Amount, the current total Revolving Credit Exposures (without regard to the requested Borrowing) and the pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing); and

(f) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each Borrowing Request shall constitute a representation that the amount of the requested Borrowing shall not cause the total Revolving Credit Exposures to exceed the total Commitments (i.e., the least of (x) the Aggregate Maximum Credit Amount, (y) the then effective Borrowing Base and (z) the Aggregate Elected Commitment Amount).

Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04 Interest Elections.

(a) Conversion and Continuance. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.04. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) Interest Election Requests. To make an election pursuant to this Section 2.04, the Borrower shall notify the Administrative Agent of such election by (A) telephone; provided that any telephone notice must be confirmed promptly by delivery to the Administrative Agent of an Interest Election Request Notice or (B) an Interest Election Request Notice by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request and Interest Election Request Notice shall be irrevocable.

(c) Information in Interest Election Requests. Each telephonic Interest Election Request and Interest Election Request Notice shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Section 2.04(c)(iii) and (iv) shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing, a LIBOR Market Index Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Notice to Lenders by the Administrative Agent. Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Effect of Failure to Deliver Timely Interest Election Request and Events of Default and Borrowing Base Deficiencies on Interest Election. If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default or a Borrowing Base Deficiency has occurred and is continuing: (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing (and any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective) and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.05 Funding of Borrowings.

(a) Funding by Lenders. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent and designated by the Borrower in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.08(e) shall be remitted by the Administrative Agent to the Issuing Bank. Nothing herein shall be deemed to obligate any Lender to obtain the funds for its Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for its Loan in any particular place or manner.

(b) Presumption of Funding by the Lenders. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.05(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.06 Termination and Reduction of Aggregate Maximum Credit Amount; Increase and Reduction of Aggregate Elected Commitment Amount.

(a) Scheduled Termination of Commitments. Unless previously terminated, the Commitments shall terminate on the Maturity Date. If at any time the Aggregate Maximum Credit Amount, the Borrowing Base or the Aggregate Elected Commitment Amount is terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction.

(b) Optional Termination and Reduction of Aggregate Maximum Credit Amount.

(i) The Borrower may at any time terminate, or from time to time reduce, the Aggregate Maximum Credit Amount; provided that (A) each reduction of the Aggregate Maximum Credit Amount shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, (B) the Borrower shall not terminate or reduce the Aggregate Maximum Credit Amount if (1) after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c), the total Revolving Credit Exposures would exceed the total Commitments or (2) the Aggregate Maximum Credit Amount would be less than $10,000,000 (unless with respect to this clause (2), the Aggregate Maximum Credit Amount are reduced to $0), and (C) upon any reduction of the Aggregate Maximum Credit Amount that would otherwise result in the Aggregate Maximum Credit Amount being less than the Aggregate Elected Commitment Amount, the Aggregate Elected Commitment Amount shall be automatically reduced (ratably among the Lenders in accordance with each Lender’s Applicable Percentage) so that they equal the Aggregate Maximum Credit Amount as so reduced.

(ii) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Maximum Credit Amount under Section 2.06(b)(i) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(b)(ii) shall be irrevocable; provided that a notice of termination of the Aggregate Maximum Credit Amount delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other agreements, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Aggregate Maximum Credit Amount shall be permanent and may not be reinstated. Each reduction of the Aggregate Maximum Credit Amount shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

(c) Increases, Reductions and Terminations of Aggregate Elected Commitment Amount.

(i) Subject to the conditions set forth in Section 2.06(c)(ii), the Borrower may increase the Aggregate Elected Commitment Amount then in effect by increasing the Elected Commitment of one or more existing Lenders (each such Lender, an “Increasing Lender”) and/or causing one or more Persons acceptable to the Administrative Agent and that at such time are not Lenders to become a Lender (each such Person that is not at such time a Lender and becomes a Lender, an “Additional Lender”). Notwithstanding anything to the contrary contained in this Agreement, in no case shall an Additional Lender be the Borrower, an Affiliate of the Borrower or a natural person.

(ii) Any increase in the Aggregate Elected Commitment Amount shall be subject to the following additional conditions:

(A) such increase shall not be less than $50,000,000 unless (1) the Administrative Agent otherwise consents or (2) prior to giving effect to such increase, the Borrowing Base exceeds the Aggregate Elected Commitment Amount by less than $50,000,000 and after giving effect to such increase, the Aggregate Elected Commitment Amount will equal the Borrowing Base, and no such increase shall be permitted if after giving effect thereto the Aggregate Elected Commitment Amount exceeds the Borrowing Base then in effect;

(B) following any Scheduled Redetermination Date, the Borrower may not increase the Aggregate Elected Commitment Amount more than once before the next Scheduled Redetermination Date, it being understood that the Aggregate Elected Commitment Amount may also be increased on any Scheduled Redetermination Date (for the sake of clarity, all increases in the Aggregate Elected Commitment Amount effective on a single date shall be deemed a single increase in the Aggregate Elected Commitment Amount for purposes of this Section 2.06(c)(ii)(B));

(C) no Default shall have occurred and be continuing on the effective date of such increase;

(D) on the effective date of such increase, no Eurodollar Borrowings shall be outstanding or if any Eurodollar Borrowings are outstanding, then the effective date of such increase shall be the last day of the Interest Period in respect of such Eurodollar Borrowings unless the Borrower pays compensation required by Section 5.02;

(E) no Lender’s Elected Commitment may be increased without the consent of such Lender;

(F) subject to Section 2.06(c)(ix) below, if the Borrower elects to increase the Aggregate Elected Commitment Amount by increasing the Elected Commitment of one or more Lenders, the Borrower and each such Increasing Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit H (an “Elected Commitment Increase Certificate”) and the Borrower shall pay any applicable fees as may have been agreed to between the Borrower, such Increasing Lender and/or the Administrative Agent;

(G) if the Borrower elects to increase the Aggregate Elected Commitment Amount by causing one or more Additional Lenders to become a party to this Agreement, then the Borrower and each such Additional Lender shall execute and deliver to the Administrative Agent a certificate substantially in the form of Exhibit I (an “Additional Lender Certificate”), together with an Administrative Questionnaire and a processing and recordation fee of $3,500 for each Additional Lender, which shall be payable by the Borrower to the Administrative Agent unless waived by the Administrative Agent, and the Borrower shall (1) if requested by any Additional Lender, deliver a Note payable to the order of such Additional Lender in a principal amount equal to its Maximum Credit Amount, and otherwise duly completed and (2) pay any applicable fees as may have been agreed to between the Borrower, any Additional Lender and/or the Administrative Agent; and

(H) the Borrower shall, or shall cause the Guarantors to, execute and deliver such other documents, certificates and/or legal opinions, if any, as reasonably requested by the Administrative Agent in connection with such increase.

(iii) Subject to acceptance and recording thereof pursuant to Section 2.06(c)(iv), from and after the effective date specified in the Elected Commitment Increase Certificate or the Additional Lender Certificate (or if any Eurodollar Borrowings are outstanding, then the last day of the Interest Period in respect of such Eurodollar Borrowings, unless the Borrower has paid compensation required by Section 5.02): (A) the amount of the Aggregate Elected Commitment Amount shall be increased as set forth therein, and (B) in the case of an Additional Lender Certificate, any Additional Lender party thereto shall be a party to this Agreement and have the rights and obligations of a Lender under this Agreement and the other Loan Documents. In addition, each Increasing Lender and Additional Lender shall be deemed to have purchased a pro rata portion of the outstanding Loans (and participation interests in Letters of Credit) of each of the other Lenders (and such Lenders hereby agree to sell and to take all such further action to effectuate such sale) such that each Lender (including any Increasing Lender and any Additional Lender) shall hold its Applicable Percentage of the outstanding Loans (and participation interests in Letters of Credit) after giving effect to the increase in the Aggregate Elected Commitment Amount and the resulting modification of each Lender’s Applicable Percentage and Maximum Credit Amount pursuant to Section 2.06(c)(v).

(iv) Upon its receipt of a duly completed Elected Commitment Increase Certificate or an Additional Lender Certificate, executed by the Borrower and the Lender or by the Borrower and the Additional Lender party thereto, as applicable, the processing and recording fee referred to in Section 2.06(c)(ii), the Administrative Questionnaire referred to in Section 2.06(c)(ii) and the break-funding payments from the Borrower, if any, required by Section 5.02, if applicable, the Administrative Agent shall accept such Elected Commitment Increase Certificate or Additional Lender Certificate and record the information contained therein in the Register required to be maintained by the Administrative Agent pursuant to Section 12.04(b)(iv). No increase in the Aggregate Elected Commitment Amount shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 2.06(c)(iv).

(v) Upon any increase in the Aggregate Elected Commitment Amount pursuant to this Section 2.06(c), (A) each Lender’s Applicable Percentage shall be automatically deemed amended to the extent necessary so that each such Lender’s Applicable Percentage equals the percentage of the Aggregate Elected Commitment Amount represented by such Lender’s Elected Commitment, in each case after giving effect to such increase, (B) each Lender’s Maximum Credit Amount shall be automatically deemed amended to the extent necessary so that each Lender’s Maximum Credit Amount equals such Lender’s Applicable Percentage, after giving effect to any adjustments thereto pursuant to the foregoing clause (A), of the Aggregate Maximum Credit Amount, (C) Annex I to this Agreement shall be deemed amended to reflect the Elected Commitment of any Increasing Lender and any Additional Lender, and any changes in the Lenders’ respective Applicable Percentages and Maximum Credit Amounts pursuant to the foregoing clauses (A) and (B), and (D) the Borrower shall execute and deliver new Notes to the extent required under Section 2.02(d).

(vi) The Borrower may from time to time terminate or reduce the Aggregate Elected Commitment Amount; provided that (A) each reduction of the Aggregate Elected Commitment Amount shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (B) the Borrower shall not reduce the Aggregate Elected Commitment Amount if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 3.04(c), the total Revolving Credit Exposures would exceed the Aggregate Elected Commitment Amount.

(vii) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Elected Commitment Amount under Section 2.06(c)(vi) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.

Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(c)(vii) shall be irrevocable. Any termination or reduction of the Aggregate Elected Commitment Amount shall be permanent and may not be reinstated, except pursuant to Section 2.06(c)(i). Each reduction of the Aggregate Elected Commitment Amount shall be made ratably among the Lenders in accordance with each Lender’s Applicable Percentage.

(viii) Upon any redetermination or other adjustment in the Borrowing Base pursuant to this Agreement that would otherwise result in the Borrowing Base becoming less than the Aggregate Elected Commitment Amount, the Aggregate Elected Commitment Amount shall be automatically reduced (ratably among the Lenders in accordance with each Lender’s Applicable Percentage) so that they equal such redetermined Borrowing Base (and Annex I shall be deemed amended to reflect such amendments to each Lender’s Elected Commitment and the Aggregate Elected Commitment Amount).

(ix) Contemporaneously with any increase in the Borrowing Base pursuant to this Agreement, if (A) the Borrower elects to increase the Aggregate Elected Commitment Amount and (B) each Lender has consented to such increase in its Elected Commitment, then the Aggregate Elected Commitment Amount shall be increased (ratably among the Lenders in accordance with each Lender’s Applicable Percentage) by the amount requested by the Borrower (subject to the limitations set forth in Section 2.06(c)(ii)(A)) without the requirement that any Lender deliver an Elected Commitment Increase Certificate, and Annex I shall be deemed amended to reflect such amendments to each Lender’s Elected Commitment and the Aggregate Elected Commitment Amount. The Administrative Agent shall record the information regarding such increases in the Register required to be maintained by the Administrative Agent pursuant to Section 12.04(b)(iv).

Section 2.07 Borrowing Base.

(a) Initial Borrowing Base. For the period from and including the Effective Date to but excluding the first Redetermination Date, the amount of the Borrowing Base shall be $725,000,000. Notwithstanding the foregoing, the Borrowing Base may be subject to further adjustments from time to time pursuant to Section 2.07(e), Section 2.07(f), or Section 8.13(c).

(b) Scheduled and Interim Redeterminations. The Borrowing Base shall be redetermined semi-annually in accordance with this Section 2.07 (a “Scheduled Redetermination”), and, subject to Section 2.07(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Agents, the Issuing Bank and the Lenders on or about April 1st and October 1st of each year (or, in each case, such date promptly thereafter as reasonably practicable), commencing October 1, 2014. In addition, (i) the Borrower may, by notifying the Administrative Agent thereof, elect to cause the Borrowing Base to be redetermined between Scheduled Redeterminations (A) up to two times per fiscal year and (B) in addition to the unscheduled redeterminations the Borrower may request pursuant to the foregoing clause (A), contemporaneously with the consummation of any Material Acquisition, and (ii) the

Administrative Agent may, at the direction of the Required Lenders, by notifying the Borrower thereof, one time per fiscal year elect to cause the Borrowing Base to be redetermined between Scheduled Redeterminations (each such redetermination, an “Interim Redetermination”) in accordance with this Section 2.07.

(c) Scheduled and Interim Redetermination Procedure.

(i) Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows: Upon receipt by the Administrative Agent of (A) the Reserve Report and the certificate required to be delivered by the Borrower to the Administrative Agent, in the case of a Scheduled Redetermination, pursuant to Section 8.12(a) and (c), and, in the case of an Interim Redetermination, pursuant to Section 8.12(b) and (c), and (B) such other reports, data and supplemental information, including, without limitation, the information provided pursuant to Section 8.12(c), as may, from time to time, be reasonably requested by the Majority Lenders (the Reserve Report, such certificate and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall, in its sole discretion, propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including, without limitation, the status of title information with respect to the Oil and Gas Properties as described in the Engineering Reports and the existence of any other Debt, the Loan Parties’ other assets, liabilities, fixed charges, cash flow, business, properties, prospects, management and ownership, hedged and unhedged exposure to price, price and production scenarios, interest rate and operating cost changes) as the Administrative Agent deems appropriate in its sole discretion and consistent with its normal and customary oil and gas lending criteria as it exists at the particular time. In no event shall the Proposed Borrowing Base exceed the Aggregate Maximum Credit Amount;

(ii) The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”) after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.07(c)(i); and

(iii) Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved by all of the Lenders as provided in this Section 2.07(c)(iii); and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved by the Required Lenders as provided in this Section 2.07(c)(iii). Upon receipt of the Proposed Borrowing Base Notice, each Lender shall have 15 days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base. If at the end of such 15-day period, all of the Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved, as aforesaid, then the Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.07(d). If, however, at the end of such 15-day period, all of the Lenders or the Required Lenders, as applicable, have not approved, as aforesaid, then the Administrative Agent shall poll the Lenders to ascertain the highest Borrowing Base then acceptable to (x) in the case of a decrease or reaffirmation, a number of Lenders sufficient to constitute the Required Lenders and (y) in the case of an increase, all of the Lenders, and such amount shall become the new Borrowing Base, effective on the date specified in Section 2.07(d).

(d) Effectiveness of a Redetermined Borrowing Base. After a redetermined Borrowing Base is approved by all of the Lenders or the Required Lenders, as applicable, pursuant to Section 2.07(c)(iii), the Administrative Agent shall notify the Borrower and the Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Issuing Bank and the Lenders:

(i) in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on or about the April 1st or October 1st (or, in each case, such date promptly thereafter as reasonably practicable), as applicable, following such notice, or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Section 8.12(a) and (c) in a timely and complete manner, then on the Business Day next succeeding delivery of such notice; and

(ii) in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such notice.

Such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base under Section 2.07(e), Section 2.07(f), or Section 8.13(c), whichever occurs first. Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.

(e) Automatic Reduction of Borrowing Base – Issuance of Permitted Senior Unsecured Notes. In addition to other automatic reductions of the Borrowing Base set forth herein, upon any issuance of Permitted Senior Unsecured Notes (other than, subject to the proviso below, Permitted Senior Unsecured Notes issued prior to the first Scheduled Redetermination Date following the Effective Date that refinance or replace the PIK Toggle Notes and Permitted Senior Unsecured Notes issued at any time that refinance or replace then existing Permitted Senior Unsecured Notes), the Borrowing Base shall automatically be decreased by an amount equal to 25% of the principal amount of Permitted Senior Unsecured Notes issued at such time; provided that,

(i) if (A) the principal amount of any Permitted Senior Unsecured Notes that refinance or replace the PIK Toggle Notes or any then existing Permitted Senior Unsecured Notes exceeds (B) (1) the principal amount of such refinanced or replaced PIK Toggle Notes or Permitted Senior Unsecured Notes, as applicable, plus (2) accrued interest, applicable premiums payable and transaction expenses incurred in connection therewith, the Borrowing Base shall automatically be decreased upon such issuance by an amount equal to 25% of the amount of such excess; and

(ii) for purposes of this Agreement, Permitted Senior Unsecured Notes will be deemed to “refinance or replace” the PIK Toggle Notes to the extent the proceeds of such Permitted Senior Unsecured Notes are used to repay Loans that were used to Redeem the PIK Toggle Notes prior to the first Scheduled Redetermination Date following the Effective Date.

Any such decrease in the Borrowing Base shall occur without any vote of Lenders or action by Administrative Agent. Upon any such redetermination, the Administrative Agent shall promptly deliver a New Borrowing Base Notice to the Borrower and the Lenders.

(f) Automatic Reduction of the Borrowing Base – Asset Dispositions or Swap Liquidations. In addition to the other automatic reductions of the Borrowing Base set forth herein, if at any time the aggregate Borrowing Base Value of Oil and Gas Properties sold or disposed of pursuant to Section 9.12(d), together with the Swap Agreements in respect of commodities Liquidated, in any period between redeterminations of the Borrowing Base, exceeds ten percent (10%) of the Borrowing Base as of the last redetermination, then the Borrowing Base shall be automatically reduced, effective immediately upon such sale, disposition or Swap Liquidation by an amount equal to the Borrowing Base Value of such Properties sold or disposed of and Swap Agreements in respect of commodities Liquidated and such new Borrowing Base shall be effective and applicable to the Borrower, the Administrative Agent, the Issuing Banks and the Lenders until the next redetermination or modification of the Borrowing Base pursuant to this Agreement; provided that for purposes of this Section 2.07(f), a Swap Agreement shall not be deemed to have been Liquidated if, (x) such Swap Agreement is novated from the existing counterparty to an Approved Counterparty, with the Borrower or the applicable Loan Party being the “remaining party” for purposes of such novation, or (y) upon its termination, it is replaced, in a substantially contemporaneous transaction, with one or more Swap Agreements with approximately the same mark-to-market value and without cash payments to any Loan Party in connection therewith. Such decrease in the Borrowing Base shall occur without any vote of Lenders or action by Administrative Agent. Upon any such redetermination, the Administrative Agent shall promptly deliver a New Borrowing Base Notice to the Borrower and the Lenders.

Section 2.08 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of dollar denominated Letters of Credit for its own account or for the account of any of the Guarantors, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period; provided that the Borrower may not request the issuance, amendment, renewal or extension of Letters of Credit hereunder if a Borrowing Base Deficiency exists at such time or would exist as a result thereof. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (not less than five Business Days in advance of the requested date of issuance, amendment, renewal or extension) a notice:

(i) requesting the issuance of a Letter of Credit or identifying the Letter of Credit to be amended, renewed or extended;

(ii) specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day);

(iii) specifying the date on which such Letter of Credit is to expire (which shall comply with Section 2.08(c));

(iv) specifying the amount of such Letter of Credit;

(v) specifying the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit; and

(vi) specifying the amount of the then effective Borrowing Base and the then effective Aggregate Elected Commitment Amount and whether a Borrowing Base Deficiency exists at such time, the current total Revolving Credit Exposures (without regard to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit) and the pro forma total Revolving Credit Exposures (giving effect to the requested Letter of Credit or the requested amendment, renewal or extension of an outstanding Letter of Credit).

Each notice shall constitute a representation by the Borrower that after giving effect to the requested issuance, amendment, renewal or extension, as applicable, (x) the LC Exposure shall not exceed the LC Commitment and (y) the total Revolving Credit Exposures shall not exceed the total Commitments (i.e. the least of (A) the Aggregate Maximum Credit Amount, (B) the then effective Borrowing Base and (C) the Aggregate Elected Commitment Amount). No letter of credit issued by the Issuing Bank (if the Issuing Bank is not the Administrative Agent) shall be deemed to be a “Letter of Credit” issued under this Agreement unless the Issuing Bank has requested and received written confirmation from the Administrative Agent that the representations by Borrower contained in the foregoing clauses (x) and (y) are true and correct.

If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit; provided that, in the event of any conflict between such application and the terms of the Loan Documents, the terms of the Loan Documents shall control.

The Issuing Bank shall not be under any obligation to issue any Letter of Credit if: (x) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing the Letter of Credit, or any law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it, or (y) the issuance of the Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal, which renewal may be provided for in the initial Letter of Credit, or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.08(e), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.08(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default, the existence of a Borrowing Base Deficiency or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, (i) on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower shall, subject to the conditions to Borrowing set forth herein, be deemed to have requested, and the Borrower does hereby request under such circumstances, that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the

Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.08(e), the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.08(e) to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.08(e) to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.08(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or any Letter of Credit Agreement, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.08(f), constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised all requisite care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, until the Borrower shall have reimbursed the Issuing Bank for such LC Disbursement (either with its own funds or a Borrowing under Section 2.08(e)), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans. Interest accrued pursuant to this Section 2.08(h) shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.08(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 3.05(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If (i) any Event of Default shall occur and be continuing and the Borrower receives notice from the Administrative Agent or the Majority Lenders demanding the deposit of cash collateral pursuant to this Section 2.08(j), or (ii) the Borrower is required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then the Borrower shall deposit, in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to, in the case of an Event of Default, the LC Exposure, and in the case of a payment required by Section 3.04(c), the amount of such excess as provided in Section 3.04(c), as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower or any Loan Party described in Section 10.01(h) or Section 10.01(i). The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, an exclusive first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor. The Borrower’s obligation to deposit amounts pursuant to this Section 2.08(j) shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by applicable law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment which the Borrower or any of its Subsidiaries may now or hereafter have against any such beneficiary, the Issuing Bank, the Administrative Agent, the Lenders or any other Person for any reason whatsoever. Such deposit shall be held as collateral securing the payment and performance of the Borrower’s and the Guarantor’s obligations under this Agreement and the other Loan Documents. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and reasonable discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other obligations of the Borrower and the Guarantors under this Agreement or the other Loan Documents. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, and the Borrower is not otherwise required to pay to the Administrative Agent the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived. If the Borrower is required to pay to the Administrative Agent as cash collateral the excess attributable to an LC Exposure in connection with any prepayment pursuant to Section 3.04(c), then upon the expiration or termination of any Letter of Credit, so long as no Event of Default is then continuing, and so long as the Borrower does not have any obligation at such time to deposit cash collateral pursuant to Section 2.09, the Administrative Agent shall return to the Borrower, within three Business Days after such expiration or termination, all or such portion of any such cash collateral (to the extent not previously applied as aforesaid) as exceeds the excess, if any, of the total of the then existing Revolving Credit Exposures over the total Commitments then in effect.

(k) Applicability of ISP. Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, the Issuing Bank shall not be responsible to the Borrower for, and the Issuing Bank’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where the Issuing Bank or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(l) Calculation of Maximum Stated Amount. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

Section 2.09 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, and any LC Exposure exists at the time a Lender becomes a Defaulting Lender, then:

(a) all or any part of such LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 6.02 are satisfied at such time;

(b) if the reallocation described in clause (a) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (a) above) in accordance with the procedures set forth in Section 2.08(j) for so long as such LC Exposure is outstanding;

(c) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this Section 2.09, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(d) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.09, then the fees payable to the Lenders pursuant to Section 3.05(a) and Section 3.05(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; or

(e) if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.09, then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) under Section 3.05(a) and letter of credit fees payable under Section 3.05(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated.

Notwithstanding any provision of this Agreement to the contrary, so long as any Lender is a Defaulting Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.08(j), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.09(a) (and any Defaulting Lender shall not participate therein). Nothing in this Section 2.09 shall relieve any Defaulting Lender from any liability it may have to the Administrative Agent, any Loan Party, any non-Defaulting Lender, any Issuing Bank or any other Agent in connection with any obligation any such Defaulting Lender has under this Agreement.

ARTICLE III

PAYMENTS OF PRINCIPAL AND INTEREST; PREPAYMENTS; FEES

Section 3.01 Repayment of Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.

Section 3.02 Interest.

(a) ABR Loans and LIBOR Market Index Loans. The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate. The Loans comprising each LIBOR Market Index Borrowing shall bear interest at the LIBOR Market Index Rate plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(b) Eurodollar Loans. The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin, but in no event to exceed the Highest Lawful Rate.

(c) Post-Default Rate and Borrowing Base Deficiency Rate. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, or if any principal of or interest on any Loan, including payments due resulting from Borrowing Base Deficiencies or any fee or other amount payable by the Borrower or any Guarantor hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, and including any payments in respect of a Borrowing Base Deficiency under Section 3.04(c), then, all Loans outstanding, in the case of an Event of Default, and such overdue amount, in the case of a failure to pay amounts when due, shall bear interest, after as well as before judgment, at a rate per annum equal to two percent (2%) plus the rate applicable to ABR Loans as provided in Section 3.02(a), but in no event to exceed the Highest Lawful Rate.

(d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and on the Termination Date; provided that (i) interest accrued pursuant to Section 3.02(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than an optional prepayment of an ABR Loan prior to the Termination Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Interest Rate Computations. All interest hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, LIBOR Market Index Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error, and be binding upon the parties hereto.

Section 3.03 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Majority Lenders that the LIBOR Market Index Rate, Adjusted LIBO Rate or LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made either as an ABR Borrowing or at an alternate rate of interest determined by the Majority Lenders as their cost of funds.

Section 3.04 Prepayments.

(a) Optional Prepayments. The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 3.04(b).

(b) Notice and Terms of Optional Prepayment. The Borrower shall notify the Administrative Agent by telephone (confirmed by facsimile) or in such other manner authorized by the Administrative Agent of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 p.m., New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing or a LIBOR Market Index Borrowing, not later than 12:00 p.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable, shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and shall otherwise be in a form reasonably acceptable to the Administrative Agent; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.06(b), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.06(b). Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 3.02.

(c) Mandatory Prepayments.

(i) If, after giving effect to any termination or reduction of the Aggregate Maximum Credit Amount pursuant to Section 2.06(b), or any reduction in the Aggregate Elected Commitment Amount pursuant to Section 2.06(b) or Section 2.06(c), the total Revolving Credit Exposures exceeds the total Commitments, then the Borrower shall (A) prepay the Borrowings on the date of such termination or reduction in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j).

(ii) Upon any redetermination of the amount of the Borrowing Base in accordance with Section 2.07 (other than Section 2.07(e) or Section 2.07(f)) or adjustment to the amount of the Borrowing Base in accordance with Section 8.13(c), if a Borrowing Base Deficiency exists, then the Borrower shall within 30 days following receipt of the New Borrowing Base Notice in accordance with Section 2.07(d) or the date the adjustment occurs, as applicable, provide written notice (the “Election Notice”) to the Administrative Agent stating the action which the Borrower proposes to remedy such Borrowing Base Deficiency, and the Borrower shall thereafter, at its option, either (A) on the date of delivery of the Election Notice, prepay the Borrowings in an aggregate principal amount sufficient to eliminate such Borrowing Base Deficiency, (B) eliminate such Borrowing Base Deficiency by making five consecutive mandatory prepayments of principal on the Borrowings, each of which shall be in the amount of 1/5th of the amount of such Borrowing Base Deficiency, with each such payment being due on the date that is 30 days, 60 days, 90 days, 120 days and 150 days, respectively, following the Borrower’s receipt of the New Borrowing Base Notice in accordance with Section 2.07(d) or the date the adjustment occurs, as applicable, (C) within 30 days following the delivery of the Election Notice, submit (and pledge as Mortgaged Properties) additional Oil and Gas Properties owned by the Borrower or any Guarantor for consideration in connection with the determination of the Borrowing Base which the Administrative Agent and the Lenders deem sufficient in their sole discretion to eliminate such Borrowing Base Deficiency, or (D) within 30 days following the delivery of the Election Notice, eliminate such excess through a combination of prepayments and submission of additional Oil and Gas Properties as set forth in subclauses (A) and (C) above. If any Borrowing Base Deficiency remains after prepaying all of the Borrowings as a result of LC Exposure, then the Borrower shall pay to the Administrative Agent on behalf of the Lenders an amount equal to such remaining Borrowing Base Deficiency to be held as cash collateral as provided in Section 2.08(j). The Borrower shall be obligated to deposit such cash collateral amount within five Business Days following its receipt of the New Borrowing Base Notice in accordance with Section 2.07(d) or the date the adjustment occurs, as applicable; provided that all payments required to be made pursuant to this Section 3.04(c)(ii) must be made on or prior to the Termination Date.

(iii) Upon any adjustments to the Borrowing Base pursuant to Section 2.07(e) or Section 2.07(f) if the total Revolving Credit Exposures exceeds the Borrowing Base as adjusted, then the Borrower shall (A) prepay the Borrowings in an aggregate principal amount equal to such excess, and (B) if any excess remains after prepaying all of the Borrowings as a result of an LC Exposure, pay to the Administrative Agent on behalf of the Lenders an amount equal to such excess to be held as cash collateral as provided in Section 2.08(j). The Borrower shall be obligated to make such prepayment and/or deposit of cash collateral on the date of such issuance of Permitted Senior Unsecured Notes or such disposition, as applicable; provided that all payments required to be made pursuant to this Section 3.04(c)(iii) must be made on or prior to the Termination Date.

(iv) Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied, first, ratably to any ABR Borrowings then outstanding, second, ratably to any LIBOR Market Index Borrowings then outstanding, and third to any Eurodollar Borrowings then outstanding, and if more than one Eurodollar Borrowing is then outstanding, to such Eurodollar Borrowing in such order as the Borrower may direct.

(v) Each prepayment of Borrowings pursuant to this Section 3.04(c) shall be applied ratably to the Loans included in the prepaid Borrowings. Prepayments pursuant to this Section 3.04(c) shall be accompanied by accrued interest to the extent required by Section 3.02.

(d) No Premium or Penalty. Prepayments permitted or required under this Section 3.04 shall be without premium or penalty, except as required under Section 5.02.

Section 3.05 Fees.

(a) Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Lender (on a pro rata basis in accordance with each Lender’s Applicable Percentage) a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily amount of Availability during the period from and including the date of this Agreement to but excluding the Termination Date. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the Termination Date, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurodollar Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, provided that in no event shall such fee be less than $500 during any quarter, and (iii) to the Issuing Bank, for its own account, its standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the date of this Agreement; provided that all such fees shall be payable on the Termination Date and any such fees accruing after the Termination Date shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this Section 3.05(b) shall be payable within 10 Business Days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days, unless such computation would cause interest hereunder to exceed the Highest Lawful Rate, in which case such fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Administrative Agent Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent in the Agency Fee Letter.

(d) Defaulting Lender Fees. The Borrower shall not be obligated to pay the Administrative Agent any Defaulting Lender’s ratable share of the fees described in Sections 3.05(a) and (b) for the period commencing on the day such Defaulting Lender becomes a Defaulting Lender and continuing for so long as such Lender continues to be a Defaulting Lender.

ARTICLE IV

PAYMENTS; PRO RATA TREATMENT; SHARING OF SET-OFFS

Section 4.01 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Payments by the Borrower. The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 5.01, Section 5.02, Section 5.03 or otherwise) prior to 12:00 p.m., New York City time, on the date when due, in immediately available funds, without defense, deduction, recoupment, set-off or counterclaim. Fees, once paid, shall be fully earned and shall not be refundable under any circumstances. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices specified in Section 12.01, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Section 5.01, Section 5.02, Section 5.03 and Section 12.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) Application of Insufficient Payments. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) Sharing of Payments by Lenders. If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 4.01(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 4.01(c) shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 4.02 Presumption of Payment by the Borrower. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 4.03 Certain Deductions by the Administrative Agent. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(a), Section 2.08(d), Section 2.08(e), or Section 4.02 or otherwise hereunder, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid. If at any time prior to the acceleration or maturity of the Loans, the Administrative Agent shall receive any payment in respect of principal of a Loan or a reimbursement of an LC Disbursement while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Borrowing(s) for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its Applicable Percentage of all Loans then outstanding. After acceleration or maturity of the Loans, all principal will be paid ratably as provided in Section 10.02(c).

Section 4.04 Disposition of Proceeds. The Security Instruments contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Administrative Agent for the benefit of the Secured Parties of all of the Borrower’s or each Guarantor’s interest in and to production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property. The Security Instruments further provide in general for the application of such proceeds to the satisfaction of the Indebtedness and other obligations described therein and secured thereby. Notwithstanding the assignment contained in such Security Instruments, until the occurrence of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Administrative Agent and the Lenders will instead permit such proceeds to be paid to the Borrower and the Guarantors and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Guarantors.

ARTICLE V

INCREASED COSTS; BREAK FUNDING PAYMENTS; TAXES; ILLEGALITY

Section 5.01 Increased Costs.

(a) Eurodollar Changes in Law. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

(ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Section 5.01(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(d) Effect of Failure or Delay in Requesting Compensation. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 5.01 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 5.01 for any increased costs or reductions incurred more than 365 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 365-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.02 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan into an ABR Loan or a LIBOR Market Index Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 5.04(b), then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event (exclusive of any lost profits or opportunity costs or processing or other related fees). In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 5.02 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 Business Days after receipt thereof; provided that the Borrower shall not have any obligation to make any payment for any loss, cost or expense incurred by a Lender as a result of an event described in this Section 5.02 if such event occurred more than 180 days prior to the date such Lender notifies the Borrower of the amount thereof; provided further that, if such event giving rise to such loss, cost or expense is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 5.03 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or any Guarantor under any Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower or any Guarantor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 5.03(a)), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Guarantor shall make such deductions and (iii) the Borrower or such Guarantor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) Payment of Other Taxes by the Borrower. The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.03) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate of the Administrative Agent, a Lender or the Issuing Bank as to the amount of such payment or liability under this Section 5.03 shall be delivered to the Borrower and shall be conclusive absent manifest error; provided that the Borrower shall not have any obligation to indemnify the Administrative Agent, such Lender or the Issuing Bank for any amounts paid by the Administrative Agent, such Lender or the Issuing Bank under this Section 5.03 more than two years prior to the date the Administrative Agent, such Lender or the Issuing Bank notifies the Borrower of the amount of such payment; provided further that, if such amounts paid by the Administrative Agent, such Lender or the Issuing Bank are required to be paid retroactively, then the two year period referred to above shall be extended to include the period of retroactive effect thereof.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the

Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or a Guarantor to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments made under any Loan Document shall deliver to the Withholding Agent, at the time or times reasonably requested by the Withholding Agent, such properly completed and executed documentation reasonably requested by the Withholding Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Withholding Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Withholding Agent as will enable the Withholding Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.03(f)(ii)(A) and (ii)(B) and Section 5.03(g) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a “United States person” as defined in Section 7701(a)(30) of the Code,

(A) any Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Withholding Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Withholding Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Withholding Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Withholding Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner; and

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Withholding Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Withholding Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Withholding Agent to determine the withholding or deduction required to be made.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Withholding Agent in writing of its legal inability to do so.

(g) FATCA. If a payment made to a Lender under this Agreement would be subject to United States Federal withholding tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 5.03(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Section 5.04 Mitigation Obligations; Replacement of Lenders.

(a) Designation of Different Lending Office. Each Lender may make any Loan or incur any LC Exposure to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay Loans and LC Disbursements in accordance with the terms of this Agreement. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.01 or Section 5.03, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.03, or if any Lender shall require that its Loans be made and/or maintained as ABR Loans rather than Eurodollar Loans pursuant to Section 5.05, or if any Lender becomes a Defaulting Lender hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.04(b)), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees (subject to Section 3.05(d)) and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), and (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.03, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 5.05 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its applicable Lending Office to honor its obligation to make or maintain Eurodollar Loans either generally or having a particular Interest Period hereunder, then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof and such Lender’s obligation to make such Eurodollar Loans shall be suspended (the “Affected Loans”) until such time as such Lender may again make and maintain such Eurodollar Loans and (b) all Affected Loans which would otherwise be made by such Lender shall be made instead as ABR Loans (and, if such Lender so requests by notice to the Borrower and the Administrative Agent, all Affected Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice) and, to the extent that Affected Loans are so made as (or converted into) ABR Loans, all payments of principal which would otherwise be applied to such Lender’s Affected Loans shall be applied instead to its ABR Loans.

Section 5.06 Availability of LIBOR Market Index Loans. Notwithstanding any other provision of this Agreement, in the event that any Lender determines in its sole discretion that LIBOR Market Index Loans are not available to be made by it for any reason (including, without limitation, as a result of such Loans becoming illegal or such Lender determining that adequate and reasonable means do not exist for determining the LIBOR Market Index Rate), then (a) such Lender shall promptly notify the Borrower and the Administrative Agent thereof, (b) such Lender and no other Lender shall be required to make LIBOR Market Index Loans (and the Borrower shall not be entitled to request LIBOR Market Index Loans or convert any other Loans into LIBOR Market Index Loans) until such Lender notifies the Borrower and the Administrative Agent that LIBOR Market Index Loans are again available to be made by such Lender, and (c) if such Lender so requests by notice to the Borrower and the Administrative Agent, all LIBOR Market Index Loans of such Lender then outstanding shall be automatically converted into ABR Loans on the date specified by such Lender in such notice.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 12.02):

(a) the Administrative Agent, the Arranger and the Lenders shall have received all commitment, facility and agency fees and all other fees and amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder (including, without limitation, the reasonable fees and expenses of Vinson & Elkins L.L.P., counsel to the Administrative Agent);

(b) the Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower and each Guarantor setting forth (i) resolutions of its board of directors (or comparable governing body) with respect to the authorization of the Borrower or such Guarantor to execute and deliver the Loan Documents to which it is a party and to enter into the transactions contemplated in those documents, (ii) the officers of the Borrower or such Guarantor (y) who are authorized to sign the Loan Documents to which the Borrower or such Guarantor is a party and (z) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (iii) specimen signatures of such authorized officers, and (iv) the Organizational Documents of the Borrower and such Guarantor, certified as being true and complete. The Administrative Agent and the Lenders may conclusively rely on such certificate until the Administrative Agent receives notice in writing from the Borrower to the contrary;

(c) the Administrative Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of the Loan Parties;

(d) the Administrative Agent shall have received from each party hereto counterparts (in such number as may be requested by the Administrative Agent) of this Agreement signed on behalf of such party;

(e) the Administrative Agent shall have received duly executed Notes payable to each Lender that has requested a Note pursuant to Section 2.02(d) in a principal amount equal to its Maximum Credit Amount dated as of the date hereof;

(f) the Administrative Agent shall have received from each party thereto duly executed counterparts (in such number as may be requested by the Administrative Agent) of the Security Instruments required as of the Effective Date, including the Initial Security Agreement, the Guaranty Agreement, the mortgages and the other Security Instruments described on Exhibit E-1. In connection with the execution and delivery of such Security Instruments, the Administrative Agent shall be reasonably satisfied that the Security Instruments will, when properly recorded (or when the applicable financing statements related thereto are properly filed or such other actions needed to perfect are taken) create first priority, perfected Liens (subject only to Excepted Liens identified in clauses (a) to (d) and (f) of the definition thereof, but subject to the provisos at the end of such definition) on at least 80% of the total value of the Oil and Gas Properties evaluated in the Initial Reserve Report and on all other Property purported to be pledged as collateral pursuant to the Security Instruments;

(g) the Administrative Agent shall have received an opinion of Akin Gump Strauss Hauer & Feld, LLP, special counsel to the Borrower and the Guarantors, and of local counsel in each jurisdiction reasonably requested by the Administrative Agent, in each case in form and substance reasonably acceptable to the Administrative Agent and its counsel;

(h) the Administrative Agent shall have received a certificate of insurance coverage of the Loan Parties evidencing that the Loan Parties are carrying insurance in accordance with Section 7.12;

(i) the Administrative Agent shall have received title information as the Administrative Agent may reasonably require satisfactory to the Administrative Agent setting forth the status of title to at least 80% of the total value of the Oil and Gas Properties evaluated in the Initial Reserve Report;

(j) the Administrative Agent shall be reasonably satisfied with the environmental condition of the Oil and Gas Properties of the Borrower and the Guarantors;

(k) the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying that the Borrower has received all consents and approvals required by Section 7.03;

(l) the Administrative Agent shall have received the financial statements referred to in Section 7.04(a) and the Initial Reserve Report accompanied by a certificate covering the matters described in Section 8.12(c);

(m) the Administrative Agent shall have received appropriate UCC search certificates and county-level real property record search results reflecting no prior Liens encumbering the Properties of the Loan Parties for each jurisdiction requested by the Administrative Agent; other than those being assigned or released on or prior to the Effective Date or Liens permitted by Section 9.03;

(n) the Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying (i) that the Borrower is concurrently consummating the MRD LLC Contribution in accordance with all Governmental Requirements and the terms of the MRD LLC Contribution Agreement (with all of the material conditions precedent thereto having been satisfied in all material respects by the parties thereto), (ii) that the Borrower is concurrently consummating the WildHorse Management Equity Acquisition in accordance with all Governmental Requirements and the terms of the WildHorse Management Equity Contribution Agreement (with all of the material conditions precedent thereto having been satisfied in all material respects by the parties thereto), (iii) as to the final purchase price and form of consideration for the Equity Interests purchased pursuant to the WildHorse Management Equity Contribution Agreement, (iv) that Black Diamond has merged or is concurrently merging with and into MRD Operating with MRD Operating being the surviving entity following such merger, (v) that WildHorse has sold or is concurrently selling its Equity Interests in WHR Management Company to WildHorse Resources II, LLC, a Delaware limited liability company, and (vi) that attached to such certificate are true, complete and executed copies of the WHR Services Agreement, the MRD LLC Contribution Agreement, the WildHorse Management Equity Contribution Agreement and each other material agreement pertaining to the foregoing transactions;

(o) the Administrative Agent shall have received from the Borrower a written policy regarding the Loan Parties’ marketing activities for Hydrocarbons and furnish a copy thereof to the Administrative Agent and the Lenders, such policy to be in form and substance reasonably satisfactory to the Majority Lenders;

(p) on the Effective Date, none of the Loan Parties shall have any Debt (other than Indebtedness or Debt permitted hereunder);

(q) the consummation of the Borrower IPO pursuant to an effective registration statement under the Securities Act filed on Form S-1 shall have occurred in accordance in all material respects with such Form S-1, and shall have resulted in aggregate gross primary proceeds received by the Borrower at the public offering price of at least $400,000,000;

(r) the Administrative Agent shall have received evidence reasonably satisfactory to Administrative Agent that, concurrently with the funding of the initial Loan under this Agreement and that upon such payment, (i) all amounts due under any revolving and term loan credit facility provided to the Loan Parties (other than this Agreement) have been paid in full including, without limitation, the revolving credit facility under that certain Amended and Restated Credit Agreement dated as of April 3, 2013 among WildHorse, as borrower, the lenders party thereto and Bank of Montreal, as administrative agent, and the second lien term loan facility under that certain Second Lien Term Loan Credit Agreement dated as of June 13, 2013 among WildHorse, as borrower, the lenders party thereto and Wells Fargo Bank, National Association, as administrative agent, (ii) all commitments to lend under such credit facilities have been terminated and (iii) all Liens securing such credit facilities have been released;

(s) since December 31, 2013, there shall not have occurred any Material Adverse Effect;

(t) all governmental and third party approvals necessary in connection with the Transactions, the financing contemplated hereby and the continuing operations of the Loan Parties (including shareholder approvals, if any) shall have been obtained on terms reasonably satisfactory to the Administrative Agent and shall be in full force and effect;

(u) the Administrative Agent shall have received, and satisfactorily completed its review of, information regarding litigation, tax, accounting, labor, insurance, pension liabilities (actual or contingent), real estate leases, material contracts, debt agreements, property ownership, and contingent liabilities of the Borrower and its Restricted Subsidiaries;

(v) the Administrative Agent and the Lenders shall have received a pro forma balance sheet as to the Borrower and the Consolidated Restricted Subsidiaries after giving effect to all elements of the Transactions to be consummated on or before the Effective Date, and forecasts prepared by management of the Borrower of balance sheets and income statements on a quarterly basis for the first year following the Effective Date and on an annual basis for each year thereafter during the term of this Agreement;

(w) the Administrative Agent shall have received evidence that all Swap Agreements of the Loan Parties that existed prior to the Effective Date shall have been terminated or otherwise novated to Lenders or Affiliates of Lenders, in each case, on terms reasonably acceptable to the Administrative Agent;

(x) after giving effect to the consummation of all of the Transactions on the Effective Date, Availability shall be not less than $400,000,000 (it being understood that the Transactions will occur sequentially on the Effective Date (as more particularly described on Schedule 6.01) and that Availability will be less than $400,000,000 on the Effective Date following the consummation of the WildHorse Management Equity Acquisition and the repayment of all amounts owing under the credit facilities referred to in Section 6.01(r), but prior to the repayment of Loans hereunder with cash proceeds from the Borrower IPO);

(y) the Administrative Agent shall have received true and correct copies (certified by a Responsible Officer of the Borrower) of all amendments, supplemental indentures or other agreements relating to the PIK Toggle Notes entered into on or prior to the Effective Date in connection with the Transactions to occur on the Effective Date; and

(z) the Administrative Agent shall have received such other documents as the Administrative Agent or special counsel to the Administrative Agent may reasonably request.

Without limiting the generality of the provisions of Section 11.04, for purposes of determining compliance with the conditions specified in this Section 6.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required under this Section 6.01 to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Effective Date specifying its objection thereto. All documents executed or submitted pursuant to this Section 6.01 by and on behalf of the Borrower or any of its Subsidiaries shall be in form and substance reasonably satisfactory to the Administrative Agent and its counsel. The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

Section 6.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (including the initial funding), and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Borrowing Base Deficiency shall have occurred and be continuing;

(b) at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no event, development or circumstance has occurred or shall then exist that has resulted in, or could reasonably be expected to have, a Material Adverse Effect;

(c) the representations and warranties of the Loan Parties set forth in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except that (i) to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, such representations and warranties shall continue to be true and correct in all material respects as of such specified earlier date and (ii) to the extent that any such representation and warranty is qualified by materiality, such representation and warranty shall continue to be true and correct in all respects;

(d) the making of such Loan or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, shall not be prohibited by any applicable Governmental Requirement, and no litigation shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to, enjoin, prohibit or restrain, the making or repayment of any Loan, the issuance, amendment, renewal, extension or repayment of any Letter of Credit or any participations therein or the consummation of the transactions contemplated by this Agreement or any other Loan Document; and

(e) the receipt by the Administrative Agent of a Borrowing Request in accordance with Section 2.03 or a request for a Letter of Credit in accordance with Section 2.08(b), as applicable.

Each request for a Borrowing and each request for the issuance, amendment, renewal or extension of any Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters, and to the extent, specified in Section 6.02(a) through (d).

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

Section 7.01 Organization; Powers. Each of the Loan Parties is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect.

Section 7.02 Authority; Enforceability. The Transactions are within the Loan Parties’ respective corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action (including, without limitation, any action required to be taken by any class of directors of the Borrower or any other Person, whether interested or disinterested, in order to ensure the due authorization of the Transactions). Each Loan Document to which any Loan Party is a party has been duly executed and delivered by the Borrower and such Guarantor and constitutes a legal, valid and binding obligation of the Loan Parties, as applicable, enforceable in accordance with its terms, subject to applicable Debtor Relief Laws and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 7.03 Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders, members, partners or any class of directors or managers, whether interested or disinterested, of the Borrower or any other Person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than (i) the recording and filing of the Security Instruments as required by this Agreement and (ii) those third party approvals or consents which, if not made or obtained, would not cause a Default hereunder, could not reasonably be expected to have a Material Adverse Effect and would not have an adverse effect on the enforceability of the Loan Documents, (b) will not violate any applicable law or regulation or the charter, bylaws or other Organizational Documents of any Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture or other material agreement binding upon any Loan Party or its Properties, or give rise to a right thereunder to require any payment to be made by any Loan Party and (d) will not result in the creation or imposition of any Lien on any material Property of any Loan Party (other than the Liens created by the Loan Documents).

Section 7.04 Financial Condition; No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders (i) the audited combined and consolidated balance sheet and audited, statements of income, shareholders’ equity and cash flows of MRD LLC as of and for the fiscal year ended December 31, 2013, reported on by KPMG LLP, independent public accountants, (ii) the unaudited consolidated and combined balance sheet, statements of income, shareholders’ equity and cash flows of MRD LLC as of and for the fiscal quarter ended March 31, 2014, certified by its chief financial officer and (iii) unaudited segment balance sheets, statements of income and statements of cash flows, which are derived from the combined and consolidated financial statements of MRD LLC, as of and for the (A) fiscal year ended December 31, 2013 and (B) fiscal quarter ended March 31, 2014. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of MRD LLC and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements.

(b) Since December 31, 2013, (i) there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect and (ii) the business of the Borrower and the other Loan Parties has been conducted only in the ordinary course consistent with past business practices.

(c) No Loan Party has on the date hereof any material Debt (including Disqualified Capital Stock) or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in the Financial Statements.

Section 7.05 Litigation.

(a) Except as set forth on Schedule 7.05, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting any Loan Party (i) not fully covered by insurance (except for normal deductibles) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (ii) that involve any Loan Document or the Transactions or (iii) that could impair the consummation of the Transactions.

(b) Since the date of this Agreement, there has been no change in the status of the matters disclosed in Schedule 7.05 that, individually or in the aggregate, has resulted in a Material Adverse Effect.

Section 7.06 Environmental Matters. Except for such matters as set forth on Schedule 7.06 or that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on any Loan Party:

(a) the Loan Parties and each of their respective Properties and operations thereon are, and within all applicable statute of limitation periods have been, in compliance with all applicable Environmental Laws;

(b) the Loan Parties have obtained all Environmental Permits required for their respective operations and each of their Properties, with all such Environmental Permits being currently in full force and effect, and none of Borrower or the other Loan Parties has received any written notice or otherwise has knowledge that any such existing Environmental Permit will be revoked or that any application for any new Environmental Permit or renewal of any existing Environmental Permit will be protested or denied;

(c) there are no claims, demands, suits, orders, inquiries, or proceedings concerning any violation of, or any liability (including as a potentially responsible party) under, any applicable Environmental Laws that is pending or, to Borrower’s knowledge, threatened against any Loan Party or any of their respective Properties or as a result of any operations at such Properties;

(d) none of the Properties of the Loan Parties contain or have contained any: (i) underground storage tanks; (ii) asbestos-containing materials; (iii) landfills or dumps; (iv) hazardous waste management units as defined pursuant to RCRA or any comparable state law; or (v) sites on or nominated for the National Priority List promulgated pursuant to CERCLA or any state remedial priority list promulgated or published pursuant to any comparable state law;

(e) there has been no Release or, to the Borrower’s knowledge, threatened Release, of Hazardous Materials at, on, under or from the Loan Parties’ Properties, there are no investigations, remediations, abatements, removals, or monitorings of Hazardous Materials required under applicable Environmental Laws at such Properties and, to the knowledge of the Borrower, none of such Properties are adversely affected by any Release or threatened Release of a Hazardous Material originating or emanating from any other real property;

(f) none of the Loan Parties has received any written notice asserting an alleged liability or obligation under any applicable Environmental Laws with respect to the investigation, remediation, abatement, removal, or monitoring of any Hazardous Materials at, under, or Released or threatened to be Released from any real properties offsite the Borrower’s or any other Loan Party’s Properties and, to the Borrower’s knowledge, there are no conditions or circumstances that could reasonably be expected to result in the receipt of such written notice;

(g) there has been no exposure of any Person or Property to any Hazardous Materials as a result of or in connection with the operations and businesses of any of the Loan Parties’ Properties that could reasonably be expected to form the basis for a claim for damages or compensation; and

(h) the Loan Parties have provided to the Lenders complete and correct copies of all material environmental site assessment reports, investigations, studies, analyses, and correspondence on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) that are in any of the Borrower’s or any other Loan Party’s possession or control and relating to their respective Properties or operations thereon.

Section 7.07 Compliance with the Laws and Agreements; No Defaults or Borrowing Base Deficiency.

(a) Each of the Loan Parties is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) None of the Loan Parties is in default nor has any event or circumstance occurred which, but for the expiration of any applicable grace period or the giving of notice, or both, would constitute a default or would require the Borrower or any other Loan Party to Redeem or make any offer to Redeem under any indenture, note, credit agreement or instrument pursuant to which any Material Indebtedness is outstanding or by which the Borrower or any other Loan Party or any of their Properties is bound.

(c) No Default or Borrowing Base Deficiency has occurred and is continuing.

Section 7.08 Investment Company Act. None of the Loan Parties is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 7.09 Taxes. Each of the Loan Parties has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such other Loan Party, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Loan Parties in respect of Taxes and other governmental charges are, in the reasonable opinion of the Borrower, adequate. No Tax Lien has been filed and, to the knowledge of the Borrower, no claim is being asserted with respect to any such Tax or other such governmental charge.

Section 7.10 ERISA.

(a) the Loan Parties and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Plan.

(b) Each Plan is, and has been, established and maintained in substantial compliance with its terms, ERISA and, where applicable, the Code.

(c) No act, omission or transaction has occurred which could result in imposition on the Borrower, any other Loan Party or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) breach of fiduciary duty liability damages under section 409 of ERISA.

(d) Full payment when due has been made of all amounts which the Borrower, the other Loan Parties or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof.

(e) None of the Loan Parties nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by the Borrower, any other Loan Party or any ERISA Affiliate in its sole discretion at any time without any material liability.

(f) None of the Loan Parties nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period preceding the date hereof sponsored, maintained or contributed to, any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, section 302 of ERISA or section 412 of the Code.

Section 7.11 Disclosure; No Material Misstatements. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which any Loan Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Loan Parties to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. There is no fact peculiar to the Loan Parties which could reasonably be expected to have a

Material Adverse Effect or in the future is reasonably likely to have a Material Adverse Effect and which has not been set forth in this Agreement or the Loan Documents or the other documents, certificates and statements furnished to the Administrative Agent or the Lenders by or on behalf of the Loan Parties prior to, or on, the date hereof in connection with the transactions contemplated hereby. There are no statements or conclusions in any Reserve Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties of the Borrower and the other Loan Parties and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Borrower and the other Loan Parties do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.

Section 7.12 Insurance. The Loan Parties have (a) all insurance policies sufficient for the compliance by each of them with all material Governmental Requirements and all material agreements and (b) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Loan Parties. The Administrative Agent and the Lenders have been named as additional insureds in respect of such liability insurance policies and the Administrative Agent has been named as loss payee with respect to Property loss insurance.

Section 7.13 Restriction on Liens. None of the Loan Parties is a party to any material agreement or arrangement, or subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Secured Parties on or in respect of their Properties to secure the Indebtedness and the Loan Documents.

Section 7.14 Subsidiaries. Except as set forth on Schedule 7.14 or as disclosed in writing to the Administrative Agent (which shall promptly furnish a copy to the Lenders), which shall be a supplement to Schedule 7.14, the Borrower has no Subsidiaries and the Borrower has no Foreign Subsidiaries. Schedule 7.14 identifies each Subsidiary as (a) either a Guarantor or not a Guarantor and (b) either a Restricted Subsidiary or an Unrestricted Subsidiary, and each Restricted Subsidiary on such schedule is a Wholly-Owned Subsidiary. Schedule 7.14 sets forth, as of the Effective Date (after giving effect to the Transactions), (i) the Persons (and their percentage ownership) that own Equity Interests in Restricted Subsidiaries and (ii) all Equity Interests in Unrestricted Subsidiaries owned by a Loan Party.

Section 7.15 Location of Business and Offices. The Borrower’s jurisdiction of organization is Delaware; the name of the Borrower as listed in the public records of its jurisdiction of organization is Memorial Resource Development Corp.; and the organizational identification number of the Borrower in its jurisdiction of organization is 5475182 (or, in each case, as set forth in a notice delivered to the Administrative Agent pursuant to Section 8.01(n) in accordance with Section 12.01). The Borrower’s principal place of business and chief executive offices are located at the address specified in Section 12.01 (or as set forth in a notice delivered pursuant to Section 8.01(n) and Section 12.01(c)). Each Restricted Subsidiary’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 7.14 (or as set forth in a notice delivered pursuant to Section 8.01(n)).

Section 7.16 Properties; Titles, Etc.

(a) Each of the Loan Parties has good and defensible title to the Oil and Gas Properties evaluated in the most recently delivered Reserve Report and good title to all its material personal Properties, in each case, free and clear of all Liens except Liens permitted by Section 9.03. After giving full effect to the Excepted Liens, the Loan Party specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate such Loan Party to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such other Loan Party’s net revenue interest in such Property.

(b) All material leases and agreements necessary for the conduct of the business of the Loan Parties are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such leases or agreements, which could reasonably be expected to have a Material Adverse Effect.

(c) The rights and Properties presently owned, leased or licensed by each Loan Party including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit each Loan Party to conduct its business in all material respects in the same manner as its business has been conducted prior to the date hereof.

(d) All of the Properties of the Loan Parties which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards except for such failure as to condition or maintenance as could not be reasonably expected to have a Material Adverse Effect.

(e) Each Loan Party owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to its business, and the use thereof by the Borrower and such other Loan Parties does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Loan Parties either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.

Section 7.17 Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) of the Loan Parties have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Borrower and the other Loan Parties. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (i) no Oil and Gas Property of the Loan Parties is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (ii) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of the Loan Parties is deviated from the vertical more than the maximum permitted by Governmental Requirements, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties) of the Loan Parties. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Loan Parties that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Loan Parties, in a manner consistent with the Loan Parties’ past practices (other than those the failure of which to maintain in accordance with this Section 7.17 could not reasonably be expected to have a Material Adverse Effect).

Section 7.18 Gas Imbalances, Prepayments. Except as set forth on Schedule 7.18 or on the most recent certificate delivered pursuant to Section 8.12(c), on a net basis there are no gas imbalances, take or pay or other prepayments which would require the Borrower or any of its Restricted Subsidiaries to deliver Hydrocarbons produced from their Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding one-half bcf of gas (on an mcf equivalent basis) in the aggregate.

Section 7.19 Marketing of Production. Except for contracts listed and in effect on the date hereof on Schedule 7.19, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts the Borrower represents that it or its Restricted Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist which are not cancelable on 60 days’ notice or less without penalty or detriment for the sale of production from the Borrower’s or the other Loan Parties’ Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the date hereof.

Section 7.20 Swap Agreements and Qualified ECP Guarantor. Schedule 7.20, as of the date hereof, and after the date hereof, each report required to be delivered by the Borrower pursuant to Section 8.01(e), sets forth, a true and complete list of all Swap Agreements of the

Borrower and each other Loan Party, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value thereof, all credit support agreements relating thereto and the counterparty to each such agreement. The Borrower has total assets exceeding $10,000,000 and is a Qualified ECP Guarantor.

Section 7.21 Use of Loans and Letters of Credit. The proceeds of the Loans and the Letters of Credit shall be used (a) on the Effective Date, to fund a portion of the purchase price of the WildHorse Management Equity Acquisition, to refinance certain existing Debt of the Loan Parties as set forth in Section 6.01(r), and to pay fees, commissions and expenses incurred in connection with the Transactions and (b) following the Effective Date, to provide working capital for exploration and production operations, for general corporate purposes (including, without limitation, financing Acquisitions and Investments and Redemption of 100% of the PIK Toggle Notes, in each case to the extent permitted hereunder). The Loan Parties are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Loan or Letter of Credit will be used whether on or following the Effective Date for any purpose which violates the provisions of Regulations T, U or X of the Board. No Letter of Credit will be used to post margin or collateral to secure any Loan Party’s obligations under any Swap Agreement with a Person other than a Lender or an Affiliate of a Lender.

Section 7.22 Solvency. After giving effect to the transactions contemplated hereby, (a) the aggregate assets (after giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement), at a fair valuation, of the Loan Parties, taken as a whole, will exceed the aggregate Debt of the Loan Parties on a consolidated basis, as the Debt becomes absolute and matures, (b) each of the Loan Parties will not have incurred or intended to incur, and will not believe that it will incur, Debt beyond its ability to pay such Debt (after taking into account the timing and amounts of cash to be received by each of the Borrower and the Guarantors and the amounts to be payable on or in respect of its liabilities, and giving effect to amounts that could reasonably be received by reason of indemnity, offset, insurance or any similar arrangement) as such Debt becomes absolute and matures and (c) each of the Loan Parties will not have (and will have no reason to believe that it will have thereafter) unreasonably small capital for the conduct of its business.

Section 7.23 Foreign Corrupt Practices. No Loan Party, nor any director, officer, agent, employee or Affiliate of the Loan Parties is aware of or has taken any action, directly or indirectly, that would result in a material violation by such Persons of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and, the Loan Parties and their Affiliates have conducted their business in material compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

Section 7.24 OFAC. No Loan Party, nor to the knowledge of any Loan Party, any director, officer, employee, agent or Affiliate of a Loan Party, is an individual or entity that is, or is owned or controlled by any individual or entity that is (a) currently the subject or target of any Sanctions or (b) located, organized or resident in a Designated Jurisdiction.

ARTICLE VIII

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents then outstanding shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 8.01 Financial Statements; Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) Annual Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 15 days after annual financial statements are required to be delivered to the SEC, the Borrower’s (i) audited consolidated (combined with MEMP) and unaudited consolidating (combined for the Borrower and the Guarantors) balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Restricted Subsidiaries on a consolidated (combined with MEMP) and consolidating (combined for the Borrower and the Guarantors) basis in accordance with GAAP consistently applied; provided that the timely filing with the SEC of the Borrower’s annual report on Form 10-K will satisfy the reporting requirements of this Section 8.01(a) and (ii) unaudited segment balance sheets, audited segment statements of income and unaudited segment statements of cash flows as of the end of and for such year, which are derived from the consolidated (combined with MEMP) and consolidating (combined for the Borrower and the Guarantors) financial statements of the Borrower.

(b) Quarterly Financial Statements. For each of the first three fiscal quarters of the Borrower’s fiscal year, as soon as available, but in any event in accordance with then applicable law and not later than 15 days after quarterly financial statements are required to be delivered to the SEC, the Borrower’s (i) unaudited consolidated (combined with MEMP) and consolidating (combined for the Borrower and the Guarantors) balance sheets and related statements of operations, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Consolidated Restricted Subsidiaries on a consolidated (combined with

MEMP) and consolidating (combined for the Borrower and the Guarantors) basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided that the timely filing with the SEC of the Borrower’s quarterly reports on Form 10-Q will satisfy the reporting requirements of this Section 8.01(b) and (ii) unaudited segment balance sheets, unaudited segment statements of income and unaudited segment statements of cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, which are derived from the consolidated (combined with MEMP) and consolidating (combined for the Borrower and the Guarantors) financial statements of the Borrower.

(c) Certificate of Financial Officer – Compliance. Concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer in substantially the form of Exhibit D hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 8.13(a), Section 8.14(a) and Section 9.01 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 7.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

(d) Certificate of Financial Officer – Consolidating Information. If, at any time, all of the Consolidated Subsidiaries of the Borrower are not Consolidated Restricted Subsidiaries, then concurrently with any delivery of financial statements under Section 8.01(a) or Section 8.01(b), a certificate of a Financial Officer setting forth consolidating and segment spreadsheets that show all Consolidated Unrestricted Subsidiaries and the eliminating entries, in such form as would be presentable to the auditors of the Borrower.

(e) Certificate of Financial Officer – Swap Agreements. Concurrently with any delivery of financial statements under Section 8.01(a) and Section 8.01(b) and the delivery of each Reserve Report hereunder, a certificate of a Financial Officer, in form and substance satisfactory to the Administrative Agent, setting forth as of a recent date, a reasonably detailed summary of the Swap Agreements to which any Loan Party is a party on such date, which summary shall include information that is sufficient (as reasonably determined by the Administrative Agent) for purposes of determining the Borrowing Base hereunder including, without limitation, the type, term, effective date, termination date and notional amounts or volumes).

(f) Certificate of Insurer – Insurance Coverage. Concurrently with any delivery of financial statements under Section 8.01(a), a certificate of insurance coverage from each insurer with respect to the insurance required by Section 8.07, in form and substance satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, all copies of the applicable policies.

(g) Other Accounting Reports. Promptly upon receipt thereof, a copy of any “management letter” received by the Borrower or any of the Loan Parties by independent accountants that indicates, in the reasonable good faith judgment of the board of directors (or comparable governing body), as applicable, of the Borrower or any such other Loan Party, a material weakness in such Person’s internal controls or procedures and the management’s responses thereto.

(h) SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any other Loan Party with the SEC, or with any national or foreign securities exchange, or distributed by the Borrower to its equityholders generally, as the case may be; provided that the timely filing with the SEC of any such materials or the posting of such documents (or providing a link thereto) on the Borrower’s or such other Loan Party’s website on the Internet at the Borrower’s or such other Loan Party’s website address will satisfy the reporting requirements of this Section 8.01(h).

(i) Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 8.01.

(j) Lists of Purchasers. Promptly following the written request of the Administrative Agent, a list of all Persons purchasing material quantities of Hydrocarbons from the Borrower or any other Loan Party.

(k) Notice of Sales of Oil and Gas Properties. In the event the Borrower or any other Loan Party intends to sell, transfer, assign or otherwise dispose of any Oil or Gas Properties or any Equity Interests in any Restricted Subsidiary in accordance with Section 9.12, prior written notice of such disposition, the price thereof and the anticipated date of closing and any other details thereof reasonably requested by the Administrative Agent or any Lender.

(l) Notice of Casualty Events. Prompt written notice, and in any event within five Business Days, of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event.

(m) Issuance of Permitted Senior Unsecured Notes. In the event the Borrower intends to issue Permitted Senior Unsecured Notes, prior written notice of such intended offering of such Permitted Senior Unsecured Notes, the amount thereof, and the anticipated date of closing and promptly when available will furnish a copy of the preliminary offering memorandum (if any) and the final offering memorandum (if any).

(n) Information Regarding Borrower and Guarantors. Prompt written notice (and in any event within 30 days prior thereto) of any change (i) in the Borrower or any Guarantor’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of the Borrower’s or any Guarantor’s chief executive office or principal place of business, (iii) in the Borrower’s or any Guarantor’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in the Borrower’s or any Guarantor’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in the Borrower’s or any Guarantor’s federal taxpayer identification number.

(o) Production Report and Lease Operating Statements. Concurrently with the delivery of each Reserve Report required to be delivered pursuant to Section 8.12(a), the Borrower shall provide to the Administrative Agent and the Lenders a report setting forth, for each calendar month during the then current fiscal year to date, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties of the Loan Parties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.

(p) Notices of Certain Changes. Promptly, but in any event within five Business Days after the execution thereof, copies of any amendment, modification or supplement to any Organizational Document, any preferred stock designation or any other organic document of the Borrower or any Restricted Subsidiary.

(q) Annual Budget and Updated Forecasted Financial Statements. Concurrently with any delivery of financial statements under Section 8.01(a), an annual budget of the Loan Parties in form and detail reasonably satisfactory to the Administrative Agent and forecasts prepared by management of the Borrower of consolidated balance sheets and income statements for the Loan Parties on a quarterly basis for the first year following the year for which such financial statements are then being delivered under Section 8.01(a) and on an annual basis for each year thereafter during the term of this Agreement.

(r) Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any other Loan Party (including, without limitation, any Plan and any reports or other information required to be filed with respect thereto under the Code or under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request.

Section 8.02 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(a) the occurrence of any Default;

(b) the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Lenders) that, in either case, if adversely determined, could reasonably be expected to result in a Material Adverse Effect; and

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the other Loan Parties in an aggregate amount exceeding $500,000; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 8.02 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 8.03 Existence; Conduct of Business. The Borrower will, and will cause each other Loan Party to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 9.11.

Section 8.04 Payment of Obligations. The Borrower will, and will cause each other Loan Party to, pay its obligations, including Tax liabilities of the Borrower and all of the other Loan Parties before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such other Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any material Property of the Borrower or any other Loan Party.

Section 8.05 Performance of Obligations under Loan Documents. The Borrower will pay the Notes according to the reading, tenor and effect thereof, and the Borrower will, and will cause each other Loan Party to, do and perform every act and discharge all of the obligations to be performed and discharged by it under the Loan Documents, including, without limitation, this Agreement, at the time or times and in the manner specified, taking into consideration any grace periods therein.

Section 8.06 Operation and Maintenance of Properties. The Borrower at its sole expense will, and will cause each other Loan Party to:

(a) operate its Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all Governmental Requirements, including, without limitation, applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect;

(b) keep and maintain all Property material to the conduct of its business in good working order and condition (ordinary wear and tear excepted), preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear and obsolescence excepted) all of its material Oil and Gas Properties and other material Properties, including, without limitation, all equipment, machinery and facilities;

(c) promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary to keep materially unimpaired its rights with respect thereto and prevent any forfeiture thereof or default thereunder, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect;

(d) promptly perform, or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect;

(e) operate its Oil and Gas Properties and other material Properties or cause or make reasonable and customary efforts to cause such Oil and Gas Properties and other material Properties to be operated in accordance with the practices of the industry and in material compliance with all applicable contracts and agreements and in compliance in all material respects with all Governmental Requirements; and

(f) to the extent that a Loan Party is not the operator of any Property, the Borrower shall use reasonable efforts to cause the operator to comply with this Section 8.06.

Section 8.07 Insurance. The Borrower will, and will cause each other Loan Party to, maintain, with financially sound and reputable insurance companies, insurance (a) in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations and (b) in accordance with all Governmental Requirements. Within 30 days following the Effective Date, the loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent and the Lenders as “additional insureds” and provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the Administrative Agent.

Section 8.08 Books and Records; Inspection Rights. The Borrower will, and will cause each other Loan Party to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each other Loan Party to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 8.09 Compliance with Laws. The Borrower will, and will cause each other Loan Party to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 8.10 Environmental Matters.

(a) The Borrower shall at its sole expense: (i) comply, and shall cause its Properties and operations and each other Loan Party and each other Loan Party’s Properties and operations to comply, with all applicable Environmental Laws, the violation of which could be reasonably expected to have a Material Adverse Effect; (ii) not Release or threaten to Release, and shall cause each Subsidiary not to Release or threaten to Release, any Hazardous Material on, under, about or from any of the Borrower’s or any other Loan Party’s Properties or any other property offsite the Property to the extent caused by the Borrower’s or any other Loan Party’s operations except in compliance with applicable Environmental Laws, the Release or threatened Release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each Subsidiary to timely obtain or file, all material Environmental Permits, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Borrower’s or any other Loan Party’s Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each other Loan Party to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any of the Borrower’s or any other Loan Party’s Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; (v) conduct, and cause each other Loan Party to conduct, its operations and businesses in a prudent manner relative to the exposure of any Property or Person to Hazardous Materials that could reasonably be expected to form the basis for a claim for damages or compensation; and (vi) establish and implement, and shall cause each other Loan Party to establish and implement, such procedures as may be necessary to continuously determine and assure that the Borrower’s and each other Loan Party’s obligations under this Section 8.10(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(b) The Borrower will promptly, but in no event later than five Business Days after obtaining knowledge of the occurrence of a triggering event, notify the Administrative Agent and the Lenders in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any Person against the Borrower or any other Loan Party or their Properties in connection with any Environmental Laws that, if adversely determined, could reasonably be expected to result in liability (whether individually or in the aggregate) in excess of $5,000,000, not fully covered by insurance (subject to normal deductibles).

(c) The Borrower will, and will cause each other Loan Party to, provide environmental assessments, audits and tests in accordance with the most current version of the American Society of Testing Materials standards upon request by the Administrative Agent and the Lenders and no more than once per year in the absence of any Event of Default (or as otherwise required to be obtained by any Governmental Authority), or in connection with any future Acquisitions; provided that notwithstanding anything to the contrary in this Section 8.10(c), no boring, subsurface sampling or phase II environmental review shall be required with respect to any environmental assessments, audits or tests conducted pursuant to this Section 8.10(c).

Section 8.11 Further Assurances.

(a) The Borrower at its sole expense will, and will cause each other Loan Party to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Borrower or any other Loan Party, as the case may be, in the Loan Documents, including the Notes, or to further evidence and more fully describe the collateral intended as security for the Indebtedness, or to correct any omissions in this Agreement or the Security Instruments, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the reasonable discretion of the Administrative Agent, in connection therewith.

(b) The Borrower hereby authorizes the Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of the Borrower or any Guarantor where permitted by law. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law. The Borrower acknowledges and agrees that any such financing statement may describe the collateral as “all assets” of the Borrower or any such Guarantor or words of similar effect as may be required by the Administrative Agent.

Section 8.12 Reserve Reports.

(a) On or before February 28 and August 31 of each year, commencing August 31, 2014, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report evaluating the Oil and Gas Properties of the Borrower and the Guarantors as of the immediately preceding January 1 and July 1 (or December 31 and June 30). The Reserve Report as of July 1 (or June 30) of each year shall be prepared by or under the supervision of the chief engineer of the Borrower who shall certify (i) there are no statements or conclusions in such Reserve Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that projections concerning volumes attributable to the Oil and Gas Properties and production and cost estimates contained in any Reserve Report are necessarily based upon professional opinions, estimates and projections and that the Borrower and the Guarantors do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate, and (ii) that such Reserve Report has been prepared in accordance with the procedures used in the immediately preceding January 1 (or December 31) Reserve Report. The Reserve Report as of January 1 of each year (or December 31 of the preceding year) shall be prepared by one or more Approved Petroleum Engineers.

(b) In the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent and the Lenders a Reserve Report prepared by or under the supervision of the chief engineer of the Borrower who shall certify such Reserve Report to be true and accurate and to have been prepared in accordance with the procedures used in the immediately preceding January 1 (or December 31) Reserve Report. For any Interim Redetermination requested by the Administrative Agent or the Borrower pursuant to Section 2.07(b), the Borrower shall provide such Reserve Report with an “as of” date as required by the Administrative Agent as soon as possible, but in no event later than 30 days following the receipt of such request.

(c) With the delivery of each Reserve Report, the Borrower shall provide to the Administrative Agent and the Lenders a certificate from a Responsible Officer certifying that in all material respects: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (ii) the Borrower or a Guarantor owns good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 9.03, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 7.18 with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Borrower or any of the Guarantors to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of their Oil and Gas Properties have been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold and in such detail as reasonably required by the Administrative Agent, (v) attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report which the Borrower could reasonably be expected to have been obligated to list on Schedule 7.19 had such agreement been in effect on the date hereof and (vi) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating the percentage of the total value of the Borrower’s and the Guarantors’ Oil and Gas Properties that the value of such Mortgaged Properties represent in compliance with Section 8.14(a).

Section 8.13 Title Information.

(a) On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 8.12, the Borrower will deliver title information in form and substance acceptable to the Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall have received together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 80% of the total value of the Oil and Gas Properties evaluated by such Reserve Report.

(b) If the Borrower has provided title information for additional Properties under Section 8.13(a), the Borrower shall, within 90 days of notice from the Administrative Agent that material title defects or exceptions exist with respect to such additional Properties, either (i) cure any such material title defects or exceptions (including defects or exceptions as to priority) that do not constitute Excepted Liens pursuant to Section 9.03, raised by such information, (ii) substitute acceptable Mortgaged Properties with no material title defects or exceptions except for Excepted Liens (other than Excepted Liens described in clauses (e), (g) and (i) of such definition) having an equivalent value, or (iii) deliver title information in form and substance acceptable to the Administrative Agent so that the Administrative Agent shall have received, together with title information previously delivered to the Administrative Agent, satisfactory title information on at least 80% of the value of the Oil and Gas Properties evaluated by such Reserve Report.

(c) If the Borrower is unable to cure any material title defect requested by the Administrative Agent or the Lenders to be cured within the 90-day period or the Borrower does not comply with the requirements to provide acceptable title information covering 80% of the value of the Oil and Gas Properties evaluated in the most recent Reserve Report, such default shall not be a Default, but instead the Administrative Agent and/or the Majority Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lenders. To the extent that the Administrative Agent or the Majority Lenders are not satisfied with title to any Mortgaged Property after the 90-day period has elapsed, such unacceptable Mortgaged Property shall not count towards the 80% requirement, and the Administrative Agent may send a notice to the Borrower and the Lenders that the Borrowing Base then in effect shall be reduced by an amount as determined by the Required Lenders to cause the Borrower to be in compliance with the requirement to provide acceptable title information on 80% of the value of the Oil and Gas Properties. This new Borrowing Base shall become effective immediately after receipt of such notice.

Section 8.14 Additional Collateral; Additional Guarantors.

(a) In connection with each redetermination of the Borrowing Base, the Borrower shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 8.12(c)(vi)) to ascertain whether the Mortgaged Properties represent at least 80% of the total value of the Oil and Gas Properties evaluated in the most recently completed Reserve Report after giving effect to exploration and production activities, acquisitions, dispositions and production. In the event that the Mortgaged Properties do not represent at least 80% of such total value, then the Borrower shall, and shall cause the Guarantors to, grant, within 30 days of delivery of the certificate required under Section 8.12(c), to the Administrative Agent as security for the Indebtedness a first-priority Lien interest (provided that Excepted Liens of the type described in clauses (a) to (d) and (f) of the definition thereof may exist, but subject to the provisos at the end of such definition) on additional Oil and Gas Properties of the Borrower and the Guarantors not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will represent at least 80% of such total value. All such

Liens will be created and perfected by and in accordance with the provisions of mortgages, deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Administrative Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.

(b) The Borrower shall cause (i) each of its Material Subsidiaries (other than MEMP GP) and (ii) any Person that guarantees the obligations with respect to the PIK Toggle Notes or any Permitted Senior Unsecured Notes to unconditionally guaranty, on a joint and several basis, the prompt payment and performance of the Indebtedness pursuant to the Guaranty Agreement. In connection therewith, within 20 Business Days following any acquisition or creation (or similar event) of a new Material Subsidiary (or following any Person other than a Guarantor providing a guaranty in respect of the PIK Toggle Notes or any Permitted Senior Unsecured Notes), the Borrower shall cause such Material Subsidiary (or other Person), to (A) become a party to the Guaranty Agreement by executing and delivering an amendment or a supplement to the Guaranty Agreement in form and substance acceptable to the Administrative Agent and (B) execute and deliver such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent. If the Borrower shall at any time own one or more Domestic Subsidiaries that are both Restricted Subsidiaries and Wholly-Owned Subsidiaries, each of which is not a Material Subsidiary by virtue of owning Property having a fair market value of less than $10,000,000 (each such Domestic Subsidiary, an “Individual Property Safe Harbor Non-Material Subsidiary”), but the Individual Property Safe Harbor Non-Material Subsidiaries together own, without duplication, Property having a fair market value of $25,000,000 or more, then as soon as reasonably practicable, but in any event within 20 Business Days (as such deadline may be extended by the Administrative Agent in its sole discretion), the Borrower shall cause one or more of such Individual Property Safe Harbor Non-Material Subsidiaries to unconditionally guarantee, on a joint and several basis, the prompt payment and performance of the Indebtedness pursuant to the Guaranty Agreement such that after giving effect to such guarantee(s) the remaining Individual Property Safe Harbor Non-Material Subsidiaries together own, without duplication, Property having a fair market value of less than $25,000,000.

(c) On or before the earlier of (i) the date which is 45 days after the Effective Date and (ii) the date on which the PIK Toggle Notes are Redeemed in full, the Borrower and each Guarantor shall grant to the Administrative Agent for the benefit of the Secured Parties to secure the Indebtedness, a perfected, first-priority security interest in all of the issued and outstanding Equity Interests in each Restricted Subsidiary of the Borrower owned by the Borrower or such Guarantor. Such grant shall be effectuated by the Borrower and each Guarantor executing and delivering the Amended and Restated Security Agreement prior to such time, which Amended and Restated Security Agreement shall amend and restate the Initial Security Agreement in its entirety. In addition, within 20 Business Days following any acquisition or creation (or similar event) of a new Restricted Subsidiary, the Borrower shall, or shall cause the applicable Guarantor that owns Equity Interests in such Restricted Subsidiary to, execute and deliver an amendment or supplement to the Amended and Restated Security Agreement to confirm the pledge all of the Equity Interests in such new Restricted Subsidiary. The Borrower and each Guarantor shall also deliver to the Administrative Agent, together with or prior to its delivery of the Amended and Restated Security Agreement or any amendment or supplement thereto as set forth above, (A) original stock or equity certificates, if any, evidencing the Equity Interests of each Restricted Subsidiary owned by it, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof or, if uncertificated, such other documents as may be reasonably required by the Administrative Agent to perfect the Administrative Agent’s Lien therein by “control” in accordance with the applicable Uniform Commercial Code (including, without limitation, Sections 8-106, 9-106 and 9-314 thereof) and (B) such other additional closing documents, certificates and legal opinions as shall reasonably be requested by the Administrative Agent.

(d) Subject to the foregoing clauses (a) and (c), the Borrower will at all times cause the other material tangible and intangible assets of the Borrower and each Material Subsidiary (other than MEMP GP) to be subject to a Lien of the Security Instruments.

(e) Notwithstanding any provision in any of the Loan Documents to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulations) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulations) owned by the Borrower or any Guarantor included in the Mortgaged Property and no Building or Manufactured (Mobile) Home shall be encumbered by any Security Instrument; provided, that (A) the Borrower’s and Guarantors’ interests in all lands and Hydrocarbons situated under any such Building or Manufactured (Mobile) Home shall be included in the Mortgaged Property and shall be encumbered by the Security Instruments and (B) the Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, permit to exist any Lien on any Building or Manufactured (Mobile) Home except Excepted Liens.

Section 8.15 ERISA Compliance. The Borrower will promptly furnish and will cause the other Loan Parties and any ERISA Affiliate to promptly furnish to the Administrative Agent (i) promptly after the filing thereof with the United States Secretary of Labor or the Internal Revenue Service, copies of each annual and other report with respect to each Plan that is subject to Title IV of ERISA, section 302 of ERISA, or section 412 of the Code or any trust created thereunder, and (ii) immediately upon becoming aware of the occurrence of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder that could reasonably be expected to result in liability of the Borrower and the other Loan Parties in an aggregate amount exceeding $500,000 (when taken together with all other such prohibited transactions that have occurred within the preceding 12 months), a written notice signed by the President or the principal Financial Officer, the Subsidiary or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Borrower, such other Loan Party or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service or the Department of Labor with respect thereto.

Section 8.16 Commodity Price Risk Management Policy. The Loan Parties shall maintain a commodity price risk management policy, which policy shall be reasonably acceptable to the Administrative Agent; provided that such policy shall be subject to the review of the Administrative Agent no more than once every three years.

Section 8.17 Unrestricted Subsidiaries. The Borrower:

(a) will cause the management, business and affairs of each of the Borrower and its Restricted Subsidiaries to be conducted in such a manner (including, without limitation, by keeping separate books of account, furnishing separate financial statements of Unrestricted Subsidiaries to creditors and potential creditors thereof and by not permitting Properties of the Borrower and its respective Restricted Subsidiaries to be commingled) so that each Unrestricted Subsidiary that is a corporation will be treated as a corporate entity separate and distinct from the Borrower and the Restricted Subsidiaries; and

(b) will not, and will not permit any of the Restricted Subsidiaries to, incur, assume, guarantee or be or become liable for any Debt of any of the Unrestricted Subsidiaries (other than MEMP GP solely with respect to MEMP GP Debt).

Section 8.18 Post-Closing Covenant. The Borrower shall, and shall cause the Guarantors to, deliver Deposit Account Control Agreements with respect to their respective Deposit Accounts (other than De Minimis Accounts) in accordance with the terms of and at such times as specified in Section 4.11 of the Initial Security Agreement (as such Section may be amended from time to time including pursuant to the Amended and Restated Security Agreement). All capitalized terms used in this Section 8.18 but not otherwise defined in this Agreement shall have the meanings given such terms in the Initial Security Agreement.

Section 8.19 Commodity Exchange Act Keepwell Provisions.

(a) The Borrower hereby guarantees the payment and performance of all Indebtedness of each Loan Party (other than the Borrower) and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Benefitting Guarantor in order for such Benefitting Guarantor to honor its obligations (without giving effect to Section 8.19(b)) under the Guaranty Agreement and any other Security Instrument including obligations with respect to Swap Agreements (provided, however, that the Borrower shall only be liable under this Section 8.19(a) for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.19(a), or otherwise under this Agreement or any Loan Document, as it relates to such Benefitting Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of the Borrower under this Section 8.19(a) shall remain in full force and effect until all Indebtedness is paid in full to the Lenders, the Administrative Agent and all other Secured Parties, and all of the Lenders’ Commitments are terminated. The Borrower intends that this Section 8.19(a) constitute, and this Section 8.19(a) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Benefitting Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(b) Notwithstanding any other provisions of this Agreement or any other Loan Document, Indebtedness guaranteed by any Guarantor, or secured by the grant of any Lien by such Guarantor under any Security Instrument, shall exclude all Excluded Swap Obligations with respect to such Guarantor.

ARTICLE IX

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents then outstanding have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

Section 9.01 Financial Covenants.

(a) Interest Coverage Ratio. The Borrower will not, as of the last day of any fiscal quarter commencing with the fiscal quarter ending September 30, 2014, permit the Borrower’s ratio of (i) Consolidated EBITDAX for the Rolling Period ending on such day to (ii) Consolidated Net Interest Expense for the Rolling Period ending on such day to be less than 2.50 to 1.00.

(b) Current Ratio. The Borrower will not permit, as of the last day of any fiscal quarter commencing with the fiscal quarter ending September 30, 2014, the Borrower’s ratio of (i) consolidated current assets (including the unused amount of the total Commitments (but only to the extent that the Borrower is permitted to borrow such amount under the terms of this Agreement including, without limitation, Section 6.02 hereof), and excluding non-cash assets under ASC 815) to (ii) consolidated current liabilities (excluding non-cash obligations under ASC 815 and current maturities under this Agreement) of the Borrower to be less than 1.0 to 1.0.

Section 9.02 Debt. The Borrower will not, and will not permit any other Loan Party to, incur, create, assume or suffer to exist any Debt, except:

(a) the Notes or other Indebtedness arising under the Loan Documents or any guaranty of or suretyship arrangement for the Notes or other Indebtedness arising under the Loan Documents;

(b) accounts payable and accrued expenses, liabilities or other obligations to pay the deferred purchase price of Property or services, from time to time incurred in the ordinary course of business which are not greater than 90 days past the date of invoice or delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;

(c) Debt under Capital Leases not to exceed $15,000,000 in the aggregate at any one time outstanding;

(d) Debt associated with bonds or surety obligations required by Governmental Requirements in connection with the operation of the Oil and Gas Properties;

(e) endorsements of negotiable instruments for collection in the ordinary course of business;

(f) MEMP GP Debt;

(g) Debt under the PIK Toggle Notes and Permitted Senior Unsecured Notes and, in each case, guarantees thereof by any Loan Party;

(h) other Debt not to exceed $15,000,000 in the aggregate at any one time outstanding; and

(i) Debt of the Borrower or a Guarantor to the Borrower or any Guarantor.

Section 9.03 Liens. The Borrower will not, and will not permit any other Loan Party to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:

(a) Liens securing the payment of any Indebtedness;

(b) Excepted Liens;

(c) Liens securing Capital Leases permitted by Section 9.02(c) but only on the Property under lease; and

(d) Liens on cash in an aggregate amount of up to $20,000,000 at any one time outstanding securing any Swap Agreement with any Approved Counterparty that is neither a Lender nor an Affiliate of a Lender.

Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 9.03 (other than Liens securing the Indebtedness and Excepted Liens) may at any time attach to any Equity Interests in Restricted Subsidiaries or to any Oil and Gas Properties evaluated in the Reserve Report used in the most recent determination of the Borrowing Base.

Section 9.04 Dividends and Distributions; Repayment of Certain Debt; Amendments to Certain Debt Documents.

(a) Restricted Payments. The Borrower will not, and will not permit any other Loan Party to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders or make any distribution of its Property to its Equity Interest holders, except:

(i) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock);

(ii) Restricted Subsidiaries may declare and pay dividends to Loan Parties ratably with respect to their Equity Interests; and

(iii) the Loan Parties may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Restricted Subsidiaries.

(b) Repayment of Permitted Senior Unsecured Notes and the PIK Toggle Notes; Amendment of Terms of Permitted Senior Unsecured Notes Documents and the PIK Toggle Notes Documents. The Borrower will not, and will not permit any other Loan Party to, prior to the date that is 180 days after the Maturity Date:

(i) call, make or offer to make any optional or voluntary Redemption of or otherwise optionally or voluntarily Redeem (whether in whole or in part) any Permitted Senior Unsecured Notes, except that, so long as no Default exists, the Borrower may, substantially contemporaneously with its receipt of any cash proceeds from (A) any issuance of Permitted Senior Unsecured Notes or (B) any sale of Equity Interests in the Borrower (other than Disqualified Capital Stock), prepay or otherwise Redeem Permitted Senior Unsecured Notes in an amount equal to the amount of the net cash proceeds of such issuance of Permitted Senior Unsecured Notes or such sale of Equity Interests of the Borrower;

(ii) amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of the Permitted Senior Unsecured Notes Documents (except to the extent a new issuance of Permitted Senior Unsecured Notes, the proceeds of which were used to Redeem existing Permitted Senior Unsecured Notes pursuant to the foregoing clause (i), would be permitted to have such terms as so amended, modified, waived or otherwise changed) if the effect thereof would be to (A) shorten its maturity or average life, (B) increase the amount of any payment of principal thereof, (C) increase the rate or shorten any period for payment of interest thereon, or (D) modify or amend covenants or events of default such that the resulting covenants and events of default in respect thereof, taken as a whole, are more restrictive with respect to the Loan Parties than the covenants and Events of Default in this Agreement without this Agreement being contemporaneously amended to add similar provisions (as determined in good faith by senior management of the Borrower);

(iii) call, make or offer to make any optional or voluntary Redemption of or otherwise optionally or voluntarily Redeem (whether in whole or in part) the PIK Toggle Notes, except that, the Borrower may Redeem the PIK Toggle Notes in full so long as (A) at the time the Borrower issues a redemption notice in respect of the PIK Toggle Notes, (1) no Default or Event of Default exists and (2) the Borrower will be in pro forma compliance with all financial covenants set forth in Section 9.01 after giving effect to such Redemption, and (B) after giving effect to such Redemption, Availability is not less than 10.0% of the total Commitments at such time; or

(iv) amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of the PIK Toggle Notes Documents if the effect thereof would be to (A) shorten its maturity or average life, (B) increase the amount of any payment of principal thereof, (C) increase the rate or shorten any period for payment of interest thereon, or (D) modify or amend covenants or events of default such that the resulting covenants and events of default in respect thereof, taken as a whole, are more restrictive with respect to the Loan Parties than the covenants and Events of Default in this Agreement without this Agreement being contemporaneously amended to add similar provisions (as determined in good faith by senior management of the Borrower).

Section 9.05 Investments and Loans. The Borrower will not, and will not permit any other Loan Party to, make or permit to remain outstanding any Investments in or to any Person or any intercompany loans, except that the foregoing restriction shall not apply to:

(a) Investments as of the Effective Date which are disclosed to the Lenders in Schedule 9.05;

(b) accounts receivable arising in the ordinary course of business and promissory notes received in settlement of any such accounts receivable;

(c) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case maturing within one year from the date of creation thereof;

(d) commercial paper maturing within one year from the date of creation thereof having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively;

(e) deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any Lender or any office located in the United States of any other bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively;

(f) deposits in money market funds investing not less than 90% of their assets in Investments described in Section 9.05(c), Section 9.05(d) or Section 9.05(e);

(g) Investments (i) made by the Borrower in or to any of the Guarantors including any Person who, contemporaneously with the making of such Investment, becomes a Guarantor, (ii) made by any Restricted Subsidiary in or to the Borrower or any Guarantor, and (iii) in an aggregate amount at any one time outstanding not to exceed $15,000,000, made by the Borrower or any Restricted Subsidiary in or to all other Restricted Subsidiaries which are not Guarantors;

(h) Investments in Unrestricted Subsidiaries not to exceed $10,000,000 in the aggregate at any time;

(i) Investments by MEMP GP in general partner interests in MEMP, but only to the extent any such Investment is made in order for MEMP GP to hold or maintain a general partner interest (on a percentage basis) of up to 0.1%; and

(j) other Investments not to exceed $15,000,000 in the aggregate at any time.

Section 9.06 Nature of Business; No International Operations. The Borrower will not, and will not permit any other Loan Party to, allow any material change to be made in the character of its business as an independent oil and gas exploration and production company. The Borrower will not, and will not permit any of the other Loan Parties to, acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of the United States.

Section 9.07 Limitation on Leases. The Borrower will not, and will not permit any other Loan Party to, create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal but excluding Capital Leases to the extent such Capital Leases do not go beyond the value and terms of the leased property and leases of Hydrocarbon Interests), under leases or lease agreements which would cause the aggregate amount of all payments made by the Borrower and the other Loan Parties pursuant to all such leases or lease agreements, including, without limitation, any residual payments at the end of any lease, to exceed $15,000,000 in any period of twelve consecutive calendar months during the life of such leases.

Section 9.08 Proceeds of Notes. The Borrower will not permit the proceeds of the Notes to be used for any purpose other than those described in the first sentence of Section 7.21. Neither the Borrower nor any Person acting on behalf of the Borrower has taken or will take any action which might cause any of the Loan Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

Section 9.09 ERISA Compliance. The Borrower will not, and will not permit any other Loan Party to, at any time:

(a) engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which the Borrower, any other Loan Party or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code;

(b) terminate, or permit any ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability of the Borrower, any other Loan Party or any ERISA Affiliate to the PBGC;

(c) fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, any other Loan Party or any ERISA Affiliate is required to pay as contributions thereto;

(d) permit to exist, or allow any ERISA Affiliate to permit to exist, any accumulated funding deficiency within the meaning of section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan;

(e) permit, or allow any ERISA Affiliate to permit, the actuarial present value of the benefit liabilities under any Plan maintained by the Borrower, any other Loan Party or any ERISA Affiliate which is regulated under Title IV of ERISA to materially exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities such that a determination would result that any Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); provided that the term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA;

(f) contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan;

(g) acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to the Borrower or any other Loan Party or with respect to any ERISA Affiliate of the Borrower or any other Loan Party if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan materially exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities such that a determination would result that any Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code);

(h) incur, or permit any ERISA Affiliate to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA;

(i) contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material liability; or

(j) amend, or permit any ERISA Affiliate to amend, a Plan resulting in an increase in current liability such that the Borrower, any other Loan Party or any ERISA Affiliate is required to provide security to such Plan under section 401(a)(29) of the Code.

Section 9.10 Sale or Discount of Receivables. Except for receivables obtained by the Loan Parties out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, the Borrower will not, and will not permit any other Loan Party to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 9.11 Mergers, Etc. The Borrower will not, and will not permit any other Loan Party to, merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired) (any such transaction, a “consolidation”) or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), terminate or discontinue its business; provided that so long as no Default has occurred and is continuing, or would result after giving effect thereto, (a) any Wholly-Owned Subsidiary of the Borrower may participate in a consolidation with any other Wholly-Owned Subsidiary of the Borrower, provided, that if any such consolidation involves a Wholly-Owned Subsidiary that is a Guarantor and another Wholly-Owned Subsidiary that is not a Guarantor, the Wholly-Owned Subsidiary that is a Guarantor shall be the surviving Person, (b) the Borrower may participate in a consolidation with any Wholly-Owned Subsidiary of the Borrower so long as the Borrower is the surviving Person, and (c) MRD Operating may participate in a consolidation with MRD LLC so long as MRD Operating is the surviving Person.

Section 9.12 Sale of Properties. The Borrower will not, and will not permit any other Loan Party to, sell, assign, farm-out, convey or otherwise transfer any Property except for:

(a) the sale of Hydrocarbons in the ordinary course of business;

(b) farmouts of undeveloped acreage and assignments in connection with such farmouts;

(c) the sale or transfer of equipment that is no longer necessary for the business of the Loan Party or is replaced by equipment of at least comparable value and use;

(d) sales or other dispositions (including Casualty Events and events that would, but for their magnitude, constitute Casualty Events), other than as provided in clauses (a) through (c) or (e), of Oil and Gas Properties or any interest therein or Restricted Subsidiaries owning Oil and Gas Properties; provided that (i) the consideration received in respect of such sale or other disposition shall be equal to or greater than the fair market value of the Oil and Gas Property, interest therein or Restricted Subsidiary subject of such sale or other disposition (in each case, as reasonably determined by the Borrower and, if requested by the Administrative Agent, the Borrower shall deliver a certificate of a Responsible Officer certifying to that effect), (ii) not less than (A) 75% of the proceeds of such sale or other disposition of Oil and Gas Property, if to a Person other than an Affiliate, shall be in cash and (B) 50% of the proceeds of such sale or other disposition of Oil and Gas Property, if to an Affiliate, shall be in cash, provided that, if less than 75% of the proceeds of any such sale or disposition are in cash, the Borrower shall be in pro forma compliance with the covenants set forth in Section 9.01 both before and after giving effect to such sale or disposition, (iii) no Default or Event of Default has occurred and is continuing or would result from such sale or disposition, as applicable, (iv) if such sale or disposition would result in an automatic redetermination of the Borrowing Base pursuant to Section 2.07(f), the Borrower delivers reasonable prior written notice thereof to the

Administrative Agent, (v) if a Borrowing Base Deficiency would result from such sale or disposition as a result of an automatic redetermination of the Borrowing Base pursuant to Section 2.07(f), the Borrower prepays Borrowings, prior to or contemporaneously with the consummation of such sale or disposition, to the extent that such prepayment would have been required under Section 3.04(c)(iii) after giving effect to such automatic redetermination of the Borrowing Base, and (vi) if any such sale or other disposition is of a Restricted Subsidiary owning Oil and Gas Properties, such sale or other disposition shall include all the Equity Interests of such Restricted Subsidiary; and

(e) sales and other dispositions of Properties (other than Equity Interests in MEMP GP) not regulated by Section 9.12(a) to (d) having a fair market value not to exceed $10,000,000 in the aggregate during any 12-month period.

For the sake of clarity, the forfeiture of all or any portion of any lease as the result of a decision by any Loan Party not to drill any well or take any other action necessary to maintain such lease in full force and effect is not a sale or other disposition which is subject to this Section 9.12.

Section 9.13 Environmental Matters. The Borrower will not, and will not permit any other Loan Party to, cause or permit any of its Property to be in violation of, or do anything or permit anything to be done which will subject any such Property to a Release or threatened Release of Hazardous Materials, exposure to any Hazardous Materials, or to any Remedial Work, under any Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations, Release or threatened Release, exposure, or Remedial work could reasonably be expected to have a Material Adverse Effect.

Section 9.14 Transactions with Affiliates. The Borrower will not, and will not permit any other Loan Party to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Guarantors and, in the case of any Loan Party other than the Borrower, the Borrower) unless such transactions are otherwise permitted under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate; provided that the foregoing restriction shall not apply to: (a) reasonable and customary fees paid to members of the board of directors (or comparable governing body) of the Borrower or the Loan Parties, (b) compensation arrangements for directors (or the members of the comparable governing body), officers and other employees of the Borrower or the Loan Parties entered into in the ordinary course of business, (c) transactions approved by the independent directors (or the independent members of the comparable governing body) or the conflicts committee of the board of directors (or comparable governing body) of the Borrower, (d) Investments by a Loan Party in an Unrestricted Subsidiary permitted by Section 9.05(h), (e) transactions pursuant to the WHR Services Agreement, (f) to the extent that an Affiliate of the Borrower that is not a Loan Party makes an interest payment in respect of the PIK Toggle Notes on or about June 15, 2014, the prompt reimbursement (and in any event on or prior to June 30, 2014) of such Affiliate by the Borrower of the amount of such interest payment, (g) Investments permitted by Section 9.05(j), (h) transactions described on Schedule 6.01 occurring on the Effective Date and the Additional Transactions (as defined in Schedule 6.01) and (i) transactions listed on Schedule 9.14.

Section 9.15 Subsidiaries. The Borrower will not, and will not permit any other Loan Party to, create or acquire any additional Restricted Subsidiary or redesignate an Unrestricted Subsidiary as a Restricted Subsidiary unless such subsidiary is a Wholly-Owned Subsidiary and the Borrower gives written notice to the Administrative Agent of such creation or acquisition and complies with Section 8.14. The Borrower shall not, and shall not permit any Restricted Subsidiary to, sell, assign or otherwise dispose of any Equity Interests in any Restricted Subsidiary except in compliance with Section 9.12. Neither the Borrower nor any Restricted Subsidiary shall have any Restricted Subsidiary that is a Foreign Subsidiary.

Section 9.16 Negative Pledge Agreements; Dividend Restrictions. The Borrower will not, and will not permit any other Loan Party to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than this Agreement, the Security Instruments and Capital Leases creating Liens permitted by Section 9.03(c)) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Administrative Agent and the Secured Parties or, except for restrictions substantially no more restrictive than those in Section 9.04(a) hereof, restricts any Restricted Subsidiary from paying dividends or making distributions to the Borrower or any Guarantor, or which, except for dividend or distribution restrictions as aforesaid, requires the consent of or notice to other Persons in connection therewith.

Section 9.17 Gas Imbalances, Take-or-Pay or Other Prepayments. The Borrower will not, and will not permit any other Loan Party to, allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Borrower or any other Loan Party that would require the Borrower or such other Loan Party to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor to exceed three bcf of gas (on an mcf equivalent basis) in the aggregate.

Section 9.18 Swap Agreements.

(a) The Borrower will not, and will not permit any other Loan Party to, enter into any Swap Agreements with any Person other than:

(i) Swap Agreements in respect of commodities (A) with an Approved Counterparty and (B) the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed, 85% of the reasonably anticipated projected production from proved Oil and Gas Properties included in the most recent Reserve Report for each month during the period during which such Swap Agreement is in effect for each of crude oil, natural gas and natural gas liquids, (which, in the case of natural gas liquids, may be hedged with Swap Agreements for crude oil), each calculated separately; provided that Proved Developed Non-Producing Reserves and Proved Undeveloped Reserves, in the aggregate, do not account for greater than 40% of the total Proved Reserves,

(ii) Swap Agreements that would be permitted by clause (i) hereof pertaining to Oil and Gas Properties to be acquired pursuant to a Specified Acquisition;

provided that Swap Agreements pursuant to this Section 9.18(a)(ii) must be Liquidated upon the earlier to occur of: (A) the date that is 90 days after the execution of the purchase and sale agreement relating to the Specified Acquisition to the extent that such Specified Acquisition has not been consummated by such date, (B) any Loan Party knows with reasonable certainty that the Specified Acquisition will not be consummated, and (C) in the case of any Affiliated Acquisition, the date that is 20 days following the date any Loan Party enters into any such Swap Agreement with respect to the expected production from the Oil and Gas Properties to be acquired in such Affiliated Acquisition if, as of such date, no binding and enforceable purchase and sale agreement has been entered into by and between a Loan Party and an Affiliate thereof (other than another Loan Party) with respect to such Affiliated Acquisition,

(iii) Swap Agreements in respect of interest rates with an Approved Counterparty, as follows: (A) Swap Agreements effectively converting interest rates from fixed to floating, the notional amounts of which (when aggregated with all other Swap Agreements of the Loan Parties then in effect effectively converting interest rates from fixed to floating) do not exceed 100% of the then outstanding principal amount of the Loan Parties’ Debt for borrowed money which bears interest at a fixed rate and (B) Swap Agreements effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Borrower and the other Loan Parties then in effect effectively converting interest rates from floating to fixed) do not exceed 100% of the then outstanding principal amount of the Loan Parties’ Debt for borrowed money which bears interest at a floating rate, and

(iv) Swap Agreements entered into in the ordinary course of the Loan Parties’ business in respect of Emission Credits; provided that the aggregate amount that is owing but unpaid by the Loan Parties under all such Swap Agreements shall not exceed $1,000,000 in the aggregate at any time.

(b) In no event shall any Swap Agreement contain any requirement, agreement or covenant for a Loan Party to post collateral or margin to secure their obligations under such Swap Agreement or to cover market exposures, except to the extent permitted under Section 9.03(d).

(c) The Borrower will not, and will not permit any of the other Loan Parties to, incur or permit to exist any speculative Swap Agreements or any Swap Agreements in respect of commodities with a tenor in excess of 60 months.

(d) The Borrower will not, and will not permit any other Loan Party to, Liquidate any Swap Agreement in respect of commodities unless (x) if such Swap Liquidation would result in an automatic redetermination of the Borrowing Base pursuant to Section 2.07(f), the Borrower delivers reasonable prior written notice thereof to the Administrative Agent, and (y) if a Borrowing Base Deficiency would result from such Swap Liquidation as a result of an automatic redetermination of the Borrowing Base pursuant to Section 2.07(f), the Borrower prepays Borrowings, prior to or contemporaneously with the consummation of such Swap Liquidation to the extent that such prepayment would have been required under Section 3.04(c)(iv) after giving effect to such automatic redetermination of the Borrowing Base.

Section 9.19 Amendments to Certain Documents. The Borrower will not, and will not permit any other Loan Party to, amend, modify or supplement the WHR Services Agreement, the MRD LLC Contribution Agreement or the WildHorse Management Equity Contribution Agreement if, in any case, the effect thereof could reasonably be expected to be materially adverse to the Lenders or in contravention of the Loan Documents or any Governmental Requirement (and, in any case, the Borrower shall promptly furnish to the Administrative Agent a copy of any such amendment, modification or supplement).

Section 9.20 Marketing Activities.

(a) The Borrower will not, and will not permit any other Loan Party to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (i) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (ii) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Borrower and the other Loan Parties that the Borrower or one of the other Loan Parties has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (iii) other contracts for the purchase and/or sale of Hydrocarbons of third parties (A) which have generally offsetting provisions (i.e. corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (B) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

(b) The Borrower will not, and will not permit any other Loan Party to, amend in any material respect the written Hydrocarbon Marketing Policy delivered to the Lenders pursuant to Section 6.01(o) without the prior written consent of the Administrative Agent and the Majority Lenders.

Section 9.21 Sale and Leaseback. The Borrower shall not, and shall not permit any other Loan Party to, enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any Property, whether now owned or hereafter acquired, and thereafter rent or lease such Property which it intends to use for substantially the same purpose or purposes as the Property being sold or transferred.

Section 9.22 Amendments to Organizational Documents; Changes in Fiscal Year End.

(a) The Borrower shall not, and shall not permit any other Loan Party to, amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) its Organizational Documents in any manner that would be adverse to the Lenders in any material respect.

(b) The Borrower shall not, and shall not permit any other Loan Party to, change the last day of its fiscal year from December 31 of each year, or the last days of the first three fiscal quarters in each of its fiscal years from March 31, June 30 and September 30 of each year, respectively

Section 9.23 Non-Eligible Contract Participants. The Borrower shall not permit any Loan Party that is not an Eligible Contract Participant to own, at any time, any Oil and Gas Properties or any Equity Interests in any Subsidiaries.

Section 9.24 Designation and Conversion of Restricted and Unrestricted Subsidiaries.

(a) Unless designated as an Unrestricted Subsidiary on Schedule 7.14 as of the date hereof or thereafter, assuming compliance with Section 9.24(b), any Person that becomes a Subsidiary of the Borrower or any of its Restricted Subsidiaries (other than any Subsidiary of an Unrestricted Subsidiary) shall be classified as a Restricted Subsidiary. Any Person that becomes a Subsidiary of any Unrestricted Subsidiary shall be automatically classified as an Unrestricted Subsidiary.

(b) The Borrower may designate by written notification thereof to the Administrative Agent, any Restricted Subsidiary other than MEMP GP, including a newly formed or newly acquired Subsidiary (other than any Subsidiary of an Unrestricted Subsidiary), as an Unrestricted Subsidiary if (i) prior, and after giving effect, to such designation, neither a Default nor a Borrowing Base Deficiency would exist and (ii) such designation is deemed to be a cash Investment in an Unrestricted Subsidiary in an amount equal to the fair market value as of the date of such designation of the Borrower’s direct and indirect ownership interest in such Subsidiary and such Investment would be permitted to be made at the time of such designation under Section 9.05(h) or Section 9.05(j). Except as provided in this Section 9.24(b), no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.

(c) The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if after giving effect to such designation, (i) the representations and warranties of the Borrower and its Restricted Subsidiaries contained in each of the Loan Documents are true and correct on and as of such date as if made on and as of the date of such redesignation (or, if stated to have been made expressly as of an earlier date, were true and correct as of such date), (ii) no Default would exist and (iii) the Borrower complies with the requirements of Section 8.14, Section 8.17 and Section 9.15. Any such designation shall be treated as a cash dividend in an amount equal to the lesser of the fair market value of the Borrower’s direct and indirect ownership interest in such Subsidiary or the amount of the Borrower’s cash investment previously made for purposes of the limitation on Investments under Section 9.05(h) or Section 9.05(j).

Section 9.25 Sanctions. The Borrower shall not, and shall not permit any other Loan Party, to directly or indirectly, use the proceeds of any Borrowing or any Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Administrative Agent, Issuing Bank, or otherwise) of Sanctions.

ARTICLE X

EVENTS OF DEFAULT; REMEDIES

Section 10.01 Events of Default. The occurrence of one or more of the following events shall constitute an “Event of Default”:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 10.01(a)) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party in or in connection with any Loan Document or any amendment or modification of any Loan Document or waiver under such Loan Document, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 8.01(i), Section 8.01(n), Section 8.02, Section 8.03, Section 8.14, Section 8.15 or in Article IX of this Agreement;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 10.01(a), Section 10.01(b), Section 10.01(c) or Section 10.01(d)) or any other Loan Document, and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (A) notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) or (B) a Responsible Officer of the Borrower or such other Loan Party otherwise becoming aware of such default;

(f) any Loan Party shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) (i) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or (ii) any event or condition (other than a “termination event” as set forth in Sections 5(b)(1), 5(b)(2), 5(b)(3) and 5(b)(4) of the 1992 ISDA Master Agreement form of the International Swaps and Derivatives Association or in Sections 5(b)(1), 5(b)(2), 5(b)(3), 5(b)(4) and 5(b)(5) of the 2002 ISDA Master Agreement form of the International Swaps and Derivatives Association) that enables or permits (after giving effect to all applicable notice and cure periods) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Borrower or any other Loan Party to make an offer in respect thereof;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any other Loan Party or its debts, or of a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any other Loan Party or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Loan Party shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 10.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any other Loan Party or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or any stockholder of the Borrower shall make any request or take any action for the purpose of calling a meeting of the equityholders of the Borrower to consider a resolution to dissolve and wind-up the Borrower’s affairs;

(j) any Loan Party shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) (i) one or more final, non-appealable judgments for the payment of money in an aggregate amount in excess of $15,000,000 (to the extent not covered by independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) or (ii) any one or more final, non-appealable non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against any Loan Party or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party to enforce any such judgment;

(l) the Loan Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against any Loan Party party thereto, or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any material part of the collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Borrower or any other Loan Party or any of their Affiliates shall so state in writing;

(m) a Change in Control shall occur;

(n) an ERISA Event shall have occurred that, in the opinion of the Majority Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $10,000,000 for all periods; or

(o) the Borrower shall cease to be a reporting company under Section 12 of the Securities Exchange Act of 1934, as amended from time to time, and any successor statute or the Equity Interests of the Borrower shall cease to be listed on a nationally recognized stock exchange.

Section 10.02 Remedies.

(a) In the case of an Event of Default other than one described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), at any time thereafter during the continuance of such Event of Default, the Administrative Agent may, and at the request of the Majority Lenders, shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Notes and the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor; and in case of an Event of Default described in Section 10.01(h), Section 10.01(i) or Section 10.01(j), the Commitments shall automatically terminate and the Notes and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and the other obligations of the Borrower and the Guarantors accrued hereunder and under the Notes and the other Loan Documents (including, without limitation, the payment of cash collateral to secure the LC Exposure as provided in Section 2.08(j)), shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and each Guarantor.

(b) In the case of the occurrence of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

(c) All proceeds realized from the liquidation or other disposition of collateral or otherwise received after maturity of the Notes, whether by acceleration or otherwise, shall be applied:

(i) first, to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Administrative Agent in its capacity as such;

(ii) second, pro rata to payment or reimbursement of that portion of the Indebtedness constituting fees, expenses and indemnities payable to the Lenders;

(iii) third, pro rata to payment of accrued interest on the Loans;

(iv) fourth, pro rata to payment of principal outstanding on the Loans, LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time and Indebtedness referred to in clause (b) of the definition of Indebtedness owing to a Secured Swap Provider;

(v) fifth, pro rata to any other Indebtedness;

(vi) sixth, to serve as cash collateral to be held by the Administrative Agent to secure the remaining LC Exposure; and

(vii) seventh, any excess, after all of the Indebtedness shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or as otherwise required by any Governmental Requirement.

Notwithstanding the foregoing, amounts received from the Borrower or any Guarantor that is not an Eligible Contract Participant shall not be applied to any Excluded Swap Obligations owing to a Secured Swap Provider (it being understood, that in the event that any amount is applied to Indebtedness other than Excluded Swap Obligations as a result of this clause, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause fourth above from amounts received from Eligible Contract Participants to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Indebtedness described in clause fourth above by Secured Swap Providers that are the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Indebtedness pursuant to clause fourth above).

ARTICLE XI

THE AGENTS

Section 11.01 Appointment and Authority.

(a) Each of the Lenders and the Issuing Bank hereby irrevocably appoints BAML to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article XI are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Secured Swap Provider and a potential Bank Products Provider) and the Issuing Bank hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Mortgaged Property granted by any of the Loan Parties to secure any of the Indebtedness, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 11.05 for purposes of holding or enforcing any Lien on the Mortgaged Property (or any portion thereof) granted under the Security Instruments, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article XI and Article XII (including Section 12.03(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

Section 11.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 11.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.02 and 12.02) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Bank.

(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Instruments, (v) the value or the sufficiency of any Mortgaged Property, or (v) the satisfaction of any condition set forth in Article VI or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 11.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 11.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 11.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, (or such earlier day as shall be agreed by the Majority Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) With effect from the Resignation Effective Date (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time, if any, as the Majority Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than as provided in Section 12.05 with respect to Section 5.03 and other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent as of the Resignation Effective Date), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section) . The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 11.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. The Agents shall not be required to keep themselves informed as to the performance or observance by the Borrower or any of the other Loan Parties of this Agreement, the Loan Documents or any other document referred to or provided for herein or to inspect the Properties or books of the Borrower or the other Loan Parties. Each Lender acknowledges that Vinson & Elkins L.L.P. is acting in this transaction as special counsel to the Administrative Agent only. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

Section 11.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arranger, Syndication Agent or Documentation Agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder.

Section 11.09 Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposures and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Sections 3.05 and 12.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.05 and 12.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or the Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or the Issuing Bank or in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Majority Lenders, to credit bid all or any portion of the Indebtedness (including accepting some or all of the Mortgaged Property in satisfaction of some or all of the Indebtedness pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Mortgaged Property (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Indebtedness owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Indebtedness with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Majority Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Majority Lenders contained in Section 12.02(b), (iii) the Administrative Agent shall be authorized to assign the relevant Indebtedness to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Indebtedness to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Indebtedness that is assigned to an acquisition vehicle is not used to acquire Mortgaged Property for any reason (as a result of another bid being higher or better, because the amount of Indebtedness assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Indebtedness shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Indebtedness that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Section 11.10 Collateral and Guaranty Matters. Without limiting the provision of Section 11.09, each of the Lenders (including in its capacities as a potential Bank Products Provider and a potential Secured Swap Provider) and the Issuing Bank irrevocably authorize the Administrative Agent, at its option and in its discretion:

(a) to release any Lien on any Property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Indebtedness (other than (A) contingent indemnification obligations and (B) obligations and liabilities under agreements by the Borrower or any Guarantor with Bank Products Providers and Secured Swap Providers as to which arrangements satisfactory to the applicable Bank Products Provider or Secured Swap Provider shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Bank shall have been made), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document to a Person that is not the Borrower or a Guarantor (including, without limitation, any Property of a Restricted Subsidiary that is redesignated as an Unrestricted Subsidiary in accordance with Section 9.24(b)), or (iii) if approved, authorized or ratified in writing in accordance with Section 12.02;

(b) to release any Guarantor from its obligations under the Guaranty Agreement if such Person ceases to be a Material Subsidiary as a result of a transaction permitted under the Loan Documents; and

(c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 9.03(c).

Upon request by the Administrative Agent at any time, the Majority Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty Agreement pursuant to this Section 11.10. In each case as specified in this Section 11.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Mortgaged Property from the assignment and security interest granted under the Security Instruments or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty Agreement, in each case in accordance with the terms of the Loan Documents and this Section 11.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Mortgaged Property, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Mortgaged Property.

Section 11.11 Secured Bank Products Agreements and Secured Swap Agreements. The benefit of the Security Instruments and of the provisions of this Agreement relating to any collateral securing the Indebtedness shall also extend to and be available to the Secured Swap Providers with respect to any Swap Agreement including any Swap Agreement in existence prior to the date hereof, but excluding any additional transactions or confirmations entered into (a) after such Secured Swap Provider ceases to be a Secured Swap Provider or (b) after assignment by a Secured Swap Provider to a Person who is not, at the time of such assignment, a Secured Swap Provider. Except as otherwise expressly set forth herein or in any Security Instrument, no Bank Products Provider or Secured Swap Provider that obtains the benefits of Section 10.02(c), the Guaranty Agreement or any Mortgaged Property by virtue of the provisions hereof or of the Guaranty Agreements or any Security Instrument shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Mortgaged Property (including the release or impairment of any Mortgaged Property) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article XI to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Indebtedness arising under agreements by any Loan Party with Bank Products Providers and Secured Swap Providers unless the Administrative Agent has received written notice of such Indebtedness, together with such supporting documentation as the Administrative Agent may request, from the applicable Bank Products Provider or Secured Swap Provider, as the case may be.

Section 11.12 Action by Administrative Agent. In all cases the Administrative Agent shall be fully justified in failing or refusing to take any discretionary action or exercise any discretionary power hereunder or under any other Loan Documents unless it shall (a) receive written instructions from the Majority Lenders or the Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 12.02) specifying the action to be taken and (b) be indemnified to its satisfaction by the Lenders against any and all liability and expenses which may be incurred by it by reason of taking or continuing to take any such action. The instructions as aforesaid and any action taken or failure to act pursuant thereto by the Administrative Agent shall be binding on all of the Lenders. If a Default has occurred and is continuing, then the Administrative Agent shall take such action with respect to such Default as shall be directed by the requisite Lenders in the written instructions (with indemnities) described in this Section 11.12, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interests of the Lenders. If a Default has occurred and is continuing, neither the Syndication Agent nor the Documentation Agents shall have any obligation to perform any act in respect thereof.

Section 11.13 Intercreditor Agreements. The Lenders hereby authorize the Administrative Agent to enter into any intercreditor agreement with any Secured Swap Provider and to amend any such agreements in accordance with the provisions of Section 12.02. Each Lender (by receiving the benefits thereunder and of the collateral pledged pursuant to the Security Instruments) agrees that the terms of each such intercreditor agreement shall be binding on such Lender and its successors and assigns, as if it were a party thereto.

ARTICLE XII

MISCELLANEOUS

Section 12.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 12.01(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to the Borrower, to it at Memorial Resource Development Corp., 1301 McKinney, Suite 2100, Houston, Texas, 77010, Attn: Andrew J. Cozby, Facsimile No. (713) 588-8301, with a copy to Memorial Resource Development Corp., 1301 McKinney, Suite 2100, Houston, Texas 77010, Attn: Kyle N. Roane, Facsimile No. (713) 588-8301;

(ii) if to the Administrative Agent, for payments and requests for credit extensions, to it at Bank of America, N.A., One Independence Center, 101 Tryon Street, Mail Code NC1-001-05-46, Charlotte, North Carolina 28255-0001, Attn: Valerie Gravesandy, Facsimile No. (704) 409-0169;

(iii) if to the Administrative Agent, for all other notices, to it at Bank of America, N.A., 135 South LaSalle Street, Mail Code IL4-135-09-61, Chicago, Illinois 60603, Attn: Gerund N. Gore, Facsimile No. (312) 453-3635;

(iv) if to the Issuing Bank, to it at Bank of America, N.A., Trade Operations – Scranton, 1 Fleet Way, Mail Code PA6-580-02-30, Scranton, Pennsylvania 18507, Attn: Charles P. Herron, Facsimile No. (800) 755-8743; and

(v) if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail, FpML Messaging, and Internet or intranet websites pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II, Article III, Article IV and Article V unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE ADMINISTRATIVE AGENT AND ITS RELATED PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.

(i) In no event shall the Administrative Agent or any of its Related Parties have any liability to the Loan Parties, any Lender, the Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic messaging service, or through the Internet.

(ii) The Loan Parties hereby acknowledge that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Loan Parties or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Loan Parties hereby agree that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Administrative Agent, the Arranger, the Issuing Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Loan Parties or any of their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.11); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (iv) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

Section 12.02 Waivers; Amendments.

(a) No failure on the part of the Administrative Agent, any other Agent, the Issuing Bank or any Lender to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege, or any abandonment or discontinuance of steps to enforce such right, power or privilege, under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Administrative Agent, any other Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any other Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof nor any Security Instrument nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Majority Lenders or by the Borrower and the Administrative Agent with the consent of the Majority Lenders; provided that no such agreement shall (i) increase the Commitment, Elected Commitment or the Maximum Credit Amount of any Lender without the written consent of such Lender, (ii) increase the Borrowing Base without the written consent of each Lender, decrease or maintain the Borrowing Base without the consent of the Required Lenders, or modify Section 2.07 in any manner that results in an increase in the Borrowing Base without the consent of each Lender (other than any Defaulting Lender); provided that a Scheduled Redetermination may be postponed by Required Lenders, (iii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or reduce any other Indebtedness hereunder or under any other Loan Document, without the written consent of each Lender affected thereby, (iv) postpone the scheduled date of payment or prepayment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or any other Indebtedness hereunder or under any other Loan Document, or reduce the amount of, waive or excuse any such payment, or postpone or extend the Termination Date without the written consent of each Lender affected thereby, (v) change Section 4.01(b) or Section 4.01(c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (vi) waive or amend Section 3.04(c), Section 6.01, Section 8.14 or Section 10.02(c) or change the definition of the terms “Domestic Subsidiary,” “Foreign Subsidiary,” “Material Subsidiary” or “Subsidiary,” without the written consent of each Lender (other than any Defaulting Lender), (vii) waive or amend Section 11.11 without the written consent of each Lender (other than any Defaulting Lender) and each Secured Swap Provider affected thereby, (viii) waive or amend Section 12.14 without the written consent of each Secured Swap Provider affected thereby, (ix) release any Guarantor (except as set forth in Section 11.10 or in the Guaranty Agreement), release all or substantially all of the collateral (other than as provided in Section 11.10), or reduce the percentage set forth in Section 8.14(a) to less than 80%, without the written consent of each Lender (other than any Defaulting Lender), or (x) change any of the provisions of this Section 12.02(b) or the definitions of “Required Lenders” or “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or under any other Loan Documents or make any determination or grant any consent hereunder or any other Loan Documents, without the written consent of each Lender (other than any Defaulting Lender); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any other Agent or the Issuing Bank hereunder or under any other Loan Document without the prior written consent of the Administrative Agent, such other Agent or the Issuing Bank, as the case may be. Notwithstanding the foregoing, any supplement to Schedule 7.14 (Loan Parties and Subsidiaries) shall be effective simply by delivering to the Administrative Agent a supplemental schedule clearly marked as such and, upon receipt, the Administrative Agent will promptly deliver a copy thereof to the Lenders.

Section 12.03 Expenses, Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including, without limitation, the reasonable and documented fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent, the reasonable and documented travel, photocopy, mailing, courier, telephone and other similar expenses, including all Syndtrak (or similar service) expenses, and the reasonable and documented cost of environmental assessments and audits and surveys and appraisals, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Administrative Agent as to the rights and duties of the Administrative Agent and the Lenders with respect thereto) of this Agreement and the other Loan Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented costs, expenses, Taxes, assessments and other charges incurred by any Agent or any Lender in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein, (iii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iv) if a Default has occurred, all documented out-of-pocket expenses incurred by any Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for any Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Loan Document, including its rights under this Section 12.03, or in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) THE BORROWER SHALL INDEMNIFY EACH AGENT, THE ARRANGER, THE ISSUING BANK AND EACH LENDER, AND EACH RELATED PARTY OF ANY OF THE FOREGOING PERSONS (EACH SUCH PERSON BEING CALLED AN

“INDEMNITEE”) AGAINST, AND DEFEND AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, PENALTIES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE REASONABLE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THE PARTIES TO ANY OTHER LOAN DOCUMENT OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR BY ANY OTHER LOAN DOCUMENT (PROVIDED THAT THE INDEMNIFICATION IN THIS CLAUSE (i) SHALL NOT EXTEND TO DISPUTES SOLELY BETWEEN OR AMONG ANY AGENT, THE LENDERS OR THEIR RESPECTIVE AFFILIATES), (ii) THE FAILURE OF THE BORROWER OR ANY OTHER LOAN PARTY TO COMPLY WITH THE TERMS OF ANY LOAN DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF THE BORROWER OR ANY GUARANTOR SET FORTH IN ANY OF THE LOAN DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY LOAN OR LETTER OF CREDIT OR THE USE OF THE PROCEEDS THEREFROM, INCLUDING, WITHOUT LIMITATION, (A) ANY REFUSAL BY THE ISSUING BANK TO HONOR A DEMAND FOR PAYMENT UNDER A LETTER OF CREDIT IF THE DOCUMENTS PRESENTED IN CONNECTION WITH SUCH DEMAND DO NOT STRICTLY COMPLY WITH THE TERMS OF SUCH LETTER OF CREDIT, OR (B) THE PAYMENT OF A DRAWING UNDER ANY LETTER OF CREDIT NOTWITHSTANDING THE NON-COMPLIANCE, NON-DELIVERY OR OTHER IMPROPER PRESENTATION OF THE DOCUMENTS PRESENTED IN CONNECTION THEREWITH, (v) ANY OTHER ASPECT OF THE LOAN DOCUMENTS, (vi) THE OPERATIONS OF THE BUSINESS OF THE BORROWER AND THE OTHER LOAN PARTIES BY THE BORROWER AND THE OTHER LOAN PARTIES, (vii) ANY ASSERTION THAT THE LENDERS WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY INSTRUMENTS, (viii) ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY OTHER LOAN PARTY REGARDING ANY OF THEIR PROPERTIES OR OPERATIONS, INCLUDING, THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF HAZARDOUS MATERIALS ON OR AT ANY OF THEIR PROPERTIES, (ix) THE BREACH OR NON-COMPLIANCE BY THE BORROWER OR ANY OTHER LOAN PARTY WITH ANY ENVIRONMENTAL LAW APPLICABLE TO THE BORROWER OR ANY OTHER LOAN PARTY, (x) THE PAST OWNERSHIP BY THE BORROWER OR ANY OTHER LOAN PARTY OF ANY OF THEIR PROPERTIES OR PAST ACTIVITY ON ANY OF THEIR PROPERTIES WHICH, THOUGH LAWFUL AND FULLY PERMISSIBLE AT THE TIME, COULD RESULT IN PRESENT LIABILITY, (xi) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR

DISPOSAL OF HAZARDOUS MATERIALS ON OR AT ANY OF THE PROPERTIES OWNED OR OPERATED BY THE BORROWER OR ANY OTHER LOAN PARTY OR ANY ACTUAL OR ALLEGED PRESENCE OR RELEASE OF HAZARDOUS MATERIALS ON OR FROM ANY PROPERTY OWNED OR OPERATED BY THE BORROWER OR ANY OF THE OTHER LOAN PARTIES, (xii) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO THE BORROWER OR ANY OF THE OTHER LOAN PARTIES, OR (xiii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION IN CONNECTION WITH THE LOAN DOCUMENTS, OR (xiv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER BROUGHT BY THE BORROWER OR ANY THIRD PARTY OR WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION INCLUDING, WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED THAT SUCH INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES (A) ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE OR (B) ARE IN RESPECT OF ANY PROPERTY FOR ANY OCCURRENCE ARISING FROM THE ACTS OR OMISSIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER DURING THE PERIOD AFTER WHICH SUCH PERSON, ITS SUCCESSORS OR ASSIGNS HAVE OBTAINED TITLE AND POSSESSION OF SUCH PROPERTY BY FORECLOSURE OR DEED IN LIEU OF FORECLOSURE).

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to any Agent, the Arranger or the Issuing Bank under Section 12.03(a) or (b), each Lender severally agrees to pay to such Agent, the Arranger or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, the Arranger or the Issuing Bank in its capacity as such.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section 12.03 shall be payable not later than 10 Business Days after written demand therefor accompanied by appropriate documentation thereof.

Section 12.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 12.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 12.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in Section 12.04(b)(ii), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that no consent of the Borrower shall be required if such assignment is to an assignee that is a Lender immediately prior to giving effect to such assignment, an Affiliate of such a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, is to any other assignee; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of (1) an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment or an Affiliate of a Lender, (2) an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans or (3) an assignment pursuant to clause (iii) of the last paragraph of Section 11.09, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the

Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment (other than any assignment pursuant to clause (iii) of the last paragraph of Section 11.09) shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(D) the assignee, if it shall not already be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(E) in no event may any Lender assign all or a portion of its rights and obligations under this Agreement to the Borrower, any Affiliate of the Borrower or a natural person; and

(F) the Applicable Percentage of Maximum Credit Amount and Elected Commitment assigned are equal.

(iii) Subject to Section 12.04(b)(iv) and the acceptance and recording thereof, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 5.01, Section 5.02, Section 5.03 and Section 12.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.04(c).

(iv) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Maximum Credit Amount and Elected Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In connection with any changes to the Register, if necessary, the Administrative Agent will reflect the revisions on Annex I and forward a copy of such revised Annex I to the Borrower, the Issuing Bank and each Lender.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and applicable tax forms (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 12.04(b) and any written consent to such assignment required by Section 12.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 12.04(b).

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other Person (other than the Borrower, any Affiliate of the Borrower or a natural person) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 12.02 that affects such Participant. In addition such agreement must provide that the Participant be bound by the provisions of Section 12.03. Subject to Section 12.04(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Section 5.01, Section 5.02 and Section 5.03 (in each case, without duplication of any benefits afforded the Lender granting such participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.04(b). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii) A Participant shall not be entitled to receive any greater payment under Section 5.01 or Section 5.03 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.03 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 5.03(f) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank, and this Section 12.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding any other provisions of this Section 12.04, no transfer or assignment of the interests or obligations of any Lender or any grant of participations therein shall be permitted if such transfer, assignment or grant would require the Borrower and the Guarantors to file a registration statement with the SEC or to qualify the Loans under the “Blue Sky” laws of any state.

Section 12.05 Survival; Revival; Reinstatement.

(a) All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any other Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Section 5.01 (subject to Section 5.01(d)), Section 5.02 (subject to the proviso in the last sentence thereof), Section 5.03 (subject to the proviso in the last sentence of Section 5.03(c)) and Section 12.03 (for a period of two years after the Maturity Date) and Article XI shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement, any other Loan Document or any provision hereof or thereof; provided that any time limitation on the survival of any provision hereunder shall be tolled for any claims filed prior to the expiration of such time limitation until two months after final, non-appealable adjudication of any such claim.

(b) To the extent that any payments on the Indebtedness or proceeds of any collateral are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or other Person under any bankruptcy law, common law or equitable cause, then to such extent, the Indebtedness so satisfied shall be revived and continue as if such payment or proceeds had not been received and the Administrative Agent’s and the Lenders’ Liens, security interests, rights, powers and remedies under this Agreement and each Loan Document shall continue in full force and effect. In such event, each Loan Document shall be automatically reinstated and the Borrower shall take such action as may be reasonably requested by the Administrative Agent and the Lenders to effect such reinstatement.

Section 12.06 Counterparts; Integration; Effectiveness.

(a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

(b) This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and thereof.

(c) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(d) Except as provided in Section 6.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (e.g. .pdf) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 12.07 Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof or thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations (of whatsoever kind, including, without limitations obligations under Swap Agreements) at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any of and all the obligations of the Borrower or any other Loan Party owed to such Lender now or hereafter existing under this Agreement or any other Loan Document, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section 12.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.

Section 12.09 GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THE LOAN DOCUMENTS SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EITHER CASE LOCATED IN NEW YORK COUNTY, NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HEREBY ACCEPTS FOR ITSELF AND (TO THE EXTENT PERMITTED BY LAW) IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING, WITHOUT LIMITATION, ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS. THIS SUBMISSION TO JURISDICTION IS NON-EXCLUSIVE AND DOES NOT PRECLUDE A PARTY FROM OBTAINING JURISDICTION OVER ANOTHER PARTY IN ANY COURT OTHERWISE HAVING JURISDICTION.

(c) EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS SPECIFIED IN SECTION 12.01 OR SUCH OTHER ADDRESS AS IS SPECIFIED PURSUANT TO SECTION 12.01 (OR ITS ASSIGNMENT AND ASSUMPTION), SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY OR ANY HOLDER OF A NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANOTHER PARTY IN ANY OTHER JURISDICTION.

(d) EACH PARTY HEREBY (i) IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN; (ii) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES; (iii) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (iv) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT, THE LOAN DOCUMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 12.09.

Section 12.10 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 12.11 Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; provided that, subject to the Borrower’s obligation to reimburse expenses under Section 12.03, it shall use commercially reasonable efforts to seek to obtain confidential treatment of such Information; provided further, that it shall not be liable for failure to obtain such confidential treatment, (d) to any other party to this Agreement or any other Loan Document, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 12.11 or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section 12.11, “Information” means all information received from the Borrower or any other Loan Party relating to the Borrower or any other Loan Party and their businesses, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any other Loan Party; provided that, in the case of information received from the Borrower or any other Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 12.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything herein to the contrary, “Information” shall not include, and the Borrower, the other Loan Parties, the Administrative Agent, each Lender and the respective Affiliates of each of the foregoing (and the respective partners, directors, officers, employees, agents, advisors and other representatives of the aforementioned Persons), and any other party, may disclose to any and all Persons, without limitation of any kind (a) any information with respect to the United States federal and state income tax treatment of the transactions contemplated hereby and any facts that may be relevant to understanding the United States federal or state income tax treatment of such transactions (“tax structure”), which facts shall not include for this purpose the names of the parties or any other person named herein, or information that would permit identification of the parties or such other persons, or any pricing terms or other nonpublic business or financial information that is unrelated to such tax treatment or tax structure, and (b) all materials of any kind (including opinions or other tax analyses) that are provided to the Borrower, the Administrative Agent or such Lender relating to such tax treatment or tax structure.

Section 12.12 Interest Rate Limitation. It is the intention of the parties hereto that each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby would be usurious as to any Lender under laws applicable to it (including the laws of the United States of America, the State of New York, the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in any of the Loan Documents or any agreement entered into in connection with or as security for the Notes, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to any Lender that is contracted for, taken, reserved, charged or received by such Lender under any of the Loan Documents or agreements or otherwise in connection with the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower); and (ii) in the event that the maturity of the Notes is accelerated by reason of an election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Indebtedness (or, to the extent that the principal amount of the Indebtedness shall have been or would thereby be paid in full, refunded by such Lender to the Borrower). All sums paid or agreed to be paid to any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to such Lender, be amortized, prorated, allocated and spread throughout the stated term of the Loans evidenced by the Notes until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (A) the amount of interest payable to any Lender on any date shall be computed at the Highest Lawful Rate applicable to such Lender pursuant to this Section 12.12 and (B) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Lender would be less than the amount of interest payable to such Lender computed at the Highest Lawful Rate applicable to such Lender, then the amount of interest payable to such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to such Lender until the total amount of interest payable to such Lender shall equal the total amount of interest which would have been payable to such Lender if the total amount of interest had been computed without giving effect to this Section 12.12. To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the Highest Lawful Rate applicable to a Lender, such Lender elects to determine the applicable rate ceiling under such Chapter by the weekly ceiling from time to time in effect. Chapter 346 of the Texas Finance Code does not apply to the Borrower’s obligations hereunder.

Section 12.13 EXCULPATION PROVISIONS. EACH OF THE PARTIES HERETO SPECIFICALLY AGREES THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND AGREES THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT; THAT IT HAS BEEN REPRESENTED BY INDEPENDENT LEGAL COUNSEL OF ITS CHOICE THROUGHOUT THE NEGOTIATIONS PRECEDING ITS EXECUTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND HAS RECEIVED THE ADVICE OF ITS ATTORNEY IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS; AND THAT IT RECOGNIZES THAT CERTAIN OF THE TERMS OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS RESULT IN ONE PARTY ASSUMING THE LIABILITY INHERENT IN SOME ASPECTS OF THE TRANSACTION AND RELIEVING THE OTHER PARTY OF ITS RESPONSIBILITY FOR SUCH LIABILITY. EACH PARTY HERETO AGREES AND COVENANTS THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY EXCULPATORY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISION OR THAT THE PROVISION IS NOT “CONSPICUOUS.”

Section 12.14 No Third Party Beneficiaries. This Agreement, the other Loan Documents, and the agreement of the Lenders to make Loans and the Issuing Bank to issue, amend, renew or extend Letters of Credit hereunder are solely for the benefit of the Borrower, and no other Person (including, without limitation, any other Loan Party, any obligor, contractor, subcontractor, supplier or materialsman) shall have any rights, claims, remedies or privileges hereunder or under any other Loan Document against the Administrative Agent, any other Agent, the Issuing Bank or any Lender for any reason whatsoever. Except as specified in Section 11.11 and Section 12.03, there are no third party beneficiaries.

Section 12.15 USA Patriot Act Notice. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law

October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

Section 12.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between the Borrower and its Subsidiaries and the Administrative Agent, any other Agent or any Lender is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Administrative Agent, any other Agent or any Lender has advised or is advising the Borrower or any Subsidiary on other matters; (ii) the arranging and other services regarding this Agreement provided by the Administrative Agent, the other Agents and the Lenders are arm’s-length commercial transactions between the Borrower and its Subsidiaries, on the one hand, and the Administrative Agent, the other Agents and the Lenders, on the other hand; (iii) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate; and (iv) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) each of the Administrative Agent, the other Agents and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Subsidiaries, or any other Person; (ii) none of the Administrative Agent, the other Agents or the Lenders has any obligation to the Borrower or any of its Subsidiaries with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the other Agents and the Lenders and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower and its Subsidiaries, and none of the Administrative Agent, the other Agents or the Lenders has any obligation to disclose any of such interests to the Borrower or its Subsidiaries. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the other Agents and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 12.17 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, Borrowing Request Notices, Interest Election Request Notices, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State

Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

[SIGNATURES BEGIN NEXT PAGE]

The parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BORROWER:	MEMORIAL RESOURCE DEVELOPMENT CORP., a Delaware corporation

	By:	/s/ John Weinzierl
	Name:	John Weinzierl
	Title:	Chief Executive Officer

[Signature Page to Credit Agreement

Memorial Resource Development Corp.]

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., as Administrative Agent

	By:	/s/ Christine Trotter
	Name:	Christine Trotter
	Title:	Assistant Vice President

[Signature Page to Credit Agreement

Memorial Resource Development Corp.]

ISSUING BANK AND LENDER:	BANK OF AMERICA, N.A., as Issuing Bank and a Lender

	By:	/s/ Raza Jafferi
	Name:	Raza Jafferi
	Title:	Vice President

[Signature Page to Credit Agreement

Memorial Resource Development Corp.]

SYNDICATION AGENT AND LENDER:	CITIBANK, N.A., as Syndication Agent and a Lender

	By:	/s/ Peter Kardos
	Name:	Peter Kardos
	Title:	Vice President

[Signature Page to Credit Agreement

Memorial Resource Development Corp.]

CO-DOCUMENTATION AGENT AND LENDER:	JPMORGAN CHASE BANK, N.A., as Co-Documentation Agent and a Lender

	By:	/s/ Ryan Aman
	Name:	Ryan Aman
	Title:	Authorized Officer

[Signature Page to Credit Agreement

Memorial Resource Development Corp.]

CO-DOCUMENTATION AGENT AND LENDER:	BMO HARRIS BANK, N.A., as Co-Documentation Agent and a Lender

	By:	/s/ Joseph A. Bliss
	Name:	Joseph A. Bliss
	Title:	Managing Director

[Signature Page to Credit Agreement

Memorial Resource Development Corp.]

CO-DOCUMENTATION AGENT AND LENDER:	COMERICA BANK, as Co-Documentation Agent and a Lender

	By:	/s/ Jeffery Treadway
	Name:	Jeffery Treadway
	Title:	Senior Vice President

[Signature Page to Credit Agreement

Memorial Resource Development Corp.]

CO-DOCUMENTATION AGENT AND LENDER:	CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Co-Documentation Agent and a Lender

	By:	/s/ Mark Roche
	Name:	Mark Roche
	Title:	Managing Director

	By:	/s/ Michael Willis
	Name:	Michael Willis
	Title:	Managing Director

[Signature Page to Credit Agreement

Memorial Resource Development Corp.]

CO-DOCUMENTATION AGENT AND LENDER:	NATIXIS, as Co-Documentation Agent and a Lender

	By:	/s/ Louis P. Laville, III
	Name:	Louis P. Laville, III
	Title:	Managing Director

	By:	/s/ Timothy L. Polvado
	Name:	Timothy L. Polvado
	Title:	Managing Director

[Signature Page to Credit Agreement

Memorial Resource Development Corp.]

CO-DOCUMENTATION AGENT AND LENDER:	UNION BANK, N.A., as Co-Documentation Agent and a Lender

	By:	/s/ Stacy A. Goldstein
	Name:	Stacy A. Goldstein
	Title:	Vice President

[Signature Page to Credit Agreement

Memorial Resource Development Corp.]

CO-DOCUMENTATION AGENT AND LENDER:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Documentation Agent and a Lender

	By:	/s/ Michael Real
	Name:	Michael Real
	Title:	Director

[Signature Page to Credit Agreement

Memorial Resource Development Corp.]

LENDER:	BARCLAYS BANK PLC, as a Lender

	By:	/s/ Vanessa Kurbatskiy
	Name:	Vanessa Kurbatskiy
	Title:	Vice President

[Signature Page to Credit Agreement

Memorial Resource Development Corp.]

LENDER:	ING CAPITAL LLC, as a Lender

	By:	/s/ Juli Bieser
	Name:	Juli Bieser
	Title:	Director

	By:	/s/ Charles Hall
	Name:	Charles Hall
	Title:	Managing Director

[Signature Page to Credit Agreement

Memorial Resource Development Corp.]

LENDER:	ROYAL BANK OF CANADA, as a Lender

	By:	/s/ Mark Lumpkin, Jr.
	Name:	Mark Lumpkin, Jr.
	Title:	Authorized Signatory

[Signature Page to Credit Agreement

Memorial Resource Development Corp.]

LENDER:	COMMONWEALTH BANK OF AUSTRALIA, as a Lender

	By:	/s/ Renee Simpson
	Name:	Renee Simpson
	Title:	Senior Associate

[Signature Page to Credit Agreement

Memorial Resource Development Corp.]

LENDER:	CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

	By:	/s/ Michael Higgins
	Name:	Michael Higgins
	Title:	Director

[Signature Page to Credit Agreement

Memorial Resource Development Corp.]

LENDER:	ASSOCIATED BANK, N.A., as a Lender

	By:	/s/ Brian Caddell
	Name:	Brian Caddell
	Title:	Senior Vice President

[Signature Page to Credit Agreement

Memorial Resource Development Corp.]

ANNEX I

LIST OF MAXIMUM CREDIT AMOUNTS AND ELECTED COMMITMENTS

Name of Lender	Applicable Percentage	Maximum Credit Amount	Elected Commitment
Bank of America, N.A.	10.344828%	$206,896,551.72	$75,000,000.00
Citibank, N.A.	7.241379%	$144,827,586.21	$52,500,000.00
JPMorgan Chase Bank, N.A.	7.241379%	$144,827,586.21	$52,500,000.00
BMO Harris Bank, N.A.	7.241379%	$144,827,586.21	$52,500,000.00
Comerica Bank	7.241379%	$144,827,586.21	$52,500,000.00
Credit Agricole Corporate and Investment Bank	7.241379%	$144,827,586.21	$52,500,000.00
Natixis	7.241379%	$144,827,586.21	$52,500,000.00
Union Bank, N.A.	7.241379%	$144,827,586.21	$52,500,000.00
Wells Fargo Bank, National Association	7.241379%	$144,827,586.21	$52,500,000.00
Barclays Bank PLC	5.517242%	$110,344,827.58	$40,000,000.00
ING Capital LLC	5.517242%	$110,344,827.58	$40,000,000.00
Royal Bank of Canada	5.517242%	$110,344,827.58	$40,000,000.00
Commonwealth Bank of Australia	5.517242%	$110,344,827.58	$40,000,000.00
Capital One, National Association	4.827586%	$96,551,724.14	$35,000,000.00
Associated Bank, N.A.	4.827586%	$96,551,724.14	$35,000,000.00

TOTAL	100.00%	$2,000,000,000.00	$725,000,000.00

Annex I–1

EXHIBIT A

FORM OF NOTE

$[ ]	[ ], 20[ ]

FOR VALUE RECEIVED, Memorial Resource Development Corp., a Delaware corporation (the “Borrower”), hereby promises to pay to [            ] (the “Lender”), at the principal office of Bank of America, N.A. (the “Administrative Agent”), at [                    ], the principal sum of [            ] Dollars ($[        ]) (or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans made by the Lender to the Borrower under the Credit Agreement, as hereinafter defined), in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount of each such Loan, at such office, in like money and funds, for the period commencing on the date of such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.

The date, amount, Type, interest rate, and, if applicable, Interest Period of each Loan made by the Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by the Lender on its books and, prior to any transfer of this Note, may be endorsed by the Lender on the schedules attached hereto or any continuation thereof or on any separate record maintained by the Lender. Failure to make any such notation or to attach a schedule shall not affect any Lender’s or the Borrower’s rights or obligations in respect of such Loans or affect the validity of such transfer by any Lender of this Note.

This Note is one of the Notes referred to in the Credit Agreement dated as of June 18, 2014 among the Borrower, the Administrative Agent, and the other agents and lenders signatory thereto (including the Lender), and evidences Loans made by the Lender thereunder (such Credit Agreement as the same may be amended, supplemented or restated from time to time, the “Credit Agreement”). Capitalized terms used but not defined in this Note have the respective meanings assigned to them in the Credit Agreement.

This Note is issued pursuant to, and is subject to the terms and conditions set forth in, the Credit Agreement and is entitled to the benefits provided for in the Credit Agreement and the other Loan Documents. The Credit Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events, for prepayments of Loans upon the terms and conditions specified therein and other provisions relevant to this Note.

Exhibit A–1

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

MEMORIAL RESOURCE DEVELOPMENT CORP., a Delaware corporation

By:
Name:
Title:

Exhibit A–2

EXHIBIT B

FORM OF BORROWING REQUEST NOTICE

[[            ]], 20[    ]

Memorial Resource Development Corp., a Delaware corporation (the “Borrower”), pursuant to Section 2.03 of the Credit Agreement dated as of June 18, 2014 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among the Borrower, Bank of America, N.A., as Administrative Agent and the other agents and lenders (the “Lenders”) which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby requests a Borrowing as follows:

1. Aggregate amount of the requested Borrowing is $[        ];

2. Date of such Borrowing is [            ], 20[    ];

3. Requested Borrowing is to be [an ABR Borrowing] [a LIBOR Market Index Borrowing] [a Eurodollar Borrowing];

4. In the case of a Eurodollar Borrowing, the initial Interest Period applicable thereto is [            ];

5. Amount of Borrowing Base in effect on the date hereof is $[        ] and the Aggregate Elected Commitment Amount in effect on the date hereof is $[        ];

6. Total Revolving Credit Exposures on the date hereof (i.e., outstanding principal amount of Loans and total LC Exposure) is $[        ]; and

7. Pro forma total Revolving Credit Exposures (giving effect to the requested Borrowing) is $[        ]; and

8. Location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05 of the Credit Agreement, is as follows:

[	]
[	]
[	]
[	]
[	]

The undersigned certifies that he/she is the [            ] of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower that all conditions precedent to such Borrowing set forth in Section 6.02 of the Credit Agreement including, without limitation, the absence of any Default at the time of and immediately after giving effect to such Borrowing, are satisfied and that the Borrower is entitled to receive the requested Borrowing under the terms and conditions of the Credit Agreement.

Exhibit B–1

MEMORIAL RESOURCE DEVELOPMENT CORP., a Delaware limited liability company

By:
Name:
Title:

Exhibit B–2

EXHIBIT C

FORM OF INTEREST ELECTION REQUEST NOTICE

[            ], 20[    ]

Memorial Resource Development Corp., a Delaware corporation (the “Borrower”), pursuant to Section 2.04 of the Credit Agreement dated as of June 18, 2014 (together with all amendments, restatements, supplements or other modifications thereto, the “Credit Agreement”) among the Borrower, Bank of America, N.A., as Administrative Agent and the other agents and lenders (the “Lenders”) which are or become parties thereto (unless otherwise defined herein, each capitalized term used herein is defined in the Credit Agreement), hereby makes an Interest Election Request as follows:

1. The Borrowing to which this Interest Election Request applies, and if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information specified pursuant to (3) and (4) below shall be specified for each resulting Borrowing) is [            ];

2. The effective date of the election made pursuant to this Interest Election Request is [            ], 20[    ]; [and]

3. The resulting Borrowing is to be [an ABR Borrowing] [a LIBOR Market Index Borrowing] [a Eurodollar Borrowing][; and]

[4. [If the resulting Borrowing is a Eurodollar Borrowing] The Interest Period applicable to the resulting Borrowing after giving effect to such election is [            ]].

The undersigned certifies that he/she is the [            ] of the Borrower, and that as such he/she is authorized to execute this certificate on behalf of the Borrower. The undersigned further certifies, represents and warrants on behalf of the Borrower that the Borrower is entitled to receive the requested continuation or conversion under the terms and conditions of the Credit Agreement.

MEMORIAL RESOURCE DEVELOPMENT CORP., a Delaware limited liability company

By:
Name:
Title:

Exhibit C–1

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

The undersigned hereby certifies that he/she is the [            ] of Memorial Resource Development Corp., a Delaware corporation (the “Borrower”), and that as such he/she is authorized to execute this certificate on behalf of the Borrower. With reference to the Credit Agreement dated as of June 18, 2014 (together with all amendments, restatements, supplements or other modifications thereto being the “Agreement”) among the Borrower, Bank of America, N.A., as Administrative Agent, and the other agents and lenders (the “Lenders”) which are or become a party thereto, and such Lenders, the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning assigned to it in the Agreement unless otherwise specified):

1. The representations and warranties of the Borrower contained in Article VII of the Agreement and in the Loan Documents and otherwise made in writing by or on behalf of the Borrower pursuant to the Agreement and the Loan Documents were true and correct when made, and are repeated at and as of the time of delivery hereof and are true and correct in all material respects at and as of the time of delivery hereof, except to the extent such representations and warranties are expressly limited to an earlier date or the Majority Lenders have expressly consented in writing to the contrary.

2. The Borrower has performed and complied with all agreements and conditions contained in the Agreement and in the Loan Documents required to be performed or complied with by it prior to or at the time of delivery hereof [or specify default and describe].

3. Since December 31, 2013, no change has occurred, either in any case or in the aggregate, in the condition, financial or otherwise, of the Borrower or any Restricted Subsidiary which could reasonably be expected to have a Material Adverse Effect [or specify event].

4. There exists no Default or Event of Default [or specify Default and describe].

5. Attached hereto are the detailed computations necessary to determine whether the Borrower is in compliance with Section 8.13(a), Section 8.14(a), and Section 9.01 as of the end of the [fiscal quarter][fiscal year] ending [            ].

[6. The Borrower filed [Annual] [Quarterly] financial statements with the SEC on [            ], 20[    ].]

Exhibit D–1

EXECUTED AND DELIVERED this [            ] day of [            ].

MEMORIAL RESOURCE DEVELOPMENT CORP., a Delaware limited liability company

By:
Name:
Title:

Exhibit D–2

EXHIBIT E

EXHIBIT E-1

SECURITY INSTRUMENTS AS OF EFFECTIVE DATE

1. Security Agreement dated as of June 18, 2014 among the Borrower, the Guarantors, and the Administrative Agent.

2. Mortgage, Assignment of As-Extracted Collateral, Security Agreement, Fixture Filing and Financing Statement dated as of June 18, 2014 by WildHorse, as mortgagor, in favor of the Administrative Agent for the benefit of the Lenders and others.

3. Financing Statements in respect of the foregoing items.

4. Guaranty Agreement dated as of June 18, 2014 by the Guarantors party thereto in favor of the Administrative Agent.

Exhibit E-1–1

EXHIBIT E-2

FORM OF GUARANTY AGREEMENT

[See attached.]

Exhibit E-2–1

EXHIBIT E-3

FORM OF INITIAL SECURITY AGREEMENT

[See attached.]

Exhibit E-3–1

EXHIBIT E-4

FORM OF AMENDED AND RESTATED SECURITY AGREEMENT

[See attached.]

Exhibit E-4–1

EXHIBIT F

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

2.	Assignor:

3.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender]1]

4.	Borrower:	Memorial Resource Development Corp.

5.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Credit Agreement

6.	Credit Agreement:	The Credit Agreement dated as of June 18, 2014 among Memorial Resource Development Corp., the Lenders parties thereto, Bank of America, N.A., as Administrative Agent, and the other agents parties thereto

[1]	Select as applicable.

Exhibit F–1

7.	Assigned Interest:

Commitment Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
	$	$		%
	$	$		%
	$	$		%

Effective Date:                  , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit F–2

[Consented to and][3] Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Title:

[Consented to:][4]

[NAME OF RELEVANT PARTY]

By:
Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[4]	To be added only if the consent of the Borrower and/or other parties (e.g. Issuing Bank) is required by the terms of the Credit Agreement.

Exhibit F–3

ANNEX 1

[                    ]5

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

[5]	Describe Credit Agreement at option of Administrative Agent.

Exhibit F–4

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic transmission (e.g. .pdf) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit F–5

EXHIBIT G

EXHIBIT G-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE (FOREIGN LENDERS; NOT PARTNERSHIPS)

Reference is hereby made to the Credit Agreement dated as of June 18, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Memorial Resource Development Corp., as Borrower, Bank of America, N.A., as Administrative Agent, the Lenders party thereto, and the other agents party thereto.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

Exhibit G-1–1

EXHIBIT G-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE (FOREIGN PARTICIPANTS; NOT PARTNERSHIPS)

Reference is hereby made to the Credit Agreement dated as of June 18, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Memorial Resource Development Corp., as Borrower, Bank of America, N.A., as Administrative Agent, the Lenders party thereto, and the other agents party thereto.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

Exhibit G-2–1

EXHIBIT G-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE (FOREIGN PARTICIPANTS; PARTNERSHIPS)

Reference is hereby made to the Credit Agreement dated as of June 18, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Memorial Resource Development Corp., as Borrower, Bank of America, N.A., as Administrative Agent, the Lenders party thereto, and the other agents party thereto.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

Exhibit G-3–1

EXHIBIT G-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE (FOREIGN LENDERS; PARTNERSHIPS)

Reference is hereby made to the Credit Agreement dated as of June 18, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Memorial Resource Development Corp., as Borrower, Bank of America, N.A., as Administrative Agent, the Lenders party thereto, and the other agents party thereto.

Pursuant to the provisions of Section 5.03 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

Exhibit G-4–1

EXHIBIT H

FORM OF ELECTED COMMITMENT INCREASE CERTIFICATE

[            ], 20[    ]

To:	Bank of America, N.A., as Administrative Agent

The Borrower, the Administrative Agent and certain Lenders and other agents have heretofore entered into a Credit Agreement, dated as of June 18, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Credit Agreement.

This Elected Commitment Increase Certificate is being delivered pursuant to Section 2.06(c) of the Credit Agreement.

Please be advised that the undersigned Lender has agreed (a) to increase its Elected Commitment under the Credit Agreement effective [            ], 20[    ] (the “Increase Effective Date”) from $[        ] to $[        ] and (b) that it shall continue to be a party in all respects to the Credit Agreement and the other Loan Documents.

With reference to Section 2.06(c)(ii)(D) of the Credit Agreement, the Borrower hereby confirms that [Check Applicable Box]:

[    ] There are, or if the Increase Effective Date is after the date hereof, there will be no Eurodollar Borrowings outstanding on the Increase Effective Date.

[    ] There are, or if the Increase Effective Date is after the date hereof, there will be Eurodollar Borrowings outstanding on the Increase Effective Date and the Borrower will pay any compensation required by Section 5.02 of the Credit Agreement on the Increase Effective Date.

Very truly yours,

MEMORIAL RESOURCE DEVELOPMENT CORP., a Delaware limited liability company

By:
Name:
Title:

Exhibit H–1

Accepted and Agreed:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Accepted and Agreed:

[Name of Increasing Lender]

By:
Name:
Title:

Exhibit H–2

EXHIBIT I

FORM OF ADDITIONAL LENDER CERTIFICATE

[            ], 20[    ]

To:	Bank of America, N.A.,

as Administrative Agent

The Borrower, the Administrative Agent and certain Lenders and other agents have heretofore entered into a Credit Agreement, dated as of June 18, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms not otherwise defined herein shall have the meaning assigned to such terms in the Credit Agreement.

This Additional Lender Certificate is being delivered pursuant to Section 2.06(c) of the Credit Agreement.

Please be advised that the undersigned Additional Lender has agreed (a) to become a Lender under the Credit Agreement effective [            ], 20[    ] (the “Additional Lender Effective Date”) with a Maximum Aggregate Credit Amount of $[        ] and an Elected Commitment of $[        ] and (b) that it shall be a party in all respects to the Credit Agreement and the other Loan Documents.

This Additional Lender Certificate is being delivered to the Administrative Agent together with (i) if the Additional Lender is a Foreign Lender, any documentation required to be delivered by such Additional Lender pursuant to Section 5.03(f) of the Credit Agreement, duly completed and executed by the Additional Lender, and (ii) an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Additional Lender. [The Borrower shall pay an upfront fee in an amount equal to [            ] payable to the Administrative Agent for the benefit of the Additional Lender.] [The Borrower shall pay the processing and recordation fee payable to the Administrative Agent pursuant to Section 2.06(c)(ii)(G) of the Credit Agreement.]

With reference to Section 2.06(c)(ii)(D) of the Credit Agreement, the Borrower hereby confirms that [Check Applicable Box]:

[ ]	There are, or if the Additional Lender Effective Date is after the date hereof, there will be no Eurodollar Borrowings outstanding on the Additional Lender Effective Date.

[ ]	There are, or if the Additional Lender Effective Date is after the date hereof, there will be Eurodollar Borrowings outstanding on the Additional Lender Effective Date and the Borrower will pay any compensation required by Section 5.02 of the Credit Agreement on the Additional Lender Effective Date.

Exhibit I–1

Very truly yours,

MEMORIAL RESOURCE DEVELOPMENT CORP., a Delaware limited liability company

By:
Name:
Title:

Exhibit I–2

Accepted and Agreed:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

Accepted and Agreed:

[ADDITIONAL LENDER]

By:
Name:
Title:

Exhibit I–3

SCHEDULE 6.01

MRD Restructuring Transactions

Transactions Occurring Before the Effective Date (“Pre-Effective Date Transactions”)

1.	Natural Gas Partners VIII, L.P. (“NGP 8”), Natural Gas Partners IX, L.P. (“NGP 9”) and NGP IX Offshore Holdings, L.P. (“NGP 9 Offshore”) formed MRD Holdco LLC (“MRD Holdco”) and contributed their ownership interests in Memorial Resource Development LLC (“MRD LLC”) to MRD Holdco, at which time the then-current holders of MRD LLC incentive units exchanged those units with MRD Holdco for MRD Holdco incentive units.

Transactions Occurring on the Effective Date (“Effective Date Transactions”)

2.	WildHorse sells WHR Management Company to WildHorse Resources II, LLC for approximately $0.2 million pursuant to the Purchase Agreement and Assignment.

3.	Classic Hydrocarbons Holdings, L.P. (“Classic Holdings”) distributes Classic Pipeline & Gathering, LLC (“Classic Pipeline”) (directly and indirectly through Classic Hydrocarbons GP Co., L.L.C. (“Classic GP”)) to MRD LLC.

4.	Black Diamond distributes Golden Energy Partners LLC (“Golden Energy”) to MRD LLC.

5.	Pursuant to the MRD LLC Contribution Agreement, MRD LLC contributes to the Borrower all of its interests in Black Diamond, Classic GP, Classic Holdings, WildHorse, MRD Operating, MRF Corp., MEMP GP, and Beta Operating Company, LLC (“Beta Operating”), and receives 128,665,677 shares of Borrower common stock (for which the transfer agent is instructed to issue such shares directly to MRD Holdco pursuant to Step 7).

6.	MRD LLC distributes all of the shares of Borrower common stock to MRD Holdco.

7.	Pursuant to the WildHorse Management Equity Contribution Agreement, certain former members of WildHorse management (the “Former WHR Management”) contribute to the Borrower all of their membership and incentive unit interests in WildHorse and receive (a) an aggregate of 42,334,323 shares of Borrower common stock and (b) immediately after the closing of the Borrower IPO, an aggregate cash amount of $30 million.

8.	The Borrower enters into this Agreement and uses Loan proceeds to repay and terminate the WHR Debt.

9.	MRD LLC enters into a merger agreement (the “MRD Merger Agreement”) with MRD Operating pursuant to which, after the discharge of the PIK Toggle Notes Documents, MRD LLC will merge into MRD Operating, with MRD Operating being the surviving entity.

Schedule 6.01–1

10.	The Borrower IPO closes, with the Borrower issuing 21,500,000 new shares of common stock to the public and using the net proceeds thereof to repay outstanding Loans.

11.	The Borrower uses Loan proceeds to pay the $30 million to the Former WHR Management under the WildHorse Management Equity Contribution Agreement. The Borrower will also use Loan proceeds to reimburse MRD Holdco for interest previously paid on the PIK Toggle Notes under the MRD LLC Contribution Agreement.

12.	MRD LLC distributes to MRD Holdco (i) BlueStone Natural Resources Holdings, LLC (“BlueStone Holdings”), MRD Midstream LLC (“MRD Midstream”), MRD Royalty LLC (“MRD Royalty”), Golden Energy and Classic Pipeline, and (ii) the subordinated units representing limited partner interests in MEMP owned by MRD LLC.

13.	Black Diamond merges into MRD Operating.

Transactions That May Occur on or After the Effective Date (“Additional Transactions”)

14.	After the redemption of the PIK Toggle Notes (or after the discharge of the PIK Toggle Notes Documents, if earlier), the cash remaining in the MRD LLC debt service reserve account is paid over to MRD Holdco.

15.	After the redemption of the PIK Toggle Notes (or after the discharge of the PIK Toggle Notes Documents, if earlier), pursuant to the MRD Merger Agreement, MRD LLC merges with and into MRD Operating.

Schedule 6.01–2

SCHEDULE 7.05

LITIGATION

None.

Schedule 7.05–1

SCHEDULE 7.06

ENVIRONMENTAL MATTERS

None.

Schedule 7.06–1

SCHEDULE 7.14

LOAN PARTIES AND SUBSIDIARIES

Borrower and Restricted Subsidiaries:

Loan Party:	Jurisdiction of Organization	Organizational Identification Number	Principal Place of Business and Chief Executive Office	Holder(s) of Equity Interests in Subsidiary (and % ownership)
Memorial Resource Development Corp. *	Delaware	5475182	1301 McKinney St., Suite 2100, Houston, TX 77010	N/A
MRD Operating LLC ***	Delaware	5238034	1301 McKinney St., Suite 2100, Houston, TX 77010	Memorial Resource Development Corp. – 100%
Beta Operating Company, LLC ***	Delaware	4757624	1301 McKinney St., Suite 2100, Houston, TX 77010	Memorial Resource Development Corp. – 100%
Classic Hydrocarbons GP Co., L.L.C. ***	Texas	800663435	1301 McKinney St., Suite 2100, Houston, TX 77010	Memorial Resource Development Corp. – 100%
Classic Hydrocarbons Holdings, L.P. ***	Texas	800663010	1301 McKinney St., Suite 2100, Houston, TX 77010	Memorial Resource Development Corp. – 99.59 LP% Classic Hydrocarbons GP Co., L.L.C – 0.41 GP%
Classic Operating Co. LLC ***	Delaware	4149386	1301 McKinney St., Suite 2100, Houston, TX 77010	Classic Hydrocarbons, Inc. – 100%
Classic Hydrocarbons Operating, LLC ***	Delaware	4409373	1301 McKinney St., Suite 2100, Houston, TX 77010	Classic Hydrocarbons Holdings, L.P. – 100%
Classic Hydrocarbons, Inc. ***	Delaware	4149494	1301 McKinney St., Suite 2100, Houston, TX 77010	Classic Hydrocarbons Holdings, L.P. – 100%
Craton Energy GP III, LLC ***	Texas	800708287	1301 McKinney St., Suite 2100, Houston, TX 77010	Classic Hydrocarbons Holdings, L.P. – 100%
Craton Energy Holdings III, LP ***	Texas	800708290	1301 McKinney St., Suite 2100, Houston, TX 77010	Craton Energy GP III, LLC – 1.052% Classic Hydrocarbons Holdings, L.P. – 98.948%
WildHorse Resources, LLC ***	Delaware	4403578	1301 McKinney St., Suite 2100, Houston, TX 77010	Memorial Resource Development Corp. – 100%

Schedule 7.14–1

Loan Party:	Jurisdiction of Organization	Organizational Identification Number	Principal Place of Business and Chief Executive Office	Holder(s) of Equity Interests in Subsidiary (and % ownership)
Memorial Resource Finance Corp. ***	Delaware	5442049	1301 McKinney St., Suite 2100, Houston, TX 77010	Memorial Resource Development Corp. – 100%
Memorial Production Partners GP LLC **	Delaware	4974417	1301 McKinney St., Suite 2100, Houston, TX 77010	Memorial Resource Development Corp. – 100%

* = Borrower

** = Restricted Subsidiary (but not a Guarantor)

*** = Restricted Subsidiary and a Guarantor

Unrestricted Subsidiaries:

Unrestricted Subsidiary	Equity Interests in Unrestricted Subsidiary owned by a Loan Party
Memorial Production Partners LP	Memorial Production Partners GP LLC – 0.1% general partner interest
Memorial Production Operating LLC	N/A

Columbus Energy, LLC	N/A

Prospect Energy, LLC	N/A

Memorial Energy Services LLC	N/A

Memorial Midstream LLC	N/A

WHT Energy Partners LLC	N/A

WHT Carthage LLC	N/A

Memorial Production Finance Corporation	N/A

Rise Energy Operating, LLC	N/A

Rise Energy Minerals, LLC	N/A

Schedule 7.14–2

Unrestricted Subsidiary	Equity Interests in Unrestricted Subsidiary owned by a Loan Party
Rise Energy Beta, LLC	N/A

San Pedro Bay Pipeline Company	N/A

Schedule 7.14–3

SCHEDULE 7.18

GAS IMBALANCES

None.

Schedule 7.18–1

SCHEDULE 7.19

MARKETING CONTRACTS

[See attached.]

Schedule 7.19–1

SCHEDULE 7.20

SWAP AGREEMENTS

Hedges (Gas):

Type	Execution Date	Original Bank / CP	Post-Novation Bank / CP	Basis	Start	Finish	Volume (MMbtu/mo)	Strike (Floor) ($/MMbtu)	Ceiling ($/MMbtu)
Collar	4/21/2011	BNP	BNP	NYMEX NG	7/1/2011	12/31/2014	40,000	$5.0000	$5.5800
Collar	4/21/2011	BNP	BNP	NYMEX NG	1/1/2012	12/31/2014	90,000	$5.0000	$5.8500
Swap	7/27/2012	CMA	CMA	TGT Z1	1/1/2014	12/31/2014	70,000	$3.9700	$3.9700
Swap	7/27/2012	BMO	BMO	TGT Z1	1/1/2015	12/31/2015	70,000	$4.1500	$4.1500
Swap	11/8/2012	CMA	CMA	TGT Z1	1/1/2014	12/31/2014	100,000	$4.0500	$4.0500
Swap	11/8/2012	BMO	BMO	TGT Z1	1/1/2015	12/31/2015	70,000	$4.2200	$4.2200
Collar	11/8/2012	BAML	BAML	NYMEX NG	1/1/2015	12/31/2015	130,000	$4.0000	$4.6400
Collar	11/13/2012	BMO	BMO	NYMEX NG	1/1/2014	12/31/2014	50,000	$3.5000	$4.9800
Collar	11/13/2012	BAML	BAML	NYMEX NG	1/1/2014	12/31/2014	50,000	$3.5000	$4.9800
Swap	1/17/2013	CMA	CMA	TGT Z1	1/1/2014	12/31/2014	50,000	$3.9700	$3.9700
Swap	1/17/2013	CMA	CMA	TGT Z1	1/1/2015	12/31/2015	100,000	$4.1300	$4.1300
Swap	1/17/2013	BAML	BAML	TGT Z1	1/1/2016	12/31/2016	100,000	$4.3000	$4.3000
Collar	1/17/2013	BMO	BMO	NYMEX NG	1/1/2014	12/31/2014	100,000	$3.5000	$4.8000
Swap	2/19/2013	BMO	BMO	TGT Z1	1/1/2014	12/31/2014	130,000	$3.9050	$3.9050
Swap	2/19/2013	BAML	BAML	TGT Z1	1/1/2015	12/31/2015	90,000	$4.1500	$4.1500
Swap	3/12/2013	BMO	BMO	NYMEX NG	1/1/2014	12/31/2014	70,000	$4.0950	$4.0950
Swap	3/12/2013	BMO	BMO	NYMEX NG	1/1/2015	12/31/2015	50,000	$4.2500	$4.2500
Swap	3/12/2013	CMA	CMA	NYMEX NG	1/1/2016	12/31/2016	50,000	$4.3750	$4.3750
Swap	3/12/2013	BAML	BAML	NYMEX NG	1/1/2016	12/31/2016	50,000	$4.3800	$4.3800
Swap	4/11/2013	WF	WF	TGT Z1	1/1/2014	12/31/2014	170,000	$4.1200	$4.1200
Swap	4/11/2013	BAML	BAML	TGT Z1	1/1/2015	12/31/2015	150,000	$4.1150	$4.1150
Swap	4/11/2013	CMA	CMA	NYMEX NG	1/1/2016	12/31/2016	120,000	$4.2250	$4.2250
Swap	4/11/2013	BAML	BAML	TGT Z1	1/1/2017	12/31/2017	120,000	$4.2350	$4.2350
Swap	5/1/2013	CMA	CMA	NYMEX NG	1/1/2014	12/31/2014	50,000	$4.4000	$4.4000
Swap	5/1/2013	BMO	BMO	NYMEX NG	1/1/2014	12/31/2014	50,000	$4.4050	$4.4050
Swap	5/8/2013	BMO	BMO	TGT Z1	1/1/2014	12/31/2014	200,000	$4.1550	$4.1550
Swap	5/8/2013	WF	WF	TGT Z1	1/1/2015	12/31/2015	200,000	$4.1850	$4.1850
Swap	5/8/2013	BAML	BAML	TGT Z1	1/1/2016	12/31/2016	200,000	$4.2550	$4.2550
Swap	5/8/2013	ING	ING	NYMEX NG	1/1/2017	12/31/2017	200,000	$4.4300	$4.4300
Swap	5/24/2013	BMO	BMO	TGT Z1	1/1/2014	12/31/2014	150,000	$4.2950	$4.2950
Swap	5/24/2013	WF	WF	TGT Z1	1/1/2015	12/31/2015	150,000	$4.3430	$4.3430
Swap	5/24/2013	BMO	BMO	TGT Z1	1/1/2016	12/31/2016	150,000	$4.4500	$4.4500
Swap	5/24/2013	BAML	BAML	TGT Z1	1/1/2017	12/31/2017	200,000	$4.6100	$4.6100
Swap	11/27/2013	BMO	BMO	NYMEX NG	1/1/2014	12/31/2014	80,000	$3.9125	$3.9125
Swap	11/29/2013	BMO	BMO	NYMEX NG	1/1/2014	12/31/2014	70,000	$3.9500	$3.9500
Swap	1/7/2014	ING	ING	NYMEX NG	2/1/2014	6/30/2014	120,000	$4.2500	$4.2500
Swap	1/7/2014	WF	WF	NYMEX NG	2/1/2014	6/30/2014	120,000	$4.2560	$4.2560
Swap	1/22/2014	BMO	BMO	NYMEX NG	2/1/2014	9/30/2014	80,000	$4.3500	$4.3500
Swap	1/22/2014	CMA	CMA	NYMEX NG	2/1/2014	9/30/2014	50,000	$4.3000	$4.3000
Swap	1/23/2014	WF	WF	NYMEX NG	2/1/2014	12/31/2014	50,000	$4.4000	$4.4000
Swap	1/23/2014	BAML	BAML	NYMEX NG	2/1/2014	12/31/2014	50,000	$4.4000	$4.4000
Swap	1/27/2014	BMO	BMO	NYMEX NG	6/1/2014	12/31/2014	150,000	$4.3650	$4.3650
Swap	1/27/2014	Fifth Third	BAML	NYMEX NG	6/1/2014	12/31/2014	100,000	$4.3400	$4.3400
Collar	1/27/2014	WF	WF	NYMEX NG	3/1/2014	12/31/2014	100,000	$4.0000	$4.9800
Collar	1/27/2014	BAML	BAML	NYMEX NG	3/1/2014	12/31/2014	100,000	$4.0000	$4.9700
Swap	2/4/2014	ING	ING	NYMEX NG	1/1/2015	12/31/2015	30,000	$4.2000	$4.2000
Swap	2/6/2014	BAML	BAML	NYMEX NG	1/1/2015	12/31/2015	30,000	$4.2000	$4.2000
Collar	2/14/2014	WF	WF	NYMEX NG	4/1/2014	12/31/2014	100,000	$4.2500	$5.2000
Collar	2/14/2014	BMO	BMO	NYMEX NG	4/1/2014	12/31/2014	100,000	$4.2500	$5.2000
Swap	4/9/2014	WF	WF	NYMEX NG	1/1/2015	12/31/2015	30,000	$4.3000	$4.3000
Swap	4/9/2014	BMO	BMO	NYMEX NG	1/1/2015	12/31/2015	30,000	$4.3000	$4.3000
Swap	4/29/2014	WF	WF	NYMEX NG	1/1/2016	12/31/2016	30,000	$4.3000	$4.3000
Swap	4/29/2014	ING	ING	NYMEX NG	1/1/2016	12/31/2016	20,000	$4.3000	$4.3000
Basis Hedges (Gas):
Type	Execution Date	Original Bank / CP	Post-Novation Bank / CP	Basis	Start	Finish	Volume (MMbtu/mo)	Strike (Floor) ($/MMbtu)	Ceiling ($/MMbtu)
Swap	11/9/2012	BAML	BAML	Basis - TGT Z1	1/1/2015	12/31/2015	130,000	($0.0875)	($0.0875)
Swap	11/13/2012	BMO	BMO	Basis - TGT Z1	1/1/2014	12/31/2014	50,000	($0.0825)	($0.0825)
Swap	11/13/2012	BAML	BAML	Basis - TGT Z1	1/1/2014	12/31/2014	50,000	($0.0825)	($0.0825)
Swap	3/13/2013	BAML	BAML	Basis - TGT Z1	1/1/2014	12/31/2014	70,000	($0.0775)	($0.0775)
Swap	3/12/2013	BAML	BAML	Basis - TGT Z1	1/1/2015	12/31/2015	50,000	($0.0800)	($0.0800)
Swap	3/12/2013	BAML	BAML	Basis - TGT Z1	1/1/2016	12/31/2016	100,000	($0.0800)	($0.0800)
Swap	4/11/2013	BAML	BAML	Basis - TGT Z1	1/1/2016	12/31/2016	120,000	($0.0750)	($0.0750)
Swap	5/2/2013	CMA	CMA	Basis - TGT Z1	1/1/2014	12/31/2014	50,000	($0.0550)	($0.0550)
Swap	5/2/2013	BMO	BMO	Basis - TGT Z1	1/1/2014	12/31/2014	50,000	($0.0550)	($0.0550)
Swap	5/8/2013	BAML	BAML	Basis - TGT Z1	1/1/2017	12/31/2017	200,000	($0.0750)	($0.0750)

Schedule 7.20–1

Hedges (Oil):

Type	Execution Date	Original Bank / CP	Post-Novation Bank / CP	Basis	Start	Finish	Volume (Bbls/mo)	Strike (Floor) ($/Bbl)	Ceiling ($/Bbl)
Collar	5/3/2011	WF	WF	WTI CL Swap	1/1/2014	12/31/2014	4,000	$85.0000	$128.0000
Collar	2/8/2012	BMO	BMO	WTI CL Swap	1/1/2014	12/31/2014	4,000	$85.0000	$107.0000
Collar	2/8/2012	CMA	CMA	WTI CL Swap	1/1/2015	12/31/2015	2,000	$85.0000	$101.3500
Swap	1/2/2013	BAML	BAML	WTI CL Swap	1/1/2014	12/31/2014	2,000	$91.6500	$91.6500
Swap	3/13/2013	BMO	BMO	WTI CL Swap	1/1/2014	12/31/2014	2,000	$90.0000	$90.0000
Swap	3/27/2013	CMA	CMA	WTI CL Swap	1/1/2014	12/31/2014	2,000	$92.0000	$92.0000
Swap	5/6/2013	ING	ING	WTI CL Swap	1/1/2014	12/31/2014	5,000	$90.5200	$90.5200
Swap	5/6/2013	ING	ING	WTI CL Swap	1/1/2015	12/31/2015	3,000	$87.0000	$87.0000
Swap	7/3/2013	CMA	CMA	WTI CL Swap	1/1/2014	12/31/2014	2,000	$92.1000	$92.1000
Swap	7/10/2013	WF	WF	WTI CL Swap	1/1/2014	12/31/2014	3,000	$93.0500	$93.0500
Swap	7/11/2013	WF	WF	WTI CL Swap	1/1/2014	12/31/2014	2,000	$93.3000	$93.3000
Swap	10/16/2013	BAML	BAML	WTI CL Swap	1/1/2015	12/31/2015	3,000	$90.0000	$90.0000
Swap	1/7/2014	ING	ING	WTI CL Swap	4/1/2014	6/30/2014	1,000	$92.7500	$92.7500
Swap	1/23/2014	BAML	BAML	WTI CL Swap	2/1/2014	6/30/2014	3,000	$95.0000	$95.0000
Swap	1/27/2014	CMA	CMA	WTI CL Swap	3/1/2014	12/31/2014	3,000	$91.7000	$91.7000
Swap	1/27/2014	Fifth Third	BAML	WTI CL Swap	1/1/2015	12/31/2015	3,000	$85.0900	$85.0900
Swap	2/7/2014	BMO	BMO	WTI CL Swap	2/1/2014	6/30/2014	3,000	$97.9000	$97.9000
Collar	2/28/2014	Fifth Third	BAML	WTI CL Swap	4/1/2014	12/31/2014	4,000	$90.0000	$102.0000
Hedges (NGL):
Type	Execution Date	Original Bank / CP	Post-Novation Bank / CP	Basis	Start	Finish	Volume (Bbls/mo)	Strike (Floor) ($/Bbl)	Ceiling ($/Bbl)
Swap	8/17/2012	BAML	BAML	C5+ (Pentane)	1/1/2014	12/31/2014	2,000	$84.1050	$84.1050
Swap	1/31/2013	BAML	BAML	IC4 (Iso Butane)	1/1/2014	12/31/2014	4,000	$69.5100	$69.5100
Swap	2/1/2013	BMO	BMO	C5+ (Pentane)	1/1/2014	12/31/2014	2,000	$84.0000	$84.0000
Swap	2/4/2013	BAML	BAML	NC4 (Normal Butane)	1/1/2014	12/31/2014	2,000	$65.5200	$65.5200
Swap	8/9/2013	BAML	BAML	MBV C3 (Propane)	1/1/2014	12/31/2014	6,000	$39.9000	$39.9000
Swap	8/27/2013	BAML	BAML	C5+ (Pentane)	1/1/2014	12/31/2014	2,000	$86.1000	$86.1000
Swap	1/14/2014	CMA	CMA	MBV C3 (Propane)	2/1/2014	6/30/2014	4,000	$46.6200	$46.6200
Swap	1/14/2014	WF	WF	MBV C3 (Propane)	2/1/2014	12/31/2014	5,000	$46.2000	$46.2000
Swap	1/14/2014	BAML	BAML	C5+ (Pentane)	2/1/2014	6/30/2014	4,000	$83.8950	$83.8950
Swap	1/14/2014	ING	ING	C5+ (Pentane)	2/1/2014	12/31/2014	6,000	$82.3200	$82.3200
Swap	4/8/2014	BAML	BAML	C5+ (Pentane)	4/1/2014	12/31/2014	2,000	$88.2000	$88.2000

Hedges (Interest Rates):

Type	Execution Date	Original Bank / CP	Post-Novation Bank / CP	Basis	Start	Finish	Notional Amount	Fixed Rate
IR Swap	11/9/2012	WF	WF	1 Month LIBOR	1/2/2014	12/31/2015	25,000,000	0.5200%
IR Swap	11/9/2012	BMO	BMO	1 Month LIBOR	10/1/2014	12/31/2015	25,000,000	0.5900%
IR Swap	5/7/2012	CapOne	CapOne	3 month LIBOR	9/3/2013	9/30/2014	25,000,000	0.7225%
IR Swap	5/7/2012	CapOne	CapOne	3 month LIBOR	12/1/2013	12/31/2015	25,000,000	1.0200%
IR Swap	5/7/2012	Compass	BAML	3 month LIBOR	1/2/2013	12/31/2015	25,000,000	0.9000%
IR Swap	5/7/2012	US Bank	BAML	3 month LIBOR	9/3/2013	9/30/2014	25,000,000	0.7235%

Schedule 7.20–2

SCHEDULE 9.05

EXISTING INVESTMENTS

None.

Schedule 9.05–1

SCHEDULE 9.14

AFFILIATE TRANSACTIONS

[See attached.]

Schedule 9.14–1

The following is an excerpt from the Borrower’s Form 424B4 filed on June 16, 2014 with the SEC pursuant to Rule 424(b)(4) as Registration No. 333-195062 (the “Prospectus”). All capitalized terms used in the following but not defined therein shall have the meanings ascribed to such terms in the Prospectus.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Corporate Restructuring

In connection with our corporate restructuring, we will engage in transactions with certain affiliates and our existing equity holders. See “Restructuring Transactions” for a description of these transactions.

Historical Transactions with Affiliates

MRD LLC was formed in April 2011 and capitalized in connection with the December 2011 initial public offering of MEMP. The limited liability company agreement of MRD LLC provides for a number of different classes of units, all of which are currently owned by the Funds. In June 2012, MRD LLC issued incentive units to certain of its officers and employees. These incentive units only participate in distributions upon liquidation events meeting certain requisite financial return thresholds. Before the closing of this offering, the Funds will contribute all of their ownership of MRD LLC to MRD Holdco and the owners of incentive units in MRD LLC will exchange those interests for substantially identical incentive units in MRD Holdco.

Voting Agreement

In connection with the closing of this offering, we will enter into a voting agreement with MRD Holdco, WHR Incentive LLC, a limited liability company beneficially owned by Messrs. Bahr and Graham and certain former management members of WildHorse Resources that are contributing their ownership of WildHorse Resources to us in the restructuring transactions. Among other things, the voting agreement will provide that those former management members of WildHorse Resources will vote all of their shares of our common stock as directed by MRD Holdco. The voting agreement will also prohibit the transfer of any shares of our common stock by the former management members of WildHorse Resources until after the termination of the services agreement described below; provided, however, that the former management members of WildHorse Resources (other than Anthony Bahr or Jay Graham) may transfer their shares of our common stock after the 180 day lock-up period described in “Underwriting (Conflicts of Interest)” has expired and these transfer restrictions will not prohibit Jay Graham or Anthony Bahr from exercising piggyback registration rights under the registration rights agreement described below.

Further, so long as the services agreement is in effect, the former management members of WildHorse Resources will have the right to appoint two board observers, Anthony Bahr and Jay Graham, to attend all meetings of our Board in a non-voting, observer capacity. No board observer will have a vote on our Board. The members of the Board can exclude any board observer from any board meeting so that the members of the Board may meet in executive session, to protect attorney-client privilege, or in connection with a conflict of interest.

The voting agreement will also provide MRD Holdco with the right to designate up to three nominees to our Board, provided that such number of nominees shall be reduced to two, one and zero if the Funds and their affiliates collectively own less than 35%, 15% and 5%, respectively, of the outstanding shares of our common stock. The voting agreement will also require us and the stockholders party thereto to take all necessary actions, to the fullest extent permitted by applicable law (including with respect to any fiduciary duties under Delaware law), including voting their shares of our common stock, to cause the election of the nominees designated by MRD Holdco. In addition, the voting agreement will provide that for so long as MRD Holdco has the right to designate two directors to the board, we will cause any committee of our board to include in its membership at least one director designated by MRD Holdco, except to the extent that such membership would violate applicable securities laws or stock exchange rules.

Registration Rights Agreement

In connection with the closing of this offering, we will enter into a registration rights agreement with MRD Holdco and former management members of WildHorse Resources, Jay Graham (“Graham”) and Anthony Bahr (“Bahr”). Pursuant to the registration rights agreement, we have agreed to register the sale of shares of our common stock under certain circumstances.

Schedule 9.14–2

Demand Rights

At any time after the 180 day lock-up period, as described in “Underwriting,” and subject to the limitations set forth below, each of MRD Holdco, Graham and Bahr (or their permitted transferees) has the right to require us, by written notice, to prepare and file a registration statement registering the offer and sale of a certain number of their shares of common stock. Generally, we are required to provide notice of the request within five business days following the receipt of such demand request to all other holders of registrable securities, who may, in certain circumstances, participate in the registration. Subject to certain exceptions, we will not be obligated to effect a demand registration within 90 days after the closing of any underwritten offering of shares of our common stock. Further, we are not obligated to effect, (i) at the request of MRD Holdco, more than a total of three demand registrations through December 31, 2016 or, after January 1, 2017, more than one demand registration per calendar year; and (ii) any demand registrations at the request of either Graham or Bahr before the termination of the services agreement described below or, after the termination of the services agreement, more than two demand registrations at the request of each of Graham or Bahr.

We are also not obligated to effect any demand registration in which the anticipated aggregate offering price included in such offering is less than $50 million. Once we are eligible to effect a registration on Form S-3, any such demand registration may be for a shelf registration statement. We will be required to use all commercially reasonable efforts to maintain the effectiveness of any registration statement until all shares covered by such registration statement have been sold.

In addition, each of MRD Holdco, Graham and Bahr (or their permitted transferees) has the right to require us, subject to certain limitations, to effect a distribution of any or all of their shares of common stock by means of an underwritten offering. In general, any demand for an underwritten offering (other than the first requested underwritten offering made in respect of a prior demand registration and other than a requested underwritten offering made concurrently with a demand registration) shall constitute a demand request subject to the limitations set forth above.

Piggyback Rights

Subject to certain exceptions, if at any time we propose to register an offering of common stock or conduct an underwritten offering, whether or not for our own account, then we must notify MRD Holdco, Graham and Bahr (or their permitted transferees) of such proposal at least five business days before the anticipated filing date or commencement of the underwritten offering, as applicable, to allow them to include a specified number of their shares in that registration statement or underwritten offering, as applicable.

Conditions and Limitations; Expenses

These registration rights are subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in a registration and our right to delay or withdraw a registration statement under certain circumstances. We will generally pay all registration expenses in connection with our obligations under the registration rights agreement, regardless of whether a registration statement is filed or becomes effective.

Omnibus Agreement

On December 14, 2011, in connection with the closing of MEMP’s initial public offering, MRD LLC entered into an omnibus agreement with MEMP and its general partner. When the restructuring transactions are completed, we will succeed to all of MRD LLC’s duties and obligations under the omnibus agreement.

Pursuant to the omnibus agreement, MEMP is required to reimburse us for all expenses incurred by us (or payments made on MEMP’s behalf) in conjunction with our provision of general and administrative services to

Schedule 9.14–3

MEMP, including, but not limited to, public company expenses and an allocated portion of the salary and benefits of the executive officers of MEMP’s general partner and our other employees who perform services for MEMP or on MEMP’s behalf. MEMP is also obligated to reimburse us for insurance coverage expenses we incur with respect to MEMP’s business and operations and with respect to director and officer liability coverage for the officers and directors of MEMP’s general partner.

Pursuant to the omnibus agreement, we will indemnify MEMP’s general partner and MEMP against (i) title defects and (ii) income taxes attributable to pre-closing ownership or operation of the assets we contributed to MEMP in connection with MEMP’s initial public offering, including any income tax liabilities related to such contribution occurring on or prior to the closing of MEMP’s initial public offering.

Our indemnification obligation will survive until December 2014 with respect to title defects and (ii) for sixty days after the expiration of the applicable statute of limitations with respect to income taxes. All title claims are subject to a $25,000 per claim de minimus exception and an aggregate $2,000,000 deductible.

Pursuant to the omnibus agreement, MEMP must indemnify us for any liabilities incurred by us attributable to the operating and administrative services provided to MEMP under the omnibus agreement, other than liabilities resulting from our bad faith, fraud, gross negligence or willful misconduct. In addition, we must indemnify MEMP for any liability MEMP incurs as a result of our bad faith or willful misconduct in providing operating and administrative services under the omnibus agreement. We may terminate the omnibus agreement in the event that we cease to be an affiliate of MEMP and may also terminate the omnibus agreement in the event of MEMP’s material breach of the agreement, including failure to pay amounts due thereunder in accordance with its terms.

Under the omnibus agreement, none of the parties thereto nor any of their respective affiliates have any obligation to offer, or provide any opportunity to pursue, purchase or invest in, any business opportunity to any other party or their affiliates. Furthermore, the omnibus agreement does not restrict any of the parties thereto and their respective affiliates from competing with either us, MEMP or MEMP’s general partner.

Beta Management Agreement

On December 12, 2012, MRD LLC entered into a management agreement with its wholly-owned subsidiary, Beta Operating Company, LLC pursuant to which MRD LLC agreed to provide management and administrative oversight with respect to the services provided by such subsidiary under certain operating agreements with a subsidiary of MEMP, in exchange for an annual management fee. When the restructuring transactions are completed, we will succeed to this management agreement and we will receive approximately $0.4 million from MEMP annually under that agreement.

Services Agreement

Upon the closing of this offering, we will enter into a services agreement with WildHorse Resources and WildHorse Resources Management Company, LLC (“WHR Management”), pursuant to which WHR Management Company will provide operating and administrative services to us for twelve months relating to the Terryville Complex. In exchange for such services, we will pay a monthly management fee to WHR Management.

WHR Management may only terminate the services agreement by providing 90-days prior written notice to the Company after the six-month anniversary of the date of the agreement. We may terminate the services agreement at any time by providing written notice to WHR Management. The services agreement may only be assigned by either party with the other party’s consent. Upon the closing of this offering, WHR Management will be a subsidiary of WildHorse Resources II, LLC, an affiliate of MRD LLC and the Company. NGP and certain former management members of WildHorse Resources own WildHorse Resources II, LLC.

Schedule 9.14–4

Gas Processing Agreement

On March 17, 2014, WildHorse Resources, which will become our wholly-owned subsidiary in connection with the restructuring transactions to be entered into in connection with the completion of this offering, entered into a gas processing agreement with PennTex North Louisiana, LLC (“PennTex”). PennTex is a joint venture among certain affiliates of NGP in which MRD Midstream LLC owns a minority interest. Once PennTex’s processing plant becomes operational, it will process natural gas produced from wells located on certain leases owned by WildHorse Resources in the state of Louisiana. The agreement has a 15-year primary term, subject to one-year extensions at either party’s election. WildHorse Resources will pay PennTex a monthly fee, subject to an annual inflationary escalation, based on volumes of natural gas delivered and processed. Once the plant is declared operational, WildHorse Resources will be obligated to pay a minimum processing fee equal to approximately $18.3 million on an annual basis, subject to certain adjustments and conditions. The gas processing agreement requires that the processing plant be operational no later than November 1, 2015.

Classic Pipeline Gas Gathering Agreement & Water Disposal Agreement

On November 1, 2011, Classic Hydrocarbons Operating, LLC (“Classic Operating”), which will become our wholly-owned subsidiary in connection with the restructuring transactions to be entered into in connection with the completion of this offering, and Classic Pipeline entered into a gas gathering agreement. Pursuant to the gas gathering agreement, Classic Operating dedicated to Classic Pipeline all of the natural gas produced (up to 50,000 MMBtus per day) on the properties operated by Classic Operating within certain counties in Texas through 2020, subject to one-year extensions at either party’s election. On May 1, 2014, Classic Operating and Classic Pipeline amended the gas gathering agreement with respect to Classic Operating’s remaining assets located in Panola and Shelby Counties, Texas. Under the amended gas gathering agreement, Classic Operating agreed to pay a fee of (i) $0.30 per MMBtu, subject to an annual 3.5% inflationary escalation, based on volumes of natural gas delivered and processed, and (ii) $0.07 per MMBtu per stage of compression plus its allocated share of compressor fuel. The amended gas gathering agreement has a term until December 31, 2023, subject to one-year extensions at either party’s election.

On May 1, 2014, Classic Operating and Classic Pipeline entered into a water disposal agreement. The water disposal agreement has a three-year term, subject to one-year extensions at either party’s election. Under the water disposal agreement, Classic Operating agreed to pay a fee of $1.10 per barrel for each barrel of water delivered to Classic Pipeline.

Propel Purchase and Sale Agreement

On October 1, 2013, the Partnership purchased certain oil and natural gas properties from Propel Energy, LLC (“Propel”) pursuant to that certain Purchase and Sale Agreement between Memorial Production Operating LLC, the Partnership’s wholly-owned subsidiary, and Propel. The consideration paid by the Partnership to Propel for the assets was approximately $80 million. At the time of the transaction, William J. Scarff was president and chief executive officer of Propel. Mr. Scarff’s indirect interest in the transaction was approximately $1,016,000.

Repurchase of Net Profits Interests

On February 28, 2014, WildHorse Resources, which will become our wholly-owned subsidiary in connection with the restructuring transactions to be entered into in connection with the completion of this offering, repurchased net profits interests from an affiliate of NGP for $63.4 million after customary adjustments. These net profits interests were originally sold to the NGP affiliate upon the completion of certain acquisitions in 2010 by WildHorse Resources.

Schedule 9.14–5

Dispositions of Oil and Natural Gas Producing Properties to the Partnership

We have divested long-lived producing oil and natural gas properties to the Partnership through the following drop down transactions:

•	In April 2012, we sold 22 Bcfe of proved reserves located in East Texas to the Partnership for cash consideration of approximately $18.5 million;

•	In May 2012, we sold an additional 28 Bcfe of proved reserves in East Texas to the Partnership for a final purchase price of approximately $27.0 million;

•	In March 2013, we sold 162 Bcfe of proved reserves located in East Texas to the Partnership for cash consideration of approximately $200.0 million;

•	In October 2013, we sold 99 Bcfe of proved reserves located in East Texas and the Rocky Mountains to the Partnership for cash consideration of approximately $96.3 million; and

•	In April 2014, we sold approximately 15 Bcfe of proved reserves located in East Texas to the Partnership for cash consideration of approximately $34.0 million, subject to customary post-closing adjustments.

Procedures for Approval of Related Party Transactions

Prior to the closing of this offering, we have not maintained a policy for approval of related party transactions. A “related party transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

•	any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors;

•	any person who is known by us to be the beneficial owner of more than 5% of our common stock;

•	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of our common stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our common stock; and

•	any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

We anticipate that our Board will adopt a written related party transactions policy prior to the completion of this offering. Pursuant to this policy, we expect that our Audit Committee will review all material facts of all related party transactions.

Schedule 9.14–6